UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Golden West Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Our merger. Wachovia and Golden West are proposing a merger of Golden West into a wholly-owned subsidiary of Wachovia. After the merger, we believe the combined company will be one of the nation’s leading banking organizations in consumer and commercial banking, asset and wealth management, securities brokerage and investment banking.

Facts for Golden West shareholders:	Facts for Wachovia shareholders:
     •  In the merger, 77% of your Golden West common shares will be converted into the right to receive 1.365 Wachovia common shares, and 23% of your Golden West common shares will be converted into the right to receive $81.07 in cash (which is an equivalent of approximately 1.051 Wachovia common shares and approximately $18.65 in cash for each Golden West common share you own).
• In the merger, you will keep your Wachovia common shares.
• Your board of directors unanimously recommends that you vote for the proposal to approve and adopt the plan of merger contained in the merger agreement.	• Your board of directors unanimously recommends that you vote for the proposal to issue Wachovia common shares as consideration in the merger.
     •  Wachovia expects to continue its current dividend policy. Based on the current Wachovia quarterly dividend of $0.51 per Wachovia common share and the exchange ratio in the merger (i.e., 1.051, which is 1.365 times 77%), this would equal a quarterly dividend of $0.536 per Golden West common share.
• Your dividend rights will not be affected by the merger. The current Wachovia quarterly dividend is $0.51 per Wachovia common share.
• After the merger, former Golden West shareholders will own about 17% of the combined company.	• After the merger, current Wachovia shareholders will own about 83% of the combined company.
• Generally, the merger will be tax-free to you, other than with respect to any cash you receive in the merger.	• The merger will be tax-free to you.
• Golden West needs your vote to complete the merger. Golden West plans to hold a special shareholders’ meeting to vote on the merger and other matters on August 31, 2006.	• Wachovia needs your vote to complete the merger. Wachovia plans to hold a special shareholders’ meeting to vote on the merger and other matters on August 31, 2006.

Merger consideration. The number of shares of Wachovia common stock and cash that Golden West shareholders will receive in the merger is fixed. The dollar value of the stock consideration Golden West shareholders will receive in the merger will change depending on changes in the market price of Wachovia common stock and will not be known at the time either company’s shareholders vote on the merger. For example,

	Closing	Value per share of
	Wachovia	Golden West common stock
Date	Share Price	(including cash amount)

May 5, 2006 (the last trading day before we announced the execution of the merger agreement)	$59.39	$81.07
July 21, 2006	$53.84	$75.23

You should obtain current market quotations for both Wachovia and Golden West common shares. Wachovia and Golden West are both listed on the New York Stock Exchange, under the symbols “WB” and “GDW”, respectively.

Voting. Even if you plan to attend your company’s meeting, please vote as soon as possible by completing and submitting the enclosed proxy card.

This document and risks. Please read this document carefully because it contains important information about the merger. Read carefully the risk factors relating to the merger beginning on page 17.

None of the U.S. Securities and Exchange Commission, or the SEC, any state securities commission or the North Carolina Commissioner of Insurance has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Joint proxy statement-prospectus dated July 24, 2006, and first mailed to shareholders on or about July 26, 2006.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Wachovia and Golden West from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Wachovia and Golden West that are incorporated by reference into this document through the Securities and Exchange Commission web site at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

If you are a Wachovia shareholder: Georgeson Inc. 17 State Street—10th Floor New York, New York 10004 Telephone: (800) 255-8670	If you are a Golden West shareholder: Golden West Financial Corporation 1901 Harrison Street Oakland, California 94612 Telephone: (510) 446-3420

If you would like to request documents, please do so by August 24, 2006 to receive them before Wachovia’s special meeting.	If you would like to request documents, please do so by August 24, 2006 to receive them before Golden West’s special meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

See “Where You Can Find More Information” on page 103.

GOLDEN WEST FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 31, 2006

To the Shareholders of Golden West Financial Corporation:

A special meeting of shareholders of Golden West Financial Corporation, a Delaware corporation, is being held on August 31, 2006, at 10:00 a.m., Pacific time, on the fourth floor of Golden West’s headquarters at 1901 Harrison Street, Oakland, California, for the following purposes:

•	To consider and vote on the proposal to approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of May 7, 2006, pursuant to which Golden West will merge with and into a wholly-owned subsidiary of Wachovia Corporation, as more fully described in the attached joint proxy statement-prospectus.

•	To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The close of business on July 11, 2006 has been fixed as the record date for determining those shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only Golden West common shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. In order to approve and adopt the plan of merger, the holders of a majority of the outstanding shares of Golden West common stock entitled to vote must vote in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against approval and adoption of the plan of merger. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Board of Directors,

Michael Roster
Executive Vice President,
General Counsel and Secretary

July 24, 2006

Whether or not you plan to attend the special meeting in person, please vote your proxy by telephone or through the Internet, as described on the enclosed proxy card, or complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or through the Internet.

Golden West’s board of directors unanimously recommends that you vote “FOR” approval and adoption of the plan of merger.

Page

SUMMARY
We Propose That Wachovia Acquire Golden West	1
Golden West Shareholders Will Receive in the Merger the Equivalent of 1.051 Shares of Wachovia Common Stock and $18.65 in Cash For Each Share of Golden West Common Stock	1
The Number of Wachovia Common Shares Issued in the Merger is Fixed, and Therefore the Value of the Merger Consideration Will Fluctuate with Market Prices	1
Wachovia’s Common Stock Dividend Policy Will Continue After the Merger; Coordination of Dividends	2
The Merger Will Be Accounted for as a Purchase	3
With Respect to the Stock Portion of the Merger Consideration, the Merger Will Generally Be Tax-Free To Shareholders	3
Merrill Lynch Provided an Opinion to Wachovia’s Board as to the Fairness, From a Financial Point of View, of the Merger Consideration to Be Paid by Wachovia in the Merger	3
Lehman Brothers Provided an Opinion to Golden West’s Board that the Merger Consideration was Fair From a Financial Point of View to Golden West Shareholders	3
Interests of Golden West’s Directors and Executive Officers in the Merger	4
Golden West Shareholders Have Appraisal Rights	4
Each Board of Directors Recommends That Its Shareholders Vote “FOR” the Proposals Relating to the Merger	5
Our Reasons for the Merger	5
We Have Agreed When and How Golden West Can Consider Third Party Acquisition Proposals	7
Three Golden West Shareholders Have Agreed to Vote in Favor of the Merger	7
Merger Approval Requires a Majority of Votes Cast by Wachovia Shareholders and a Majority of Outstanding Shares by Golden West Shareholders	7
Treatment of Golden West Options	8
We Must Meet Several Conditions To Complete the Merger	8
We Must Obtain Regulatory Approvals to Complete the Merger	8
We May Terminate the Merger Agreement in Certain Circumstances	8
We May Amend or Waive Merger Agreement Provisions	9
The Rights of Golden West Shareholders Following the Merger Will Be Different	9
Information About Wachovia and Golden West	9
Special Meeting of Wachovia	10
Special Meeting of Golden West	10
Unaudited Comparative Per Share Data	11
Unaudited Comparative Per Common Share Data of Wachovia and Golden West	12
Selected Financial Data	13
RISK FACTORS	17
RECENT DEVELOPMENTS	20
WACHOVIA SPECIAL MEETING	21
Matters To Be Considered	21
Proxies	21
Solicitation of Proxies	22
Record Date and Voting Rights	22
Recommendations of Wachovia’s Board	23

i

ii

iii

SUMMARY

This brief summary highlights selected information from this document. It may not contain all the information that is important to you. We urge you to read carefully the entire document and the other documents to which we refer you for a more complete understanding of the proposed merger between Wachovia and Golden West. In addition, we incorporate by reference into this document important business and financial information about Wachovia and Golden West. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 103. Each item in this summary includes a page reference directing you to a more complete description of that item.

We Propose That Wachovia Acquire Golden West (Page 53)

We propose that Wachovia acquire Golden West by merging Golden West with and into a wholly-owned subsidiary of Wachovia, which we refer to as the “merger subsidiary”, with the merger subsidiary as the surviving corporation. Following the merger, Wachovia will continue to be incorporated in North Carolina with its corporate headquarters in Charlotte, North Carolina. The combined company will be called “Wachovia Corporation” and its common stock will trade on the New York Stock Exchange, or the NYSE, under the symbol “WB”. We expect to complete the merger in the fourth quarter of 2006.

Golden West Shareholders Will Receive in the Merger the Equivalent of 1.051 Shares of Wachovia Common Stock and $18.65 in Cash For Each Share of Golden West Common Stock (Page 54)

Golden West Shareholders.  If you are a Golden West shareholder, 77% of your Golden West common shares will be converted in the merger into the right to receive 1.365 Wachovia common shares, and the remaining 23% of your Golden West common shares will be converted in the merger into the right to receive $81.07 in cash. This is equivalent to approximately 1.051 shares of Wachovia common stock and approximately $18.65 in cash for each share of Golden West common stock you own.

Wachovia will not issue fractional shares in the merger. Instead, it will pay cash for fractional common shares based on the average of the NYSE closing price per Wachovia share on the 10 trading days before the merger completion date.

For example, if you own 100 shares of Golden West common stock immediately prior to the merger, when the proposed merger is completed, you will receive:

•	105 Wachovia common shares;

•	$1,864.61 in cash; and

•	for the fractional Wachovia common share, cash equal to 0.105 (the remaining fractional interest in a Wachovia common share) multiplied by the average of the NYSE closing price per Wachovia share on the 10 trading days before the merger completion date.

If you are a Golden West shareholder, you will need to surrender your Golden West common stock certificates to receive the merger consideration for those Golden West shares, and any dividends paid by Wachovia after merger completion. Please do not surrender your certificates until you receive written instructions from Wachovia after we have completed the merger.

Wachovia Shareholders.  If you are a Wachovia shareholder, your shares of Wachovia common stock will be unchanged by the merger. You do not need to surrender your shares or your stock certificates.

Combined Company.  After merger completion, former Golden West shareholders will own approximately 17% of the outstanding common stock of the combined company, and current Wachovia shareholders will own approximately 83% of the outstanding common stock of the combined company.

The Number of Wachovia Common Shares Issued in the Merger is Fixed, and Therefore the Value of the Merger Consideration Will Fluctuate with Market Prices (Page 54)

In the merger, Golden West shareholders will receive, with respect to 77% of their shares of Golden West common stock, 1.365 shares of Wachovia common stock, and with respect to the remaining 23% of their shares of Golden West common stock, $81.07 in cash. This is equivalent to each share of Golden West common stock being converted into the right to receive approximately 1.051 shares of Wachovia common stock and approximately $18.65 in cash. The number of Wachovia common shares and cash issued in the merger for each Golden West common shareholder is fixed and will not be adjusted for changes in the market price of either Wachovia common stock or Golden West common stock. Accordingly, any change in the price of Wachovia common stock prior to the merger will affect the market value of the stock portion of the merger consideration that Golden West shareholders will receive as a result of the merger. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our respective shareholders solely because of changes in the market prices of our respective common stocks.

You should obtain current stock price quotations for Wachovia common stock and Golden West common stock. Wachovia common stock and Golden West common stock are listed on the NYSE under the symbols “WB” and “GDW”, respectively. The following table shows the closing prices for Wachovia common stock and Golden West common stock and the implied per share value in the merger to Golden West shareholders for the following dates and periods:

•	May 5, 2006, the last trading day before we announced the execution of the merger agreement;

•	May 8, 2006, the first trading day after we announced the execution of the merger agreement;

•	July 21, 2006, shortly before we mailed this document; and

•	the high, low and average closing values for the period from May 5, 2006 through July 21, 2006.

			Implied value per
			Golden West
	Closing	Closing	share (including
	Wachovia	Golden West	the $18.65 cash
	share price	share price	payment)

May 5, 2006	$59.39	$70.51	$81.07
May 8, 2006	55.42	74.90	76.90
July 21, 2006	53.84	73.65	75.23
High (for period)	59.39	74.90	81.07
Low (for period)	52.03	70.51	73.33
Average (for period)	53.85	73.32	75.25

With respect to the portion of the merger consideration involving the issuance of Wachovia common stock, we agreed upon a fixed exchange ratio, and note the following:

•	a fixed exchange ratio is customary for mergers of this type in the financial services industry;

•	an exchange ratio that does not fluctuate with the price of our common stocks provides substantial certainty about the number of shares that will be issued in the merger; and

•	the nominal dollar value of the Wachovia shares to be received by Golden West shareholders in the merger will fluctuate with the market price of Wachovia common stock before the merger is completed and could be materially different from the market price prevailing when we signed the merger agreement.

Wachovia’s Common Stock Dividend Policy Will Continue After the Merger; Coordination of Dividends (Page 69)

Wachovia expects to continue its common stock dividend policy after the merger, but this policy is subject to the determination of Wachovia’s board of directors and may change at any time. Wachovia paid a dividend of $0.51 per share of Wachovia common stock in the second quarter of 2006, and Golden West has declared a dividend of $0.08 per share of Golden West common stock to be paid in the third quarter of 2006. For comparison, based on the equivalent 1.051 exchange ratio (i.e., 1.365 times 77%) and Wachovia’s current quarterly dividend rate of $0.51 per share, following the merger, holders of Golden West common stock would receive a quarterly dividend equivalent to $0.536 per share of Golden West common stock (i.e., 1.051 times $0.51).

The merger agreement permits each of us to continue to pay regular quarterly cash dividends to our shareholders prior to merger completion. Golden West has agreed in the merger agreement to coordinate with Wachovia regarding dividend declarations and the related record dates and payment dates so that Golden West shareholders will not receive two dividends, or fail to receive one dividend, for any single quarter. Accordingly, prior to the merger,

Golden West may coordinate and alter its dividend record dates in order to effect this policy.

The payment of dividends by Wachovia or Golden West on their common stock in the future, either before or after the merger is completed, is subject to the determination of our respective boards of directors and depends on cash requirements, our financial condition and earnings, legal and regulatory considerations and other factors.

The Merger Will Be Accounted for as a Purchase (Page 68)

The merger will be treated as a purchase by Wachovia of Golden West under U.S. generally accepted accounting principles, or GAAP.

With Respect to the Stock Portion of the Merger Consideration, the Merger Will Generally Be Tax-Free To Shareholders (Page 66)

The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Therefore, for U.S. federal income tax purposes as a result of the merger, Golden West shareholders generally will not recognize gain on the receipt of Wachovia common stock and will only recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration, including any cash received in lieu of fractional share interests. The merger is conditioned on the receipt of legal opinions of Sullivan & Cromwell LLP, special counsel to Wachovia, and Wachtell, Lipton, Rosen & Katz, special counsel to Golden West, that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

For a complete description of the material U.S. federal income tax consequences of the transaction, see “The Merger Agreement—Material U.S. Federal Income Tax Consequences”.

Tax matters are very complicated and the consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Merrill Lynch Provided an Opinion to Wachovia’s Board as to the Fairness, From a Financial Point of View, of the Merger Consideration to Be Paid by Wachovia in the Merger (Page 38 and Appendix B)

In connection with the merger, Wachovia’s board of directors received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia’s financial advisor, dated as of May 7, 2006, as to the fairness, from a financial point of view, to Wachovia of the merger consideration to be paid by Wachovia in the merger. The full text of Merrill Lynch’s written opinion is attached to this joint proxy statement-prospectus as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch. Merrill Lynch’s opinion was provided to Wachovia’s board in its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder with respect to any matters relating to the proposed merger. Merrill Lynch’s opinion will not reflect any developments that may occur or may have occurred after the date of the opinion and prior to merger completion. Wachovia does not currently expect to request an updated opinion from Merrill Lynch.

Lehman Brothers Provided an Opinion to Golden West’s Board that the Merger Consideration was Fair From a Financial Point of View to Golden West Shareholders (Page 45 and Appendix C)

On May 7, 2006, the date the Golden West board of directors approved the merger, Lehman Brothers, Golden West’s financial advisor, rendered an opinion to Golden West’s board of directors that, as of that date, the merger consideration to be paid to Golden West shareholders pursuant to the merger agreement was fair from a financial point of view to the holders of Golden West common stock. The full text of Lehman Brothers’ written opinion is attached to this joint proxy statement-prospectus as Appendix C. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers. Lehman Brothers’ opinion was directed to the Golden West board of directors in connection with its evaluation of the merger consideration to be offered to Golden West shareholders, does not in any manner address the decision of the Golden West board to proceed with or effect the merger and does not constitute a recommendation to any shareholder as to any matters relating to the merger. The opinion of Lehman Brothers will not reflect any developments that may occur or may have occurred after the date of the opinion and prior to merger completion. Golden West does not currently expect to request an updated opinion from Lehman Brothers.

Interests of Golden West’s Directors and Executive Officers in the Merger (Page 69)

All Golden West directors and senior executive officers are shareholders of Golden West. Some of Golden West’s directors and executive officers have interests in the merger other than their interests as shareholders. The members of our boards of directors knew about these additional interests and considered them when they adopted the merger agreement and the plan of merger.

Directors of Golden West.  The merger agreement provides that Wachovia will cause two current members of Golden West’s board of directors to be appointed to Wachovia’s board of directors effective as of merger completion. Golden West has not awarded any stock options or other benefits to its non-management directors other than ordinary course fees for serving as directors. Consistent with its past practice, Wachovia has agreed in the merger agreement to indemnify all present and former directors, officers and employees of Golden West and its subsidiaries against costs and expenses in connection with claims arising from matters existing or occurring prior to merger completion. In addition, also consistent with its past practice, Wachovia has agreed to obtain directors’ and officers’ liability insurance for present and former officers and directors of Golden West and its subsidiaries with respect to facts or events occurring prior to merger completion.

Senior Executive Officers of Golden West.  The senior executive officers of Golden West, referred to by Golden West as its Office of the Chairman, consist of Herbert M. Sandler and Marion O. Sandler (Chairman and Chief Executive Officers), Russell W. Kettell (President and Chief Financial Officer), and James T. Judd (Senior Executive Vice President). Mr. and Mrs. Sandler are the largest individual shareholders of Golden West, and Messrs. Kettell and Judd are also shareholders of Golden West. The members of the Office of the Chairman do not have any employment agreements or other arrangements with Golden West that would entitle them to severance payments or additional benefits upon a change of control of Golden West. Mr. and Mrs. Sandler do not participate in the supplemental employee retirement agreements extended by Golden West to some of its key employees. Messrs. Kettell and Judd do participate in these supplemental employee retirement agreements, but the benefits to them under their respective agreements have already fully vested, and the merger will not result in them receiving any additional consideration from Golden West beyond that to which they have already become entitled.

The members of the Office of the Chairman all own stock options in Golden West. As described elsewhere in this joint proxy statement-prospectus, the stock options owned by Golden West employees, including members of the Office of the Chairman, will become fully vested upon merger completion. As of July 11, 2006:

•	Mr. and Mrs. Sandler each had 655,000 options outstanding, 555,000 of which were already fully vested and the remainder of which would vest before or upon merger completion;

•	Mr. Kettell had 628,800 options outstanding, 478,800 of which were already fully vested and the remainder of which would vest before or upon merger completion; and

•	Mr. Judd had 150,000 options outstanding, all of which would vest before or upon merger completion.

Golden West Shareholders Have Appraisal Rights (Page 71 and Appendix D)

Under Section 262 of the Delaware General Corporation Law, holders of Golden West common stock may have the right to obtain an appraisal of the value of their shares of Golden West common stock in connection with the merger. To perfect appraisal rights, a Golden West shareholder must not vote for the approval and adoption of the plan of merger and must strictly comply with all of the procedures required under Delaware law. Failure to strictly comply with Section 262 of the Delaware General Corporation Law by a Golden West shareholder may result in termination or waiver of that shareholder’s appraisal rights.

We have included a copy of Section 262 of the Delaware General Corporation Law as Appendix D to this joint proxy statement-prospectus.

Under North Carolina law, Wachovia shareholders are not entitled to appraisal rights in the merger.

Each Board of Directors Recommends That Its Shareholders Vote “FOR” the Proposals Relating to the Merger (Pages 32 and 35)

Wachovia Shareholders.  Wachovia’s board of directors believes that the merger is in the best interests of Wachovia and its shareholders, and unanimously recommends that Wachovia shareholders vote “FOR” the proposal to approve the issuance of shares of Wachovia common stock as consideration in the merger.

Golden West Shareholders.  Golden West’s board of directors believes that the merger and the other transactions contemplated by the merger agreement are in the best interests of Golden West shareholders and that the merger consideration is fair to Golden West shareholders, and unanimously recommends that Golden West shareholders vote “FOR” the proposal to approve and adopt the plan of merger contained in the merger agreement.

Our Reasons for the Merger (Pages 32 and 35)

Wachovia’s Board of Directors.  Wachovia’s board of directors is proposing that Wachovia shareholders approve the proposal to issue the Wachovia common shares as consideration in the merger because the board believes:

•	Golden West offers Wachovia a unique strategic fit because the merger would expand Wachovia’s banking operations into many high growth geographic areas of the United States. The merger would also diversify Wachovia’s balance sheet into higher yielding low-risk assets. As a result, Wachovia’s board believes Wachovia will have a greater potential to accelerate its long-term growth rate following the merger;

•	Golden West is a very well-managed, quality organization with an exceptionally strong earnings record, strong credit quality, strong risk management and a customer-focused business model;

•	the two companies have complementary sales- and service-focused business models, strong credit culture and credit quality, and an ability to market products to each other’s customer bases;

•	Golden West’s and Wachovia’s managements share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies; and

•	the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

With respect to shareholder value, Wachovia believes that although the merger may be dilutive to Wachovia shareholders on an earnings per share basis calculated according to GAAP until 2009, the merger will be accretive to Wachovia shareholders on a cash earnings per share basis by 2008. Wachovia’s estimation of earnings per share, or EPS, accretion/dilution for each of the years 2007, 2008 and 2009 is as follows:

	2007	2008	2009

Pro forma GAAP EPS	$5.10	5.66	6.30
Wachovia estimated standalone GAAP EPS	5.21	5.73	6.30
Accretion/(Dilution)	(0.11)	(0.07)	0.00

Pro forma cash EPS	5.26	5.79	6.40
Wachovia estimated standalone cash EPS	5.28	5.78	6.34
Accretion/(Dilution)	$(0.02)	0.01	0.06

Wachovia’s estimated full year 2007 stand-alone GAAP earnings per share are based on consensus earnings per share estimates as reported by First Call as of May 5, 2006, adjusted to include merger-related and restructuring expenses in 2007. Wachovia’s estimated stand-alone GAAP earnings per share for 2008 and 2009 are based on 2007 consensus earnings per share estimates plus the consensus 5-year earnings per share growth expectations of 10% per year. Management believed that the 2007 First Call estimates for future earnings and growth provided a reasonable framework for illustrating the pro forma effects of the merger. Full year 2007 earnings per share estimates assume consensus earnings per share estimates for Golden West as reported by First Call as of May 5, 2006 and pro forma 2008 and 2009 estimates assume consensus 5-year earnings per share growth expectations for Golden West of 12% per year. Pro forma earnings per share are also based on the annual cost savings discussed below and on the assumptions of Wachovia’s management described in more detail under “The Merger—Recommendation of Wachovia’s Board and Its Reasons for the Merger” and under “The Merger—Opinion of Wachovia’s Financial

Advisor”. Cash earnings per share is a non-GAAP financial measure that is calculated by adding after-tax restructuring and merger-related expenses and intangible amortization to income before the cumulative effect of a change in accounting principle and dividing the result by average shares outstanding. Wachovia believes this measure provides information useful to investors in understanding our underlying operational performance, our business and performance trends, and it facilitates comparison with the performance of others in the financial services industry.

In considering the merger, Wachovia’s board of directors also considered the potential initial negative impact on the market price of Wachovia common stock following announcement of the merger. In addition, it considered the following potential adverse consequences of the merger:

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Wachovia’s on-going business or in the loss of customers;

•	the potential impact of interest rate fluctuations on Golden West’s short-term and long-term revenues and earnings;

•	the possibility that the anticipated benefits of the merger may not be realized, including the expected cost savings;

•	the potential effect of the merger on Golden West’s employee benefits under various agreements, plans and programs because the merger may accelerate vesting under some of such arrangements, which might encourage employees to leave and involve additional cost under such agreements, plans and programs;

•	the impact of divestitures that may be required in connection with obtaining regulatory approvals for the merger, which may result in lost customer relationships and reduce the amount of income the combined company could have realized without such divestitures; and

•	the potential merger-related and restructuring charges.

The Wachovia board concluded, however, that the anticipated benefits of the merger were likely to substantially outweigh the risks.

Golden West’s Board of Directors.  Golden West’s board of directors is proposing the merger because, among other reasons:

•	it expects the merger would create a leading financial institution with more than $650 billion of assets that will serve banking customers in 21 states and Washington D.C. and have mortgage lending operations in 39 states and will be the leading retail bank in the southeast United States, a leading bank in the western United States, a top ten mortgage origination and servicing company, a top ten indirect auto lender, a leading national brokerage and fund manager, and a well-positioned corporate and investment bank;

•	Wachovia’s reputation as an employer of choice, consistently being recognized for its commitment to a best-in-class and diverse workforce, and the compatibility between Wachovia’s and Golden West’s employee relations strategies;

•	Wachovia’s reputation for exceptional customer service, and the similar approaches to customer service employed by Wachovia and Golden West;

•	its understanding of the potential for a greater range of products that the combined company would be able to sell;

•	the complementary aspects of Golden West’s and Wachovia’s businesses, including geographic coverage and the board’s understanding of the compatibility of their respective managements, cultures and operating styles, and the Golden West board’s assessment of the likelihood that Golden West’s business culture would continue to flourish as part of a larger company; and

•	the terms of the merger agreement, including the consideration to be paid to Golden West shareholders in the merger.

Cost Savings and Accounting Charges.  Although no assurances can be made, Wachovia believes that following the merger, the combined company can achieve cost savings of approximately 9% of Golden West’s non-interest expense or 0.5% of combined non-interest expense (approximately $53 million in after-tax annual expense reductions) by 2008.

As part of these cost savings, Wachovia expects to reduce the combined company’s job positions by about 1,100 over the merger integration period. Wachovia believes that approximately 25% of these reductions could occur through normal attrition. As part of the cost savings, Wachovia expects to consolidate about 55 branch banking offices during the integration period. You can find more details about our expected cost savings under the heading “The Merger — Cost Savings”.

Wachovia expects to recognize an estimated $176 million of after-tax merger-related and restructuring expenses and $117 million of after-tax exit cost purchase accounting adjustments. A portion of these charges and adjustments will be recorded upon merger completion, with the remainder expected to be recorded in each year from the merger completion through 2008.

We Have Agreed When and How Golden West Can Consider Third Party Acquisition Proposals (Page 59)

In the merger agreement, Golden West agreed not to initiate, solicit or encourage proposals from third parties regarding acquiring Golden West or its businesses. In addition, Golden West agreed not to engage in negotiations with or provide confidential information to a third party regarding acquiring Golden West or its businesses. However, if Golden West receives an unsolicited acquisition proposal from a third party, Golden West can participate in negotiations with and provide confidential information to the third party if, among other steps, Golden West’s board of directors concludes in good faith that the proposal is a proposal that is, or would reasonably be likely to result in, a superior proposal to our merger. Golden West’s receipt of a superior proposal or participation in such negotiations does not give Golden West the right to terminate the merger agreement.

Three Golden West Shareholders Have Agreed to Vote in Favor of the Merger (Page 64 and Appendix A)

In consideration of Wachovia agreeing to enter into the merger agreement, three Golden West directors, Mr. Sandler, Mrs. Sandler, and Bernard A. Osher, solely in their capacity as Golden West shareholders, have agreed that the shares of Golden West common stock that they beneficially owned on May 7, 2006 would be voted in favor of the merger and that they would not support any other merger proposal by a third party. Because the shares subject to these voting agreements represent approximately 13.5% of the outstanding shares of Golden West common stock as of the record date, these voting agreements may have the effect of discouraging a competing offer to acquire Golden West. A form of voting agreement is attached in Appendix A.

Merger Approval Requires a Majority of Votes Cast by Wachovia Shareholders and a Majority of Outstanding Shares by Golden West Shareholders (Pages 21 and 25)

Wachovia Shareholders.  In order to approve the issuance of shares of Wachovia common stock as consideration in the merger, the holders of a majority of Wachovia’s common shares voting at Wachovia’s special meeting must vote in favor of the proposal. As of July 11, 2006, the record date for the Wachovia special meeting, Wachovia directors and executive officers beneficially owned about 39.0 million, or approximately 2.5%, of the shares entitled to vote at the Wachovia special meeting. Golden West and its directors and executive officers beneficially owned less than 1% of the shares entitled to vote at the Wachovia special meeting.

Golden West Shareholders.  In order to approve and adopt the plan of merger contained in the merger agreement, the holders of a majority of Golden West’s common shares outstanding as of July 11, 2006, the record date for the Golden West special meeting, must vote in favor of the plan of merger contained in the merger agreement. As of that date, Golden West directors and executive officers beneficially owned about 44.0 million, or approximately 14.2%, of the shares entitled to vote at the Golden West special meeting. In addition, because Mr. Sandler, Mrs. Sandler and Mr. Osher, in their capacity as Golden West shareholders, have each agreed in their respective voting agreement to vote the shares of Golden West common stock beneficially owned by them, respectively, in favor of the plan of merger, approval and adoption of the plan of merger at the Golden West special meeting would require the approval of an additional 36.5% of the outstanding Golden West shares as of the record date. Wachovia and its directors and executive officers beneficially owned less than 1% of the shares entitled to vote at the Golden West meeting (other than shares held by Wachovia in a fiduciary, custodial or agency capacity).

Treatment of Golden West Options (Page 54)

In the merger, Wachovia will assume all Golden West employee stock options and those options will become options to purchase Wachovia common stock. Each converted option will vest in full upon merger completion. The number of shares issuable under those options and the exercise prices will be adjusted to take into account the 1.365 exchange ratio for Golden West shares converted into Wachovia shares in the merger.

We Must Meet Several Conditions To Complete the Merger (Page 62)

Our obligations to complete the merger depend on a number of conditions being met. These include:

•	approval and adoption of the plan of merger contained in the merger agreement by Golden West shareholders and approval of the issuance of Wachovia common stock as consideration in the merger by Wachovia shareholders;

•	listing the shares of Wachovia common stock to be issued in the merger on the NYSE (including shares to be issued following exercise of the Golden West employee stock options assumed by Wachovia);

•	receiving the required approvals of applicable federal and state regulatory authorities;

•	the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

•	receiving legal opinions that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on customary assumptions and on factual representations made by Wachovia and Golden West and will be subject to various limitations; and

•	the representations and warranties of each party to the merger agreement being true and correct, except as would not have or would not reasonably be expected to have a material adverse effect, and the other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement.

Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows us to waive the tax opinion condition, we do not currently anticipate doing so. If either of us does waive the tax opinion condition, we will inform you of this fact and ask you to vote on the merger taking this into consideration.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 64)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Pending receipt of Federal Reserve Board approval, the United States Department of Justice, or DOJ, can challenge the merger. We filed the applicable notification with the Federal Reserve Board on July 7, 2006.

The merger is also subject to receiving the approval of other regulatory authorities. We are in the process of preparing and filing all of the required applications and notices with regulatory authorities.

There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

We May Terminate the Merger Agreement in Certain Circumstances (Page 62)

We can mutually agree at any time to terminate the merger agreement without completing the merger, even if we have obtained the appropriate shareholder approvals. Also, either of us can decide, without the consent of the other, to terminate the merger agreement:

•	if there is a final denial of a required regulatory approval;

•	if the merger is not completed on or before March 31, 2007, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform its obligations under the merger agreement;

•	if there is a continuing breach of the merger agreement by the other party, after 60 days’ written notice to the breaching party, as long as that breach would allow the non-breaching party not to complete the merger; or

•	if the other party’s board of directors fails to recommend approval of the plan of merger to its shareholders, or withdraws or materially and adversely modifies its recommendation.

Also, Wachovia may terminate the merger agreement if Golden West’s board recommends an acquisition proposal other than the merger, or if Golden West’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 20 business days. Wachovia’s board may not change its recommendation for the proposal to issue Wachovia common shares in the merger and therefore, Golden West has no similar termination right.

The failure of either Golden West or Wachovia to obtain the shareholder vote required for the merger will not by itself give either company the right to terminate the merger agreement. As long as no other termination event has occurred, both companies would remain obligated to continue to use their reasonable best efforts to complete the merger until March 31, 2007, which, depending on the timing of the failed meeting, could include calling additional shareholder meetings.

Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we incur in preparing, printing and mailing this joint proxy statement-prospectus and filing fees paid in connection with the registration statement and all applications for government approvals, except fees paid to counsel, financial advisors and accountants.

In certain circumstances involving a competing acquisition bid for Golden West, Golden West has agreed to pay Wachovia a termination fee of $995 million, upon termination of the merger agreement or, in some cases, within a specified period of time after termination. See “The Merger Agreement—Termination Fee” for more information.

We May Amend or Waive Merger Agreement Provisions (Page 64)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to follow particular provisions of the merger agreement. However, we may not amend the merger agreement after our shareholders approve the merger if the amendment would legally require merger proposals to be resubmitted to Golden West shareholders or Wachovia shareholders or would violate Delaware or North Carolina law.

Wachovia may also change the structure of the merger, as long as any change does not change the amount or type of stock or other payment to be received by Golden West shareholders and the holders of options to purchase Golden West common stock, does not materially delay the timing of merger completion, does not adversely affect the tax consequences of the merger to Golden West shareholders and does not cause any of the conditions to complete the merger to be incapable of being satisfied.

The Rights of Golden West Shareholders Following the Merger Will Be Different (Page 81)

The rights of Wachovia shareholders are governed by North Carolina law and by Wachovia’s articles of incorporation and by-laws. The rights of Golden West shareholders are governed by Delaware law and by Golden West’s certificate of incorporation and by-laws. Golden West shareholders should be aware of these differences when they vote at the special meeting because, upon merger completion, they will own shares of Wachovia common stock and therefore their rights will be governed by North Carolina law and Wachovia’s articles of incorporation and by-laws.

Information About Wachovia and Golden West (Page 76)

Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288
(704) 374-6565

Wachovia is a financial holding company organized under the laws of North Carolina and registered under the federal Bank Holding Company Act. Wachovia has approximately 3,160 full-service financial centers, more than 700 retail brokerage offices and approximately 5,200 ATM locations.

Wachovia offers a comprehensive line of consumer and commercial banking products and services, personal trust, investment advisory, insurance, securities brokerage, investment banking, mortgage, credit card, cash management, international banking and other financial services.

At March 31, 2006, Wachovia had consolidated total assets of approximately $542 billion, consolidated total deposits of approximately $329 billion and consolidated stockholders equity of approximately $50 billion. Based on total assets at March 31, 2006, Wachovia was the 4th largest bank holding company in the United States.

Golden West Financial Corporation
1901 Harrison Street
Oakland, California 94612
(510) 446-3420

Golden West is a Delaware corporation and a registered savings and loan holding company. Golden West primarily operates its banking and mortgage business through its wholly-owned subsidiary, World Savings Bank, FSB, a federal savings bank primarily regulated by the Office of Thrift Supervision. Golden West, through its subsidiaries, engages in a range of consumer banking businesses, primarily deposit gathering and residential mortgage lending, from approximately 285 savings branches in 10 states and lending operations in 39 states.

Special Meeting of Wachovia (Page 21)

Wachovia plans to hold its special meeting on August 31, 2006, at 9:30 a.m., Eastern time, in Grand Ballroom D, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202. At the meeting, Wachovia shareholders will be asked to approve the issuance of shares of Wachovia common stock as consideration in the merger and the Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan. Each of the proposals is independent, and is not contingent on approval by shareholders, of the other proposal.

Wachovia shareholders can vote at the Wachovia special meeting of shareholders if they owned Wachovia common stock at the close of business on July 11, 2006. As of that date, there were 1,588,703,209 shares of Wachovia common stock outstanding and entitled to vote. Wachovia shareholders can cast one vote for each share of Wachovia common stock that they owned on that date.

In order to approve the Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan, the holders of a majority of Wachovia’s common shares voting at Wachovia’s special meeting must vote in favor of the proposal.

Special Meeting of Golden West (Page 25)

Golden West plans to hold its special meeting of shareholders on August 31, 2006, at 10:00 a.m., Pacific time, on the fourth floor of Golden West’s headquarters at 1901 Harrison Street, Oakland, California. At the meeting, Golden West shareholders will be asked to approve and adopt the plan of merger contained in the merger agreement providing for the merger of Golden West into a wholly-owned subsidiary of Wachovia.

Golden West shareholders can vote at the Golden West special meeting of shareholders if they owned Golden West common stock at the close of business on July 11, 2006. As of that date, there were 308,969,449 shares of Golden West common stock outstanding and entitled to vote. Golden West shareholders can cast one vote for each share of Golden West common stock that they owned on that date.

Unaudited Comparative Per Share Data

The table on the following page shows historical information about our companies’ respective earnings per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as “pro forma” information, at or for the three months ended March 31, 2006, and at or for the year ended December 31, 2005. In presenting the comparative pro forma information for the periods shown, it is assumed that Wachovia and Golden West had been combined throughout those periods.

It has been assumed that the merger will be accounted for under an accounting method known as “purchase accounting”. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are recorded, as of the completion date of the merger, at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after merger completion reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

The information listed as “equivalent pro forma” for Golden West was obtained by multiplying the pro forma amounts listed by Wachovia by the equivalent 1.051 exchange ratio (i.e., 1.365 times 77%). We present this information to reflect the fact that Golden West shareholders will receive the equivalent of 1.051 shares of Wachovia common stock for each share of their Golden West common stock exchanged in the merger.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Golden West at their respective fair values and to record certain exit costs related to Golden West. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Golden West will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities, including additional intangible assets which may be identified. Any change in the fair value of the net assets of Golden West will change the amount of the purchase price allocable to goodwill. Additionally, changes to Golden West’s stockholders’ equity, including dividends and net income from April 1, 2006, through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Wachovia also anticipates that the merger will provide Wachovia with financial benefits that include increased revenue opportunities and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented. See “The Merger—Cost Savings”.

The information in the following tables is based on historical financial information and related notes that we have presented in our prior filings with the SEC. You should read all of the summary financial information provided in the following tables together with this historical financial information and related notes. The historical financial information is also incorporated into this document by reference. See “Where You Can Find More Information” for a description of where you can find this historical information.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA OF WACHOVIA
AND GOLDEN WEST

	Three Months		Year
	Ended		Ended
	March 31,		December 31,
(In millions, except per share data)	2006		2005

Wachovia
Basic earnings per common share Income from continuing operations
Historical	$1.11		4.13
Pro forma	1.07		3.99
Diluted earnings per common share Income from continuing operations
Historical	1.09		4.05
Pro forma	1.05		3.92
Dividends declared on common stock
Historical	0.51	(a)	1.94
Pro forma	0.51	(a)	1.94
Book value per common share
Historical	30.95		30.55
Pro forma	35.34		—

Golden West
Basic earnings per common share
Historical	1.27		4.83
Equivalent pro forma	1.13		4.20
Diluted earnings per common share
Historical	1.25		4.77
Equivalent pro forma	1.11		4.12
Dividends declared on common stock
Historical	0.08		0.26
Equivalent pro forma	0.54		2.04
Book value per common share
Historical	29.31		28.15
Equivalent pro forma	$37.14		—

(a)	The current annualized dividend rate for Wachovia for 2006 is $2.04.

Selected Financial Data

The following tables show summarized historical financial data for each of Wachovia and Golden West and also show similar pro forma information reflecting the merger. The historical financial data show the financial results actually achieved by Wachovia and Golden West for the periods indicated. The pro forma information reflects the pro forma effect of accounting for the merger under the purchase method of accounting. The pro forma income statement data for the three months ended March 31, 2006, assumes a merger completion date of January 1, 2006. The pro forma income statement data for the year ended December 31, 2005, assumes a merger completion date of January 1, 2005. The pro forma balance sheet data assumes a merger completion date of March 31, 2006.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Golden West at their respective fair values and to record certain exit costs related to Golden West. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Golden West will also be subject to adjustment to their respective fair values, including additional intangible assets which may be identified. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities. Any change in the fair value of the net assets of Golden West will change the amount of the purchase price allocable to goodwill. Additionally, changes to Golden West’s stockholders’ equity, including net income from April 1, 2006, through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The information in the tables on the following pages is based on historical financial information and related notes that we have presented in our prior filings with the SEC. You should read all of the summary financial information provided in the following tables together with this historical financial information and related notes. The historical financial information is also incorporated into this document by reference. See “Where You Can Find More Information” for a description of where you can find this historical information.

Wachovia also anticipates that the merger will provide Wachovia with financial benefits that include increased revenue opportunities and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented. See “The Merger—Cost Savings”.

Since announcement of the merger, our merger integration teams have been developing plans to integrate the operations of Golden West into Wachovia so that we will continue to provide premier service to our customers while at the same time beginning to realize merger efficiencies. These plans will continue to be refined over the next several months and will address systems, facilities and equipment, personnel, contractual arrangements and other integration activities for both Golden West and Wachovia.

The costs associated with merger integration activities that impact certain Golden West systems, facilities and equipment, personnel and contractual arrangements will be recorded as purchase accounting adjustments as described above when the appropriate plans are in place with potential refinements up to one year after merger completion as additional information becomes available. Wachovia currently estimates that exit cost purchase accounting adjustments will amount to $117 million after-tax. The costs associated with integrating systems and operations will be recorded as merger-related expenses based on the nature and timing of the related expenses, but generally will be recorded as the expenses are incurred. Restructuring charges will be recorded based on the nature and timing of the expenses and generally will include merger integration activities that impact Wachovia systems, facilities and equipment, personnel and contractual arrangements. Wachovia expects merger-related and restructuring expenses will amount to $176 million after-tax and will be incurred and reported through 2008.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WACHOVIA

	Three Months Ended
	March 31,				Years Ended December 31,
(In millions, except per share data)	2006		2005		2005	2004	2003	2002	2001

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$6,707		5,453		23,689	17,288	15,080	15,632	16,100
Interest expense	3,217		2,040		10,008	5,327	4,473	5,677	8,325

Net interest income	3,490		3,413		13,681	11,961	10,607	9,955	7,775
Provision for credit losses	61		36		249	257	586	1,479	1,947

Net interest income after provision for credit losses	3,429		3,377		13,432	11,704	10,021	8,476	5,828
Securities gains (losses)	(48)		(2)		89	(10)	45	169	(67)
Fee and other income	3,565		2,997		12,130	10,789	9,437	7,721	6,363
Merger-related and restructuring expenses	68		61		292	444	443	387	106
Other noninterest expense	4,171		3,811		15,555	14,222	12,837	11,306	9,724
Minority interest in income of consolidated subsidiaries	95		64		342	184	143	6	1

Income from continuing operations before income taxes and cumulative effect of a change in accounting principle	2,612		2,436		9,462	7,633	6,080	4,667	2,293
Income taxes	884		815		3,033	2,419	1,833	1,088	674

Income from continuing operations before cumulative effect of a change in accounting principle	1,728		1,621		6,429	5,214	4,247	3,579	1,619
Discontinued operations, net of income taxes	—		—		214	—	—	—	—

Income before cumulative effect of a change in accounting principle	1,728		1,621		6,643	5,214	4,247	3,579	1,619
Cumulative effect of a change in accounting principle, net of income taxes	—		—		—	—	17	—	—

Net income	1,728		1,621		6,643	5,214	4,264	3,579	1,619
Dividends on preferred stock	—		—		—	—	5	19	6

Net income available to common stockholders	$1,728		1,621		6,643	5,214	4,259	3,560	1,613

PER COMMON SHARE DATA
Basic
Income from continuing operations before change in accounting principle	$1.11		1.03		4.13	3.87	3.20	2.62	1.47
Net income	1.11		1.03		4.27	3.87	3.21	2.62	1.47
Diluted
Income from continuing operations before change in accounting principle	1.09		1.01		4.05	3.81	3.17	2.60	1.45
Net income	1.09		1.01		4.19	3.81	3.18	2.60	1.45
Cash dividends	0.51		0.46		1.94	1.66	1.25	1.00	0.96
Book value	30.95		29.48		30.55	29.79	24.71	23.63	20.88
CASH DIVIDENDS PAID ON COMMON STOCK	822		727		3,039	2,306	1,665	1,366	1,032
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets	541,842		506,833		520,755	493,324	401,188	342,033	330,634
Loans, net of unearned income	280,932		227,266		259,015	223,840	165,571	163,097	163,801
Deposits	328,564		297,657		324,894	295,053	221,225	191,518	187,453
Long-term debt	70,218		47,932		48,971	46,759	36,730	39,662	41,733
Stockholders’ equity	$49,789		46,467		47,561	47,317	32,428	32,078	28,455
Common shares outstanding	1,608		1,576		1,557	1,588	1,312	1,357	1,362
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
Assets	$522,209		500,486		509,010	426,767	361,501	320,603	270,445
Loans, net of unearned income	260,574		221,175		227,922	172,033	158,327	154,452	133,848
Deposits	322,830		294,674		304,590	247,842	198,923	180,874	151,507
Long-term debt	56,052		47,385		47,774	39,780	36,676	38,902	38,538
Stockholders’ equity	$47,926		47,231		47,019	35,295	32,135	30,392	20,221
Common shares outstanding
Basic	1,555		1,571		1,556	1,346	1,325	1,356	1,096
Diluted	1,586		1,603		1,585	1,370	1,340	1,369	1,105
ASSET QUALITY
Allowance for loan losses	$3,036		2,732		2,724	2,757	2,348	2,604	2,813
Nonperforming assets	804		1,201		752	1,257	1,228	1,873	1,941
Net charge-offs	$59		46		207	300	652	1,122	937
CONSOLIDATED PERCENTAGES
Average assets to average stockholders’ equity	10.90	X	10.60		10.83	12.09	11.25	10.55	13.37
Return on average assets	1.34	%(a)	1.31	(a)	1.31	1.22	1.18	1.12	0.60
Return on average stockholders’ equity	14.62	(a)	13.92	(a)	14.13	14.77	13.27	11.78	8.00
Average stockholders’ equity to average assets	9.18		9.44		9.24	8.27	8.89	9.49	7.49
Stockholders’ equity to assets	9.19		9.17		9.13	9.59	8.09	9.38	8.61
Allowance for loan losses to
Loans, net	1.08		1.20		1.05	1.23	1.42	1.60	1.72
Nonperforming assets	389		262		378	251	205	150	164
Net charge-offs to average loans, net	0.09	(a)	0.08	(a)	0.09	0.17	0.41	0.73	0.70
Nonperforming assets to loans, net, foreclosed properties and loans in other assets as held for sale	0.28		0.50		0.28	0.53	0.69	1.11	1.13
Capital ratios
Tier 1 capital	7.87		7.91		7.50	8.01	8.52	8.22	7.04
Total capital	11.45		11.40		10.82	11.11	11.54	11.79	10.96
Leverage	6.86		5.99		6.12	6.38	6.36	6.77	6.19
Net interest margin	3.21	%(a)	3.31	(a)	3.24	3.41	3.72	3.97	3.59

(a)	Annualized.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF GOLDEN WEST

	Three Months Ended
	March 31,				Years Ended December 31,
(In millions, except per share data)	2006		2005		2005	2004	2003	2002	2001

CONSOLIDATED SUMMARIES OF INCOME
Interest income(a)	$2,019		1,364		6,517	4,355	3,653	3,588	4,294
Interest expense	1,136		607		3,265	1,560	1,320	1,567	2,578

Net interest income(a)	883		757		3,252	2,795	2,333	2,021	1,716
Provision for credit losses	4		1		8	3	12	21	22

Net interest income after provision for credit losses(a)	879		756		3,244	2,792	2,321	2,000	1,694
Securities gains	2		2		11	13	72	45	43
Fee and other income(a)	34		28		134	104	117	111	109
Noninterest expense	271		224		963	840	721	601	514

Income before income taxes and cumulative effect of a change in accounting principle	644		562		2,426	2,069	1,789	1,555	1,332
Income taxes	253		214		940	789	683	597	513

Income before cumulative effect of a change in accounting principle	391		348		1,486	1,280	1,106	958	819
Cumulative effect of a change in accounting principle, net of income taxes	—		—		—	—	—	—	(6)

Net income	$391		348		1,486	1,280	1,106	958	813

PER COMMON SHARE DATA
Basic earnings
Income before change in accounting principle	$1.27		1.13		4.83	4.19	3.63	3.10	2.59
Net income	1.27		1.13		4.83	4.19	3.63	3.10	2.57
Diluted earnings
Income before change in accounting principle	1.25		1.12		4.77	4.13	3.57	3.06	2.55
Net income	1.25		1.12		4.77	4.13	3.57	3.06	2.53
Cash dividends	0.08		0.06		0.26	0.21	0.178	0.151	0.13
Book value	29.31		24.68		28.15	23.73	19.55	16.37	13.77
CASH DIVIDENDS PAID ON COMMON STOCK	25		18		80	64	54	47	41
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets	127,556		112,588		124,615	106,889	82,550	68,406	58,586
Loans, net of unearned income	121,057		105,931		118,095	100,797	74,371	58,843	41,423
Deposits	61,583		55,593		60,158	52,965	46,727	41,039	34,473
Long-term debt	46,584		41,468		47,155	39,074	22,991	19,825	18,835
Stockholders’ equity	$9,043		7,579		8,671	7,275	5,947	5,025	4,284
Common shares outstanding	309		307		308	307	304	307	311
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
Assets	$125,995		109,807		116,800	93,702	73,644	62,719	57,293
Loans, net of unearned income	119,675		103,322		110,373	87,256	65,175	51,075	36,954
Deposits	60,830		54,116		57,385	49,372	44,457	37,047	32,006
Long-term debt	46,508		40,440		43,134	31,023	20,775	19,225	19,350
Stockholders’ equity	$8,867		7,419		7,938	6,578	5,442	4,648	4,017
Common shares outstanding
Basic	308		307		307	305	305	309	317
Diluted	312		312		312	310	310	313	321
ASSET QUALITY
Allowance for loan losses	$300		290		296	290	290	281	261
Nonperforming assets (includes TDRs)	437		356		382	348	427	425	395
Net charge-offs	$—		1		3	3	3	1	2
CONSOLIDATED PERCENTAGES
Average assets to average stockholders’ equity	14.21	X	14.80		14.71	14.24	13.53	13.49	14.26
Return on average assets	1.24	%(b)	1.27	(b)	1.27	1.37	1.50	1.53	1.42
Return on average stockholders’ equity	17.64	(b)	18.78	(b)	18.72	19.45	20.33	20.62	20.23
Average stockholders’ equity to average assets	7.04		6.76		6.80	7.02	7.39	7.41	7.01
Stockholders’ equity to assets	7.09		6.73		6.96	6.81	7.20	7.35	7.31
Allowance for loan losses to
Loans, net of unearned income	0.25		0.27		0.25	0.29	0.39	0.48	0.63
Nonperforming assets	69		81		77	83	68	66	66
Net charge-offs to average loans, net of unearned income	—	(b)	—	(b)	—	—	—	—	—
Nonperforming assets to loans, net of unearned income, foreclosed properties and loans in other assets as held for sale	0.36		0.34		0.32	0.35	0.57	0.72	0.94
Capital ratios
WSB
Tier 1 risk-based capital	12.88		12.45		12.58	12.41	13.52	13.52	13.20
Total risk-based capital	13.30		12.93		13.02	12.92	14.16	14.26	14.24
Tier 1 (core or leverage)	6.94		6.72		6.76	6.71	7.45	7.61	7.71
WTX
Tier 1 risk-based capital	24.63		24.08		24.68	23.62	22.85	24.05	25.04
Total risk-based capital	24.73		24.16		24.77	23.67	22.88	24.07	25.05
Tier 1 (core or leverage)	5.67		5.42		5.61	5.22	5.16	5.23	5.23
Net interest margin(a)	2.84	%(b)	2.79	(b)	2.82	3.02	3.22	3.29	3.05

(a)	The consolidated summaries of income financial data for each of the five years ended December 31, include certain reclassifications to Golden West’s prior year financial statements to conform to current year presentation. Specifically, prepayment fees and late charges related to Golden West’s loan portfolio were reclassified from fees and other income to interest income. These reclassifications had no effect on net income.

(b)	Annualized.

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF WACHOVIA
AND GOLDEN WEST(a)

	Three Months
	Ended		Year Ended
	March 31,		December 31,
(In millions, except per share data)	2006		2005

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$8,726		30,206
Interest expense	4,439		13,617

Net interest income	4,287		16,589
Provision for credit losses	65		257

Net interest income after provision for credit losses	4,222		16,332
Securities gains (losses)	(46)		100
Fee and other income	3,599		12,264
Merger-related and restructuring expenses	68		292
Other noninterest expense	4,526		16,854
Minority interest in income of consolidated subsidiaries	95		342

Income from continuing operations before income taxes	3,086		11,208
Income taxes	1,071		3,708

Income from continuing operations	$2,015		7,500

PER COMMON SHARE DATA
Income from continuing operations
Basic	$1.07		3.99
Diluted	1.05		3.92
Dividends	0.51		1.94
Book value	35.34		—
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets	685,463		—
Loans, net of unearned income	401,989		—
Deposits	390,147		—
Long-term debt	122,564		—
Stockholders’ equity	$68,297		—
Common shares outstanding	1,933		—
CONSOLIDATED PERCENTAGES
Return on average assets	1.26	%(b)	1.20
Return on average stockholders’ equity	14.39	(b)	13.65
Allowance for loan losses to
Loans, net	0.83		0.80
Nonperforming assets	269		266
Net charge-offs to average loans, net	0.06	(b)	0.06
Nonperforming assets to loans, net, foreclosed properties and loans in other assets as held for sale	0.30%		0.30

(a)	See “Wachovia and Golden West Unaudited Pro Forma Condensed Combined Financial Information” on page 107.

(b)	Annualized.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the merger.

Because the Market Price of Wachovia Common Stock May Fluctuate, Golden West Shareholders Cannot Be Sure of the Market Value of the Wachovia Common Stock That They Will Receive in the Merger.

In the merger, Golden West shareholders will have the right to receive, with respect to 77% of their shares of Golden West common stock, 1.365 shares of Wachovia common stock for each such share and, with respect to the remaining 23%, $81.07 in cash for each such share. This is equivalent to the right to receive 1.051 shares of Wachovia common stock and $18.65 in cash for each share of Golden West common stock. Because the number of Wachovia common shares and cash that will be issued in the merger to each Golden West common shareholder is fixed and will not be adjusted for changes in the market price of either Wachovia common stock or Golden West common stock, any change in the price of Wachovia common stock will affect the market value of the stock portion of the merger consideration that Golden West shareholders will receive. Neither Wachovia nor Golden West is permitted to terminate the merger agreement or resolicit the vote of its shareholders solely because of changes in the market price of their respective shares of common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. The prices of Wachovia common stock and Golden West common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, the date of this joint proxy statement-prospectus and the dates of the special meetings. As a result, the value represented by the stock portion of the merger consideration also will vary. For example, based on the range of closing prices of Wachovia common stock during the period from May 5, 2006, the last trading day before public announcement of the execution of the merger agreement, through July 21, 2006, the merger consideration represented a value ranging from a high of $81.07 to a low of $73.33, in each case including the equivalent $18.65 per Golden West share cash payment (i.e., $81.07 times 23%), for each share of Golden West common stock. Because the date the merger is completed may be later than the dates of the meetings, at the time of your shareholders’ meeting, you will not necessarily know the market value of Wachovia common stock that Golden West shareholders will receive upon merger completion.

Combining Our Two Companies May Be More Difficult, Costly or Time-Consuming Than We Expect.

Wachovia and Golden West have operated and, until merger completion, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Regulatory Approvals May Not Be Received, May Take Longer Than Expected or Impose Conditions Which Are Not Presently Anticipated.

The merger must be approved by the Federal Reserve Board. The Federal Reserve Board will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board will review capital position, safety and soundness, and legal and regulatory compliance matters, and Community Reinvestment Act matters.

There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Future Results of the Combined Company May Differ Materially from the Pro Forma Financial Information Presented in This Joint Proxy Statement-Prospectus.

Wachovia’s future results may be materially different from those shown in the pro forma financial information presented in this joint proxy statement-prospectus that show only a combination of Wachovia’s and Golden West’s historical results. Wachovia has estimated that Wachovia will record approximately $176 million of aggregate after-tax merger-related and restructuring expenses, and $117 million of after-tax exit cost purchase accounting adjustments. The charges may be higher or lower than estimated, depending upon how costly or difficult it is to integrate our two companies. Furthermore, these charges may decrease Wachovia’s capital that could be used for income-earning investments in the future.

The Market Price of Wachovia Common Stock after the Merger May be Affected by Factors Different from Those Affecting Golden West Common Stock or Wachovia Common Stock Currently.

The businesses of Wachovia and Golden West differ in some respects and, accordingly, the results of operations of the combined company and the market price of Wachovia’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Wachovia or Golden West. For a discussion of the businesses of Wachovia and Golden West and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement-prospectus and referred to under “Where You Can Find More Information”.

Unless the Merger Is Completed, There are Limits on Another Business Combination Until March 31, 2007.

The failure of either Golden West or Wachovia to obtain the shareholder vote required for the merger will not by itself give either company the right to terminate the merger agreement. As long as no other termination event has occurred, both companies would remain obligated to continue to use their reasonable best efforts to complete the merger until March 31, 2007, which, depending on the timing of the failed meeting, could include calling additional shareholder meetings.

During the period the merger agreement is in effect, Golden West cannot undertake any other material mergers or business combination transactions without the consent of Wachovia. Furthermore, any decision by the Golden West board of directors to withdraw or adversely modify its recommendation of the merger, or recommend an acquisition proposal other than the merger, or negotiate or authorize negotiations with a third party regarding an acquisition proposal other than the merger will not give Golden West the right to terminate the merger agreement. The foregoing prohibitions could have the effect of delaying alternative strategic business combinations for a limited period.

We May Fail to Realize the Cost Savings Estimated For the Merger.

Wachovia estimates that approximately $53 million of annual after-tax cost savings would be realized from the merger by December 31, 2008. While Wachovia continues to be comfortable with these estimates as of the date of this joint proxy statement-prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Wachovia’s business may require Wachovia to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Wachovia and Golden West in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Wachovia is not able to combine successfully our two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Uncertainties Associated with the Merger May Cause a Loss of Employees and May Otherwise Affect the Future Business and Operations of Wachovia and Golden West.

Wachovia’s success after the merger will depend in part upon its ability to retain key employees of Wachovia and Golden West. Current and prospective employees of Wachovia and Golden West may experience uncertainty about their roles with the combined company following the merger. This may adversely affect the ability of each of Wachovia and Golden West to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of Wachovia and Golden West to the same extent that those companies have been able to attract or retain their own employees in the past.

The SEC Is Investigating Wachovia’s Relationship With Its Auditor, KPMG LLP.

As reported in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2005, the SEC has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period January 1, 1997 to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia customers by KPMG LLP during the period from 1997 to early 2002, and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. Those SEC regulations require that our annual reports contain financial statements that are accompanied by a report of independent accountants. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. Although KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations, Wachovia cannot give any assurances as to the outcome of the SEC’s inquiry.

RECENT DEVELOPMENTS

Second Quarter 2006 Results

Wachovia.  On July 20, 2006, Wachovia announced its results of operations for the quarter ended June 30, 2006. Wachovia’s net income was $1.9 billion in the second quarter of 2006 compared with net income of $1.6 billion in the second quarter of 2005. On a diluted earnings per share basis, earnings were $1.17 compared with $1.04 a year ago.

In the first six months of 2006, net income was $3.6 billion, or diluted earnings per share of $2.26, compared with $3.3 billion, or $2.05 per share, in the first six months of 2005.

Tax-equivalent net interest income was $3.7 billion in the second quarter of 2006 compared with $3.4 billion in the second quarter of 2005. In the first six months of 2006, tax-equivalent net interest income was $7.2 billion compared with $6.9 billion in the first six months of 2005. Fee and other income was $3.6 billion in the second quarter of 2006 compared with $3.0 billion in the second quarter of 2005. Fee and other income in the first six months of 2006 was $7.1 billion compared with $6.0 billion in the same period a year ago.

Nonperforming assets were $741 million, or 0.25% of loans, net, foreclosed properties and loans held for sale, at June 30, 2006, compared with $1.1 billion, or 0.44%, at June 30, 2005. Annualized net charge-offs as a percentage of average net loans were 0.08% in the second quarter of 2006 compared with 0.09% in the second quarter of 2005.

Net loans at June 30, 2006, were $282.9 billion compared with $230.3 billion at June 30, 2005. Total deposits were $327.6 billion at June 30, 2006, compared with $299.9 billion at June 30, 2005. Stockholders’ equity was $48.9 billion at June 30, 2006, compared with $47.9 billion at June 30, 2005. At June 30, 2006, Wachovia had assets of $553.6 billion compared with $511.8 billion at June 30, 2005.

Golden West.  On July 20, 2006, Golden West announced its results of operations for the quarter and six months ended June 30, 2006. Golden West’s earnings were $390 million for the second quarter of 2006 compared to earnings of $360 million in the second quarter of 2005. For the first six months of 2006, earnings were $781 million compared to $709 million for the same period in 2005. Diluted earnings per share amounted to $1.25 for the second quarter of 2006 compared to $1.16 for the second quarter of 2005. For the six months ended June 30, 2006, diluted earnings per share amounted to $2.50 compared to $2.28 for the same period in 2005.

For the six months ended June 30, 2006, net interest income grew 14% to $1.8 billion from $1.6 billion for the six months ended June 30, 2005. The increase was due to loan portfolio growth partially offset by a decrease in the average primary spread from 2.64% for the six months ended June 30, 2005 to 2.54% for the six months ended June 30, 2006.

Golden West’s general and administrative expenses increased 21% from $463 million for the six months ended June 30, 2005 to $558 million for the six months ended June 30, 2006. The general and administrative expense to average assets ratio increased to 0.88% for the six months ended June 30, 2006 compared to 0.82% for the comparable period in 2005. The primary reason for the increase in the ratio was average assets growing more slowly than expenses between the same periods.

Golden West’s loan portfolio increased to $123.5 billion at June 30, 2006, up 10% from $112.7 billion at June 30, 2005, and 99% of the loan portfolio was adjustable rate mortgages (ARMs) at each of those period ends. Second quarter loan originations amounted to $11.7 billion as compared to $13.5 billion for the second quarter of 2005 and $23.3 billion for the first six months of 2006 compared to $24.6 billion for the first half of 2005. Ninety-nine percent of originations for the second quarter and first six months of 2006 were ARMs.

Golden West’s ratio of nonperforming assets to total assets increased slightly from 0.28% at June 30, 2005 to 0.37% at June 30, 2006 but remained at very low levels. Net chargeoffs to average loans and MBS were zero basis points for the three and six months ended June 30, 2006 and 2005.

At June 30, 2006, Golden West had total assets of $128.8 billion compared to total assets of $117.5 billion at June 30, 2005. Total deposits were $62.2 billion at June 30, 2006 compared with $59.2 billion a year ago. Stockholders’ equity amounted to $9.4 billion at June 30, 2006 compared to $7.9 billion at June 30, 2005.

For additional information regarding Wachovia’s and Golden West’s second quarter 2006 results, please see “Where You Can Find More Information”.

WACHOVIA SPECIAL MEETING

This section contains information for Wachovia shareholders about the special shareholder meeting Wachovia has called to consider and approve the issuance of shares of Wachovia common stock as consideration in the merger and to consider and approve the Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan. Wachovia is mailing this joint proxy statement-prospectus to you, as a Wachovia shareholder, on or about July 26, 2006. Together with this joint proxy statement-prospectus, Wachovia is also sending a notice of the Wachovia special meeting, and a form of proxy that Wachovia’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the meeting. The special meeting will be held on August 31, 2006 at 9:30 a.m., Eastern time, in Grand Ballroom D, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202.

Matters To Be Considered

The only matters to be considered at the Wachovia special meeting are the approval of the issuance of shares of Wachovia common stock as consideration in the merger and approval of the Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan. Wachovia shareholders may also be asked to vote on a proposal to adjourn or postpone the special meeting. Wachovia could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the issuance of the Wachovia common shares as consideration in the merger.

Proxies

Wachovia shareholders should complete and return the proxy card accompanying this document to ensure that their vote is counted at the special meeting, regardless of whether they plan to attend the special meeting. If you are a registered shareholder (that is, you hold stock directly registered in your own name, including through Wachovia’s direct registration service), you may also vote by telephone or through the Internet by following the instructions described on your proxy card. If your shares are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee, which will be included with your proxy materials. Most brokers and nominees offer telephone and Internet voting, but the availability of and procedures for these alternatives will depend on the arrangements established by each particular broker or nominee. If your shares are held in a Wachovia employee benefit plan that entitles you to direct how the shares allocated to your account are to be voted, you will receive separate voting instructions from the plan’s trustee. Your shares in such plans that entitle you to direct how the shares are to be voted may be voted even if you do not instruct the trustee how to vote, as will be explained in a notice to you.

If you are a registered Wachovia shareholder, you can revoke your proxy at any time before the vote is taken at the special meeting by submitting to Wachovia’s corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Written notices of revocation and other communications about revoking Wachovia proxies should be addressed to:

Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288
Attention: Corporate Secretary

If your shares are held in nominee or “street name”, you should contact your broker or other nominee regarding the revocation of proxies.

All shares of Wachovia common stock represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxies. If you make no specification on your proxy card, your proxy will be voted “FOR” approval of the issuance of shares as consideration in the merger and “FOR” approval of the Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan. However, brokers that hold shares of Wachovia common stock in nominee or “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the issuance of shares or approval of the Amended and Restated 2003 Stock Incentive Plan without specific instructions from those customers.

Wachovia’s board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, Wachovia intends that shares represented by proxies in the form accompanying this joint proxy statement-prospectus will be voted by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the issuance of shares as consideration in the merger will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve the issuance of shares.

Approving the proposal to authorize the issuance of shares as consideration in the merger and the proposal to approve the Amended and Restated 2003 Stock Incentive Plan each requires the affirmative vote of a majority of the shares of Wachovia common stock voted at the special meeting. Each of the proposals is independent, and is not contingent on approval by shareholders, of the other proposal.

Because approval of the issuance of shares as consideration in the merger and the Amended and Restated 2003 Stock Incentive Plan each requires the affirmative vote of a majority of the shares of Wachovia common stock voted at the special meeting, abstentions and broker non-votes will have no effect in determining the outcome of the vote. Wachovia’s board urges Wachovia shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or, alternatively, to submit your proxy via the telephone or Internet procedures described under “—Voting via Telephone, Internet or Mail” below.

Solicitation of Proxies

Wachovia will bear the entire cost of soliciting proxies from its shareholders, except that Wachovia and Golden West have agreed to each pay one-half of the costs and expenses of printing and mailing this joint proxy statement-prospectus and all filing and other fees relating to the merger paid to the SEC. In addition to soliciting proxies by mail, Wachovia will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Wachovia common stock and secure their voting instructions, if necessary. Wachovia will reimburse those banks, brokers and record holders for their reasonable fees and expenses in taking those actions. Wachovia also has made arrangements with Georgeson Inc. to assist in soliciting proxies for the merger and the special meeting and in communicating with shareholders and has agreed to pay Georgeson Inc. $50,000 plus expenses for its services. If necessary, Wachovia also may use several of its regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with North Carolina law, Wachovia’s by-laws and the rules of the NYSE, Wachovia has fixed July 11, 2006 as the record date for determining the Wachovia shareholders entitled to notice of, and to vote at, the special meeting. Only Wachovia common shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, there were 1,588,703,209 shares of Wachovia common stock outstanding, held by approximately 176,470 holders of record. The presence in person or by proxy of a majority of common shares outstanding on the record date will constitute a quorum for purposes of conducting business at the special meeting. On each matter properly submitted for consideration at the special meeting, you are entitled to one vote for each outstanding share of Wachovia common stock you held as of the close of business on the record date.

If you have any shares in Wachovia’s Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy represents the number of shares you had in that plan on the record date for Wachovia’s special meeting, as well as the number of shares directly registered in your name on the record date.

Shares of Wachovia common stock present in person at the special meeting but not voting, and shares of Wachovia common stock for which Wachovia has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business at the special meeting. Shares represented by proxies returned by a broker holding the shares in “street name” will be counted for purposes of determining whether a quorum exists, even if those shares are not voted by their beneficial owners on matters where the broker cannot vote the shares in its discretion (so-called “broker non-votes”).

As of the record date:

•	Wachovia’s directors and executive officers beneficially owned approximately 39.0 million shares of Wachovia common stock, representing approximately 2.5% of the shares entitled to vote at the special meeting. Wachovia currently expects that its directors and executive officers will vote the shares of Wachovia common stock they beneficially own “FOR” approval of the issuance of shares of Wachovia common stock as consideration in the merger and “FOR” approval of the Amended and Restated 2003 Stock Incentive Plan;

•	subsidiaries of Wachovia, as fiduciaries, custodians or agents, held approximately 186.1 million shares of Wachovia common stock, representing approximately 11.7% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over approximately 18.4 million of these shares; and

•	Golden West and its directors and executive officers beneficially owned less than 1% of the shares entitled to vote at the Wachovia special meeting.

Recommendations of Wachovia’s Board

The Wachovia board of directors has approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Wachovia board believes that the merger agreement and the transactions it contemplates are in the best interests of Wachovia and its shareholders, and unanimously recommends that Wachovia shareholders vote “FOR” approval of the issuance of shares of Wachovia common stock as consideration in the merger.

The Wachovia board recommends that Wachovia shareholders vote “FOR” approval of adopting the Amended and Restated 2003 Stock Incentive Plan.

See “The Merger—Recommendation of Wachovia’s Board and Its Reasons for the Merger” for a more detailed discussion of the Wachovia board’s recommendation.

Voting via Telephone, Internet or Mail

Wachovia offers registered shareholders three ways for you to vote your proxy:

     Option 1—Vote By Telephone:

Call the toll free number on the enclosed proxy card before 11:59 p.m., Eastern time, August 30, 2006 and follow the instructions on the proxy card.

     Option 2—Vote On the Internet:

Access the proxy form at http://proxy.georgeson.com before 11:59 p.m., Eastern time, August 30, 2006. Follow the instructions for Internet voting found on that website and on the enclosed proxy card. If you vote via the Internet, please be advised that there may be costs involved, including possibly access charges from Internet access providers and telephone companies. You will have to bear these costs.

If your shares are registered in the name of a brokerage, bank or other nominee, you may not be able to use telephone and Internet voting procedures. Please refer to the voting materials you receive from, or otherwise contact, your broker, bank or other nominee to determine your options.

     Option 3—Mail Your Proxy Card:

If you do not wish to vote by telephone or the Internet, please complete, sign, date and return the enclosed proxy card as described under “Proxies” above.

In order to be effective, proxy instructions must be received before the times indicated above to allow for processing the results.

The voting procedures used by Wachovia’s tabulation agent, Georgeson Inc., are designed to authenticate properly shareholders’ identities and to record accurately and count their proxies.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to Wachovia shareholders, Wachovia is relying upon SEC rules that permit us to deliver only one joint proxy statement-prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one joint proxy statement-prospectus, you may write or call us as specified below to request a separate copy of this document and we will promptly send it to you at no cost to you. For future Wachovia shareholder meetings, you may request separate copies of our proxy materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782.

GOLDEN WEST SPECIAL MEETING

This section contains information about the special meeting of Golden West shareholders called to consider and approve and adopt the plan of merger contained in the merger agreement. This joint proxy statement-prospectus is being mailed to Golden West shareholders on or about July 26, 2006. Together with this joint proxy statement-prospectus, Golden West is also sending to you a notice of the Golden West special meeting, and a form of proxy that Golden West’s board is soliciting for use at the special meeting and at any adjournments or postponements of the meeting. The special meeting will be held on August 31, 2006 at 10:00 a.m., Pacific time, on the fourth floor of Golden West’s headquarters at 1901 Harrison Street, Oakland, California.

Matters To Be Considered

The only matter to be considered at the Golden West special meeting is the approval and adoption of the plan of merger contained in the merger agreement. Golden West shareholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting. Golden West could use any adjournment or postponement of the meeting for the purpose, among others, of allowing more time to solicit votes to approve and adopt the plan of merger.

Proxies

Golden West shareholders should complete and return the proxy card accompanying this document to ensure that their vote is counted at the special meeting, regardless of whether they plan to attend the special meeting. If you are a registered Golden West shareholder (that is, you hold Golden West common stock directly registered in your own name), you may also vote by telephone or through the Internet by following the instructions described on your proxy card. If your shares of Golden West common stock are held in nominee or “street name”, you will receive separate voting instructions from your broker or nominee, which will be included with your proxy materials. Most brokers and nominees offer telephone and Internet voting, but the availability of and procedures for these alternatives will depend on the arrangements established by each particular broker or nominee.

If you are a registered Golden West shareholder, you can revoke your proxy at any time before the vote is taken at the special meeting by submitting to Golden West’s corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Written notices of revocation and other communications about revoking Golden West proxies should be addressed to:

Golden West Financial Corporation
1901 Harrison Street
Oakland, California 94612
Attention: Corporate Secretary

If your shares are held in nominee or “street name”, you should contact your broker or other nominee regarding the revocation of proxies.

All shares of Golden West common stock represented by valid proxies Golden West receives through this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxies. If you make no specification on your proxy card, your proxy will be voted “FOR” approval and adoption of the plan of merger contained in the merger agreement. However, brokers that hold shares of Golden West common stock in nominee or “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the plan of merger without specific instructions from those customers.

Golden West’s board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, Golden West intends that shares represented by proxies in the form accompanying this joint proxy statement-prospectus will be voted by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval and adoption of the plan of merger will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve and adopt the plan of merger.

Approving and adopting the plan of merger contained in the merger agreement requires the affirmative vote of a majority of the outstanding shares of Golden West common stock entitled to vote at the special meeting.

Because approval and adoption of the plan of merger contained in the merger agreement requires the affirmative vote of a majority of the outstanding shares of Golden West common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval and adoption of the plan of merger. Therefore, Golden West’s board urges Golden West shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or, alternatively, to submit your proxy via the telephone or Internet procedures described under “—Voting via Telephone, Internet or Mail” below.

Golden West shareholders should not send in any stock certificates with their proxy card. The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Golden West shareholders as soon as practicable after the merger is completed.

Solicitation of Proxies

Golden West will bear the entire cost of soliciting proxies from its shareholders, except that Golden West and Wachovia have agreed to each pay one-half of the costs and expenses of printing and mailing this joint proxy statement-prospectus and all filing and other fees relating to the merger paid to the SEC. In addition to soliciting proxies by mail, Golden West will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Golden West common stock and secure their voting instructions, if necessary. Golden West will reimburse those banks, brokers and record holders for their reasonable fees and expenses in taking those actions. If necessary, subject to applicable law, Golden West may also use several of its regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with Delaware law, Golden West’s by-laws and NYSE rules, Golden West has fixed July 11, 2006 as the record date for determining the Golden West shareholders entitled to notice of, and to vote at, the special meeting. Only Golden West common shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, there were 308,969,449 shares of Golden West common stock outstanding, held by approximately 950 holders of record. The presence in person or by proxy of a majority of common shares outstanding on the record date will constitute a quorum for purposes of conducting business at the special meeting. On each matter properly submitted for consideration at the special meeting, you are entitled to one vote for each outstanding share of Golden West common stock you held as of the close of business on the record date.

Shares of Golden West common stock present in person at the special meeting but not voting, and shares of Golden West common stock for which Golden West has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business at the special meeting. Shares represented by proxies returned by a broker holding the shares in “street name” will be counted for purposes of determining whether a quorum exists, even if those shares are not voted by their beneficial owners on matters where the broker cannot vote the shares in its discretion (so-called “broker non-votes”).

As of the record date:

•	Golden West’s directors and executive officers beneficially owned approximately 44.0 million shares of Golden West common stock, representing approximately 14.2% of the shares entitled to vote at the special meeting. Golden West currently expects that its directors and executive officers will vote the shares of Golden West common stock they beneficially own “FOR” approval and adoption of the plan of merger contained in the merger agreement. Mr. Sandler, Mrs. Sandler and Mr. Osher, solely in their capacity as Golden West shareholders, have each agreed in their respective voting agreement to vote their respective shares in favor of the plan of merger;

•	Wachovia and its directors and executive officers beneficially owned less than 1% of the shares entitled to vote at the Golden West special meeting (other than shares held as fiduciary, custodian or agent as described below); and

•	subsidiaries of Wachovia, as fiduciaries, custodians or agents, held a total of approximately 4.4 million shares of Golden West common stock, representing approximately 1.4% of the shares entitled to vote at the annual meeting, and maintained sole or shared voting power over approximately 520 thousand of these shares.

Recommendations of the Golden West Board

The Golden West board of directors has unanimously approved and adopted the plan of merger contained in the merger agreement. The Golden West board of directors believes that the plan of merger contained in the merger agreement and the transactions it contemplates are in the best interests of Golden West and its shareholders, and unanimously recommends that Golden West shareholders vote “FOR” approval and adoption of the plan of merger.

See “The Merger—Recommendation of Golden West’s Board and Its Reasons for the Merger” for a more detailed discussion of the Golden West board’s recommendation with regard to the plan of merger.

Voting via Telephone, Internet or Mail

Golden West offers three ways for you to vote your proxy:

•	Option 1—Vote by Telephone:

Call toll free 1-800-690-6903 before midnight, Eastern time, on August 30, 2006 and follow the instructions on the enclosed proxy card.

•	Option 2—Vote on the Internet:

Access the proxy form at www.proxyvote.com before midnight, Eastern time, on August 30, 2006. Follow the instructions for Internet voting found there and on the enclosed proxy card. If you vote via the Internet, please be advised that there may be costs involved, including possibly access charges from Internet access providers and telephone companies. You will have to bear these costs.

If your shares are registered in the name of a brokerage, bank or other nominee, you may not be able to use telephone and Internet voting procedures. Please refer to the voting materials you receive, or contact your broker, bank or other nominee, to determine your options.

     •  Option 3—Mail your Proxy Card:

If you do not wish to vote by telephone or the Internet, please complete, sign, date and return the enclosed proxy card as described under “—Proxies” above.

In order to be effective, proxy instructions must be received before the times indicated above to allow for processing the results.

The voting procedures used by Golden West’s transfer agent, Mellon Investor Services, LLC, are designed to properly authenticate shareholders’ identities and to accurately record and count their proxies.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to Golden West shareholders, Golden West is relying upon SEC rules that permit it to deliver only one joint proxy statement-prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one joint proxy statement-prospectus, you may write or call us as specified below to request a separate copy of this document and we will promptly send it to you at no cost to you. For future Golden West shareholder meetings, if any, you may request separate copies of our proxy materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Golden West Financial Corporation, 1901 Harrison Street, Oakland, California 94612, or by telephoning us at (510) 446-3420.

THE MERGER

The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement and the financial advisor opinions attached as Appendices to this document, for a more complete understanding of the merger.

Wachovia’s and Golden West’s boards of directors have approved and adopted the merger agreement, including the plan of merger contained therein. The merger agreement provides for combining our companies through the merger of Golden West into a wholly-owned subsidiary of Wachovia, which we refer to in this document as the “merger subsidiary”, with the merger subsidiary as the surviving corporation.

In the merger, Golden West shareholders have the right to receive, with respect to 77% of their shares of Golden West common stock, 1.365 shares of Wachovia common stock for each such share and, with respect to the remaining 23% of their shares of Golden West common stock, $81.07 for each such share. This is equivalent to the right to receive 1.051 shares of Wachovia common stock and $18.65 in cash for each share of Golden West common stock. Shares of Wachovia common stock issued and outstanding at merger completion will remain outstanding and those stock certificates will be unaffected by the merger. Wachovia’s common stock will continue to trade on the NYSE under the Wachovia Corporation name with the symbol “WB” following the merger.

See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

The Golden West board of directors regularly discusses with Golden West management the company’s financial performance and prospects, and also considers the company’s strategy and future outlook. Issues such as competitive developments and succession planning are regularly addressed as part of these discussions.

In late 2005, senior management of Golden West met with representatives of Lehman Brothers and had a general discussion that encompassed current areas of focus for investors in banking companies, developments in bank mergers and acquisitions, Golden West’s recent and expected financial performance and the types of strategic alternatives that might be available to Golden West.

In March and April of 2006, senior management of Golden West again met with representatives of Lehman Brothers. Lehman Brothers discussed updated valuation analyses of Golden West and also discussed various potential strategic alternatives, including possible strategic partners. Following these meetings, Lehman Brothers continued to investigate the various strategic alternatives that might be available to Golden West and, during this time, had further discussions with Golden West senior management.

In the evening of April 27, 2006, on behalf of Golden West, Lehman Brothers contacted a partner at Sullivan & Cromwell LLP, Wachovia’s outside corporate counsel, and inquired whether Wachovia might be interested in discussing a strategic transaction regarding Golden West. The following day, April 28, 2006, Lehman Brothers contacted G. Kennedy Thompson, Chairman, President and Chief Executive Officer of Wachovia, to assess Wachovia’s interest in discussing such a strategic transaction. Subsequent to this discussion, Mr. Thompson contacted Herbert M. Sandler and Marion O. Sandler, Chairmen and Chief Executive Officers of Golden West, to indicate that Wachovia was familiar with Golden West and to express Wachovia’s interest in pursuing a possible strategic transaction with Golden West.

Following this initial contact, Wachovia and Golden West and their respective financial advisors discussed generally the outlines of a possible transaction, including preliminary financial and other terms of an agreement, the logistical steps in moving forward and the expected timeframe. On May 2, 2006, Wachovia and Golden West entered into a confidentiality and standstill agreement and commenced mutual due diligence investigations.

On May 2, 2006, the Golden West board of directors held a meeting at which Lehman Brothers provided a report on its work to date for Golden West. Senior management of Golden West reviewed for the board of directors Wachovia’s indication of interest and reviewed the course and current status of the discussions with Wachovia. Lehman Brothers also provided a preliminary financial analysis for the Golden West board of directors of a possible transaction between Golden West and Wachovia. Wachtell, Lipton, Rosen & Katz, counsel to Golden West, reviewed with the Golden West board of directors the legal and fiduciary considerations relating to the board’s consideration of a possible merger if discussions proceeded to that point.

On the evening of May 3, 2006, the Wachovia board of directors held a meeting to review and discuss the potential acquisition of Golden West. Mr. Thompson and other members of Wachovia management presented information about Golden West’s business model, preliminary due diligence findings, and financial information about Golden West and the possible transaction. Wachovia’s board responded favorably to the concept of the possible merger. Additional Wachovia board meetings were planned to address the status of negotiations between Wachovia and Golden West and due diligence findings.

During the remainder of the week of May 1, 2006, senior management of Wachovia and Golden West and their respective financial and legal advisors continued discussions and negotiations regarding a possible transaction between the companies. In addition, during this time, they continued with their due diligence investigations with respect to Wachovia’s and Golden West’s business, legal, tax and other matters. On May 2, 2006, Sullivan & Cromwell LLP provided draft merger documentation to Wachtell, Lipton, Rosen & Katz, and the parties and their respective counsel negotiated the terms of the merger agreement over the next several days while due diligence investigations continued.

On Friday, May 5, 2006, Wachovia’s board of directors met in the afternoon to discuss the progress of discussions and negotiations between Wachovia and Golden West. Mr. Thompson and Wachovia’s management updated the board on due diligence findings and reviewed financial and strategic considerations regarding Golden West as an ongoing entity and as part of the combined company following the merger. Wachovia’s board expressed to management their belief in the long-term strategic merits of the possible merger and encouraged management to continue discussions and negotiations with Golden West.

On Friday, May 5, 2006, senior management of Wachovia and Golden West discussed key financial terms of the transaction and, among other things, agreed to propose to their respective boards of directors an exchange ratio of 1.365 shares of Wachovia common stock for a specified percentage of the Golden West shares, to be finally determined before execution of a definitive agreement, and $81.07 in cash for the remaining percentage of Golden West shares. Over the next day, senior management of Wachovia and Golden West continued their discussions and agreed to propose to their respective boards of directors that 77% of shares of Golden West common stock held by each holder of record would be exchanged for Wachovia common stock at the exchange ratio, and the remaining 23% of shares of Golden West common stock held by each holder of record would be exchanged for cash. This would be equivalent to 1.051 shares of Wachovia common stock and $18.65 in cash for each outstanding share of Golden West common stock. During this time, Wachovia and Golden West and their counsel finalized negotiation of the other terms of the proposed merger agreement.

In addition, Wachovia proposed that, concurrently with the execution of the merger agreement, it would enter into a voting and support agreement with each of Herbert M. Sandler, Marion O. Sandler and Bernard A. Osher, each solely in his or her capacity as a Golden West shareholder, to vote his or her shares of Golden West common stock in favor of any proposed merger and against competing proposals for Golden West while the merger agreement is in effect. During the week of May 1, 2006, Wachovia, these signing shareholders and their counsel finalized negotiation of the terms of these voting agreements.

Wachovia’s board of directors met in the morning of Sunday, May 7, 2006. Mr. Thompson and Wachovia’s management reviewed the status of discussions and negotiations with Golden West since the previous board meeting. Members of Wachovia’s management discussed the financial aspects of the transaction, including the proposed merger consideration, accretion/dilution analysis, post-merger capital ratios, estimated expense savings, anticipated financial benefits and revenue opportunities, and key financial terms contained in the merger agreement. Management also discussed strategic factors related to the proposed transaction, including Golden West’s consumer banking and mortgage-lending businesses, the timing of integration activities, and a credit quality and risk management assessment of Golden West.

Partners of Sullivan & Cromwell LLP advised the Wachovia board regarding certain legal matters related to the proposed transaction, including the fiduciary obligations of Wachovia’s directors in connection with their consideration of the proposed merger agreement. Partners of Sullivan & Cromwell LLP also presented information about the proposed merger agreement, including key terms relating to structure, covenants, and representations and warranties. Sullivan & Cromwell LLP partners also discussed regulatory and shareholder approvals required to complete the merger and the terms of the voting agreements.

Following the Sullivan & Cromwell LLP presentation, representatives from Merrill Lynch delivered a financial analysis of the transaction and then orally advised the Wachovia board of directors of its opinion that, as of May 7, 2006, and based upon the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Merrill Lynch, all as set forth in its written opinion, the merger consideration to be paid by Wachovia in the merger was fair, from a financial point of view, to Wachovia. Following the Merrill Lynch presentation, directors addressed questions to members of Wachovia’s management, partners of Sullivan & Cromwell LLP and representatives of Merrill Lynch. Following a period of discussion and response to director questions, upon motion duly made and seconded, the Wachovia board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

The Golden West board of directors met on the afternoon of Sunday, May 7, 2006. At the meeting, Mr. Sandler reviewed for the board of directors the course of discussions and negotiations with Wachovia following the last meeting of the Golden West board of directors and summarized for the board the proposed financial terms of the merger agreement. Representatives of Lehman Brothers then summarized the key financial terms of the merger and the valuation multiples represented by those terms and reviewed the pro forma rankings of the combined company. Lehman Brothers also reviewed with the Golden West board of directors information on Wachovia’s businesses, key contributors to its earnings and revenue and its branch network, customers, financial performance, acquisition history, management team and shareholder base. Lehman Brothers then presented a detailed financial valuation analysis of each of Golden West and Wachovia, including historical stock price performance, financial performance and trading multiple metrics against peer financial institutions, valuation ranges implied by precedent merger transactions and discounted cash flow analysis, and also presented an analysis of the pro forma impact of the proposed transaction on the earnings per share, dividends, tangible book value and regulatory capital ratios of each company. Following questions from the board and discussion, Lehman Brothers rendered its opinion to the board that, as of the date of and subject to the qualifications set forth in the opinion, the consideration proposed to be paid in the merger was fair, from a financial point of view, to Golden West shareholders.

Following the Lehman Brothers presentation, representatives of Wachtell, Lipton, Rosen & Katz discussed the fiduciary obligations of the directors in connection with their consideration of the proposed merger agreement, reviewed for the board the terms of the proposed merger agreement and the proposed voting agreements with Mr. and Mrs. Sandler and Mr. Osher, reviewed the regulatory and shareholder approvals expected to be required in connection with the merger, and discussed employee, compensation and benefits issues relating to the proposed transaction. Mr. Sandler then discussed the proposed timeline for announcing the transaction if the Golden West board of directors were to approve the proposed merger agreement. Representatives of Wachtell, Lipton, Rosen & Katz then reviewed with the board the draft resolutions proposed to be adopted in connection with the merger. After further questions from the directors and discussion of the proposed transaction, the Golden West board of directors resolved unanimously that the merger agreement and the merger are advisable for, fair to and in the best interest of the Golden West shareholders and voted unanimously to approve and adopt the merger agreement and the merger.

Promptly after the meeting of the Golden West board of directors, on May 7, 2006, Wachovia and Mr. and Mrs. Sandler and Mr. Osher entered into the voting agreements, and Wachovia and Golden West executed the merger agreement. Later that evening, Wachovia and Golden West issued a joint press release announcing the transaction.

Recommendation of Wachovia’s Board and Its Reasons for the Merger

After careful consideration, at its meeting on May 7, 2006, Wachovia’s board determined that the merger agreement is in the best interests of Wachovia and its shareholders. Accordingly, Wachovia’s board, by a unanimous vote, adopted the merger agreement and unanimously recommends that Wachovia shareholders vote “FOR” approval of the issuance of shares of Wachovia common stock as consideration in the merger.

In reaching its decision to recommend this merger to Wachovia shareholders, Wachovia’s board concluded that Golden West and Wachovia have a unique strategic fit and that the merger provides an opportunity for enhanced financial performance and shareholder value. Golden West and Wachovia share similar philosophies and approaches, as well as complementary strengths. Wachovia’s board believes that the merger will solidify Wachovia’s position as a major provider of consumer financial services nationwide.

Wachovia’s board determined the merger would place Wachovia in an improved competitive position in the financial markets because it believes the merger combines two financially sound institutions with complementary businesses and business strategies, thereby creating a stronger combined institution with greater size, flexibility, breadth of services, efficiency, capital resources, profitability and potential for growth than either company possesses alone. Wachovia’s board believes that each institution currently is well-managed and that each institution will contribute complementary business strengths resulting in a well-diversified combined company, with strong capitalization that will allow the combined company to take advantage of future opportunities for growth.

Wachovia’s board determined that the merger would create an opportunity for enhancing shareholder value after considering, among other things, the strategic rationale, the financial implications and the risks associated with the transaction. In concluding that the merger is in the best interests of Wachovia and its shareholders, Wachovia’s board considered, among other things, the following factors that supported the decision to approve the merger:

•	Wachovia’s and Golden West’s strategic business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, Wachovia’s board concluded that Golden West’s business and operations complement those of Wachovia, that Golden West’s financial condition and asset quality are very sound and will further strengthen Wachovia’s balance sheet, and that Golden West’s earnings and prospects should result in Wachovia having superior future earnings and prospects compared to its earnings and prospects on a stand-alone basis. In particular, Wachovia’s board considered the following:

•	the strong demographic conditions of markets in which Golden West primarily conducts its operations;

•	the strengthening of Wachovia’s market position in Florida, Texas, New Jersey and New York;

•	the expansion of Wachovia’s general banking operations in attractive markets in California, Arizona, Colorado, Nevada, Kansas and Illinois;

•	the expansion of Wachovia’s residential mortgage lending business to be one of the largest mortgage providers in the United States; and

•	the combined company’s position as one of the largest banking organizations in the United States in terms of deposits, assets, assets under management, branches, mutual fund assets, on-line banking customers, registered representatives, ATMs, full service brokerage offices and private client offices.

•	The consistency of the merger with Wachovia’s business strategy, including achieving strong earnings growth, improving customer attraction and retention, focusing on expense control, and gradually shifting Wachovia’s business to higher growth, lower capital businesses. The board concluded after its analysis that Wachovia and Golden West are a highly complementary fit because of:

•	Golden West’s responsiveness to customer needs and demands, and Golden West’s skill at anticipating those demands, which results in strong customer relationships;

•	Golden West’s geographic coverage, which would strengthen Wachovia’s presence in Florida, Texas, New Jersey and New York, and expand its presence to new markets in California, Arizona, Colorado, Nevada, Kansas and Illinois; and

•	the complementary nature of the markets served and products offered by Golden West and Wachovia and the expectation that the merger would provide economies of scale, expanded product offerings, expanded opportunities for cross-selling, cost savings opportunities and enhanced opportunities for growth.

•	The anticipated enhancements to Wachovia’s pro forma business mix by having more of Wachovia’s expected earnings stream come from traditional banking businesses, thus tending to lessen earnings volatility.

•	The expectation of Wachovia’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free for United States federal income tax purposes to Wachovia, Golden West and Wachovia’s shareholders.

•	Wachovia’s board’s belief that the merger is likely to provide increases to shareholder value. In particular, Wachovia’s board believes that:

•	Although the merger may be dilutive to Wachovia shareholders on an earnings per share basis calculated according to GAAP until 2009, the merger will be accretive to Wachovia shareholders on a cash earnings per share basis by 2008. Wachovia’s estimation of earnings per share accretion/dilution for each of the years 2007, 2008 and 2009 is as follows:

	2007	2008	2009

Pro forma GAAP EPS	$5.10	5.66	6.30
Wachovia estimated standalone GAAP EPS	5.21	5.73	6.30
Accretion/(Dilution)	(0.11)	(0.07)	0.00

Pro forma cash EPS	5.26	5.79	6.40
Wachovia estimated standalone cash EPS	5.28	5.78	6.34
Accretion/(Dilution)	$(0.02)	0.01	0.06

Wachovia estimated full year 2007 stand-alone GAAP earnings per share are based on consensus earnings per share estimates as reported by First Call as of May 5, 2006, adjusted to include merger-related and restructuring expenses in 2007 (merger-related and restructuring expenses associated with transactions prior to the merger are expected to be immaterial in 2007). Estimated stand-alone GAAP earnings per share for 2008 and 2009 are based on 2007 consensus earnings per share estimates plus the consensus 5-year earnings per share growth expectations of 10% per year (merger-related and restructuring expenses associated with transactions prior to the merger are expected to be immaterial in 2008 and 2009). Management believed that the First Call estimates for future earnings and growth provided a reasonable framework for illustrating the pro forma effects of the merger.

Pro forma average shares outstanding assumes an average fully diluted share count for Wachovia on a stand-alone basis of 1,601 million shares in 2007, 1,598 million shares in 2008 and 1,586 million shares in 2009 and for Golden West on a stand-alone basis of 315 million shares (or 331 million Wachovia shares based on the equivalent 1.051 exchange ratio (i.e., 1.365 times 77%)).

Pro forma 2007 earnings per share estimates assume consensus earnings per share estimates for Golden West in 2007 as reported by First Call as of May 5, 2006 and pro forma 2008 and 2009 estimates assume a consensus 5-year earnings per share growth expectation for Golden West of 12% per year.

Pro forma earnings are also based on the assumptions of Wachovia’s management described below and under “—Opinion of Wachovia’s Financial Advisor”. The assumptions of Wachovia’s management include annual cost savings of approximately 9% of Golden West’s non-interest expense, or approximately $53 million after-tax, by the end of 2008, with lower amounts of cost savings to be realized prior to that time. The assumptions also give no credit for revenue enhancements and pro forma cash earnings exclude aggregate merger-related and restructuring expenses.

Cash earnings per share is a non-GAAP financial measure that is calculated by adding after-tax restructuring and merger-related expenses and intangible amortization to income before cumulative effect of a change in accounting principle and dividing the result by average shares outstanding. Wachovia believes this measure provides information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitates comparison with the performance of others in the financial services industry.

•	Following merger integration, Wachovia believes the earnings per share of Wachovia will grow at a faster rate compared to its growth on a stand-alone basis.

•	Based on the assumptions described above, Wachovia believes the merger will satisfy Wachovia’s criteria for acquisitions by being accretive to cash earnings per share within two years and having an internal rate of return in excess of 15%.

•	Wachovia’s board’s belief that Wachovia and Golden West management share a common vision of commitment to their respective shareholders, employees, customers, suppliers, and creditors.

•	Merrill Lynch’s financial presentation to Wachovia’s board, including Merrill Lynch’s opinion, dated May 7, 2006, to Wachovia’s board as to the fairness, from a financial point of view, to Wachovia of the merger consideration to be paid by Wachovia in the merger, as discussed in “—Opinion of Wachovia’s Financial Advisor” below.

•	Wachovia’s board’s understanding that the 1.365 exchange ratio and the $81.07 cash payment were both fixed and would not fluctuate, as is customary in transactions of this nature, and in view of the long-term strategic purposes of the merger.

•	The review by Wachovia’s board with its legal advisor, Sullivan & Cromwell LLP, of the provisions of the merger agreement and voting agreements. Some of the features of those agreements that the board considered are:

•	two members of Golden West’s board of directors would join Wachovia’s board following merger completion, and the proposed arrangements with respect to certain Golden West employees; and

•	provisions of the merger agreement and the voting agreements designed to enhance the probability that the merger will be completed.

•	Wachovia’s board’s review and discussions with Wachovia’s management and outside advisors concerning the due diligence examination of operations, financial condition and prospects of Golden West.

•	Wachovia’s expectation, after consulting with legal counsel, that the required regulatory approvals could be obtained.

Wachovia’s board also considered the potential initial negative impact on the market price of Wachovia common stock following announcement of the merger. In addition, Wachovia’s board considered the following factors that potentially created risks if the board decided to approve the merger:

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Wachovia’s on-going business or in the loss of customers;

•	the possibility that the anticipated benefits of the merger may not be realized, including the expected cost savings;

•	the anticipated effect of the merger on Golden West’s employee compensation, benefits and incentives under various employment-related agreements, plans and programs because the merger may accelerate vesting under some of such agreements, plans and programs, which might encourage employees to leave and involve additional cost;

•	the impact of divestitures of assets and deposit liabilities that regulatory authorities may require in connection with the merger, which may result in lost customer relationships and reduce the amount of income the combined company could have realized without such divestitures;

•	the potential merger-related restructuring charges; and

•	the potential impact of interest rate fluctuations on Golden West’s short-term and long-term revenues and earnings.

Wachovia’s board concluded that the anticipated benefits of combining with Golden West were likely to substantially outweigh the preceding risks.

Although each member of Wachovia’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Wachovia and its shareholders.

Wachovia’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger.

It should be noted that this explanation of the Wachovia board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements”.

Recommendation of Golden West’s Board and Its Reasons for the Merger

By unanimous vote, the Golden West board of directors, at a meeting held on May 7, 2006, determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of the Golden West shareholders and approved and adopted the plan of merger contained in the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Golden West board of directors unanimously recommends that the Golden West shareholders vote “FOR” the approval and adoption of the plan of merger contained in the merger agreement and the transactions contemplated by the merger agreement at the Golden West special meeting.

In reaching this decision, the Golden West board of directors consulted with Golden West’s management and its financial and legal advisors and considered a variety of factors, including the material factors described below. In light of the number and variety of factors considered in connection with its evaluation of the transaction, the Golden West board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Golden West board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of Golden West’s reasons for the proposed merger and other information presented in this section contains forward-looking statements and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The Golden West board of directors considered the following factors:

•	its understanding of Golden West’s business, operations, financial condition, earnings, management, succession planning and prospects, and of Wachovia’s business, operations, financial condition, earnings, management and prospects, including Golden West’s due diligence review of Wachovia;

•	its understanding that Golden West’s chief executive officers were considering the appropriate timeframe to retire or reduce their day-to-day role in the management of the business;

•	its understanding of the current environment in the savings and loan and financial services industry, including national and local economic and market conditions, the competitive landscape for savings and loan and financial institutions generally, trends and developments in the residential mortgage lending industry, consolidation in the financial services industry, and the likely impact of these factors on Golden West;

•	Wachovia’s reputation as an employer of choice, consistently being recognized for its commitment to a best in-class and diverse workforce, and the compatibility between Wachovia’s and Golden West’s employee relations strategies;

•	Wachovia’s reputation for exceptional customer service, and the similar approaches to customer service employed by Wachovia and Golden West;

•	its understanding of the potential for a greater range of products that the combined company would be able to sell;

•	the complementary aspects of Golden West’s and Wachovia’s businesses, including geographic coverage and the board’s understanding of the compatibility of their respective managements, cultures and operating styles, and the Golden West board’s assessment of the likelihood that Golden West’s business culture would be compatible with the culture of the combined company;

•	the terms of the merger agreement, including the consideration to be paid to Golden West shareholders in the merger, which would consist of a fixed amount in cash for 23% of Golden West’s common stock and a fixed number of shares of Wachovia common stock for the remaining 77% of Golden West’s common stock, and the fact that under this structure the value of the merger consideration would rise with increases, and fall with decreases, in the market price of Wachovia common stock, with such changes moderated to the extent of the cash consideration;

•	the treatment of Golden West employees contemplated by the merger agreement, including the proposed conversion of options to acquire Golden West common stock into options to acquire Wachovia common stock, the acceleration of vesting of options upon the closing of the merger, severance arrangements, and the amendment of the Golden West supplementary employee retirement agreements (see “The Merger Agreement—Interests of Certain Persons in the Merger”);

•	the expectation that the merger would create a leading financial institution with more than $650 billion in assets that will have retail branches in 21 states and Washington D.C. and have mortgage lending operations in 39 states and will be the leading retail bank in the southeast United States, a leading bank in the western United States, a top ten mortgage origination and servicing company, a top ten indirect auto lender, a leading national brokerage and fund manager, and a well-positioned corporate and investment bank;

•	the Golden West board’s view of the likely future prospects of the combined company, including the opportunity for greater market penetration in and around its historical markets and the potential access to a more diversified customer base, revenue sources and financial products;

•	the financial analysis presented by Lehman Brothers, Golden West’s financial advisor, to the Golden West board of directors and the opinion delivered by Lehman Brothers that, based upon and subject to the assumptions made, matters considered and limitations set forth in the opinions, the consideration specified in the merger agreement was fair, from a financial point of view, to the Golden West shareholders (see “—Opinion of Golden West’s Financial Advisor” below);

•	the fact that, under the terms of the merger agreement, two appointees from the Golden West board of directors would serve on the Wachovia board of directors after merger completion;

•	the expectation that, with respect to that portion of the merger consideration to be received in the form of Wachovia common stock, the merger will qualify as a transaction of a type that is generally tax-free to Golden West shareholders for U.S. federal income tax purposes;

•	the regulatory and other approvals, including the approval of both Wachovia and Golden West shareholders, required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained in a timely manner without unacceptable conditions;

•	Wachovia’s recent track record in integrating acquisitions and the Golden West board’s understanding of Wachovia’s integration plan for the merger, along with the potential issues of integrating the businesses, operations and workforce of Golden West and Wachovia, including the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters, and the possibility of not achieving the expected integration and efficiency levels in the expected timeframe;

•	the potential for revenue enhancements to be realized as a result of the merger;

•	the terms of the voting agreements between Wachovia, on the one hand, and each of Mr. and Mrs. Sandler and Mr. Osher, on the other hand, under which Mr. and Mrs. Sandler and Mr. Osher, solely in their capacity as Golden West shareholders, agreed to vote their shares of Golden West common stock in favor of the merger and against alternative acquisition proposals for Golden West;

•	the possibility that the terms of the merger agreement, including the provisions restricting Golden West from soliciting third party acquisition proposals, the termination fee provisions, and the terms of the voting agreements, could have the effect of discouraging other parties that might be interested in a merger with Golden West from proposing such a transaction;

•	the ability under the merger agreement of Golden West under certain circumstances to provide non-public information to, and engage in discussions with, third parties that propose an alternative transaction; its view that the terms of the merger agreement, including the termination fee, would not preclude the Golden West board of directors from evaluating a proposal for an alternative transaction involving Golden West; and its view after consultation with Golden West’s financial and legal advisors that, as a percentage of the merger consideration at the time of the announcement of the transaction, the termination fee was within the range of termination fees provided for in recent large acquisition transactions;

•	the risks described under “Risk Factors”;

•	the fees and expenses associated with completing the merger;

•	the risk that certain members of Golden West senior management or Wachovia senior management might choose not to remain employed with the combined company;

•	the risk that either Golden West shareholders or Wachovia shareholders may fail to approve the merger or the transactions contemplated by the merger agreement; and

•	the risk and costs that the merger might not be completed, the potential impact of the restrictions under the merger agreement on Golden West’s ability to take certain actions during the period prior to the closing of the merger, the potential for diversion of management and employee attention and for increased employee attrition during that period and the potential effect of these factors on Golden West’s business and relations with customers.

The Golden West board of directors weighed the potential benefits, advantages and opportunities of a merger and the risks of not pursuing a transaction with Wachovia against the risks and challenges inherent in the proposed merger. The Golden West board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Golden West board of directors concluded that the potential benefits outweighed the risks of completing the merger with Wachovia.

After taking into account these and other factors, the Golden West board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interest of the Golden West shareholders, approved the merger with Wachovia and the other transactions contemplated by the merger agreement, and approved and adopted the merger agreement.

Cost Savings

Wachovia estimates that the combined company following the merger is projected to save about $53 million in after-tax costs annually by the end of 2008 and beyond. These modest cost savings, which represent approximately 9% of Golden West’s non-interest expense or 0.5% of the combined company’s non-interest expense, primarily relate to overlapping or duplicative technology systems, personnel functions, taxes and real property facilities.

The following chart illustrates an itemization of the combined company’s projected annual cost savings after the merger integration is complete following the merger.

Annual Cost
Savings (in millions)

Personnel reductions	$43
Taxes	18
Other, including purchasing synergies	26
Expense increase (including branch upfitting and employee benefits)	(34)

$53

Wachovia believes that approximately 50% of the combined company’s projected annual cost savings would be achieved in 2007 and 100% achieved by year-end 2008.

Opinion of Wachovia’s Financial Advisor

Wachovia’s board of directors engaged Merrill Lynch to act as its financial advisor in connection with the merger, and to render an opinion as to whether the merger consideration to be paid by Wachovia pursuant to the merger was fair from a financial point of view to Wachovia.

On May 7, 2006, Merrill Lynch delivered its oral opinion to Wachovia’s board of directors, subsequently confirmed in its written opinion as of that same date, that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the merger consideration to be paid by Wachovia pursuant to the merger agreement was fair from a financial point of view to Wachovia.

The full text of the written opinion of Merrill Lynch, dated May 7, 2006, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this joint proxy statement-prospectus and is incorporated into this joint proxy statement-prospectus by reference. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. Shareholders of Wachovia are urged to read and should read the entire opinion carefully. Merrill Lynch has consented to the inclusion in this joint proxy statement-prospectus of its opinion dated May 7, 2006 and of the summary of that opinion set forth below.

In preparing its opinion to Wachovia’s board of directors, Merrill Lynch performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch’s opinion or the presentation made by Merrill Lynch to Wachovia’s board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the opinion of Merrill Lynch was one of several factors taken into consideration by Wachovia’s board of directors in making its determination to approve the merger and the issuance of shares of Wachovia common stock in the merger. Consequently, Merrill Lynch’s analyses as described below should not be viewed as determinative of the decision of Wachovia’s board of directors with respect to the fairness from a financial point of view of the merger consideration to be paid by Wachovia.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Golden West and Wachovia that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Golden West and Wachovia, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which herein is referred to as the expected synergies, furnished to Merrill Lynch by Golden West and Wachovia;

•	conducted discussions with members of senior management and representatives of Golden West and Wachovia concerning the matters described in the preceding two bullet points, as well as the business and prospects before and after giving effect to the merger and the expected synergies;

•	reviewed the market prices and valuation multiples for Golden West’s common stock and Wachovia’s common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Golden West and Wachovia and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions among representatives of Golden West and Wachovia and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•	reviewed a draft dated May 6, 2006 of the merger agreement;

•	reviewed a draft dated May 6, 2006 of the voting and support agreement between Wachovia and certain shareholders of Golden West (as to the terms of which Merrill Lynch expressed no opinion); and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of Golden West or Wachovia and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of Golden West or Wachovia under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Golden West or Wachovia. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by Golden West or Wachovia, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the management of Golden West or Wachovia as to the expected future financial performance of Golden West or Wachovia, as the case may be, and the expected synergies. Merrill Lynch further assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement and each voting agreement would be substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, May 7, 2006. Merrill Lynch further assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that will have a material adverse effect on the contemplated benefits of the merger.

In connection with the preparation of its opinion, Merrill Lynch was not authorized by Wachovia or the board of directors of Wachovia to solicit, nor did Merrill Lynch solicit, third party indications of interest for the acquisition of all or any part of Wachovia.

Pursuant to a letter agreement between Wachovia and Merrill Lynch, dated as of May 1, 2006, Wachovia agreed to pay Merrill Lynch for financial advisory services rendered through the closing of the merger (i) a fee of $3 million upon execution of the merger agreement and (ii) a fee of $20 million upon merger completion. Wachovia also agreed, among other things, to reimburse Merrill Lynch for certain expenses incurred in connection with the services provided by Merrill Lynch and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under the U.S. federal securities laws, related to or arising out of its engagement.

Merrill Lynch has in the past provided financial advisory and financing services to Wachovia and Golden West and may continue to do so. Merrill Lynch has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the common stock and other securities of Golden West as well as the common stock of Wachovia and other securities of Wachovia, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Merrill Lynch’s opinion is addressed to Wachovia’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be paid by Wachovia pursuant to the merger. The opinion does not address the merits of the underlying decision of Wachovia to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any shareholder of Wachovia as to how that shareholder should vote with respect to the merger or any matter related thereto. In addition, the opinion of Merrill Lynch does not address and Merrill Lynch was not asked to address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Wachovia. Merrill Lynch did not express any opinion as to the prices at which the common stock of Wachovia will trade following the announcement or consummation of the merger.

Merrill Lynch’s Financial Analysis

The following is a summary of the material financial analyses that Merrill Lynch performed in connection with its opinion to Wachovia’s board of directors dated May 7, 2006. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch. To the extent the following quantitative information reflects market data, except as otherwise indicated, Merrill Lynch based this information on market data as they existed prior to May 7, 2006. This information, therefore, does not necessarily reflect current or future market conditions.

Calculation of Transaction Value.  Merrill Lynch reviewed the terms of the merger. The merger consideration had an implied total offer value of $81.07 per share of Golden West common stock based upon the closing price of Wachovia common stock of $59.39 on May 5, 2006. Merrill Lynch noted that Golden West shareholders will receive the equivalent of 1.051 shares of Wachovia common stock (i.e., 1.365 times 77%) and the equivalent of $18.65 in cash (i.e., $81.07 times 23%) for each share of Golden West common stock. Merrill Lynch also noted that the transaction had an implied aggregate total value of approximately $25.5 billion as of May 5, 2006.

Comparable Companies Analysis.  Merrill Lynch reviewed and compared selected financial information and trading statistics of Golden West and Wachovia to the publicly available corresponding data for the 16 largest banks and thrifts in the U.S., which includes the following companies:

•	Citigroup, Inc.

•	Bank of America Corporation

•	JPMorgan Chase & Co.

•	Wells Fargo & Company

•	Wachovia Corporation*

•	U.S. Bancorp

•	Washington Mutual, Inc.

•	SunTrust Banks, Inc.

•	BB&T Corporation

•	National City Corporation

•	Fifth Third Bancorp

•	Golden West Financial Corporation*

•	PNC Financial Services Group, Inc.

•	Regions Financial Corporation

•	KeyCorp

•	M&T Bank Corporation

*	Financial data used on a pre-merger basis.

The following table compares selected financial information and trading statistics of Golden West and Wachovia with corresponding mean data for the above listed comparable companies, which data is based on financial data at or for the period ending March 31, 2006, earnings per share estimates and projected earnings per share growth rates from First Call and market prices as of May 5, 2006. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

	Price/2007		Price/Book		Price/Tangible		Dividend	EPS
	Estimated EPS		Value		Book Value		Yield	Growth Rate

Golden West	11.56	x	2.41	x	2.41	x	0.45%	12%
Comparable Companies for Golden West(1)	12.03	x	2.05	x	3.43	x	3.48%	9%
Wachovia	11.40	x	1.92	x	3.85	x	3.43%	10%
Comparable Companies for Wachovia(2)	12.04	x	2.09	x	3.34	x	3.28%	10%

(1)	Excludes Golden West.

(2)	Excludes Wachovia.

No company used in the comparable company analyses described above is identical to Golden West, Wachovia, or the pro forma combined company, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analyses, such as determining the mean or median, are not of themselves meaningful methods of using comparable company data.

Comparable Merger and Acquisition Transactions and Implied Transaction Pricing Multiples.  Merrill Lynch also reviewed the implied transaction pricing multiples in the following nine selected merger and acquisition transactions involving companies in the banking and financial services industry announced since May 7, 2001 with transaction values greater than $5.0 billion.

Acquiror	Target
Bank of America Corporation	FleetBoston Financial Corporation
Capital One Financial Corporation	North Fork Bancorporation, Inc.
Wachovia Corporation	SouthTrust Corporation
Royal Bank of Scotland	Charter One Financial, Inc.
SunTrust Banks, Inc.	National Commerce Financial Corporation
North Fork Bancorporation, Inc.	GreenPoint Financial Corp.
Citigroup, Inc.	Golden State Bancorp Inc.
Capital One Financial Corporation	Hibernia Corporation
Washington Mutual, Inc.	Dime Bancorp, Incorporated

For these selected merger and acquisition transactions, Merrill Lynch used publicly available information to determine:

•	the multiples of the transaction price per share to both the book value per share and the tangible book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transactions;

•	the multiples of the transaction price per share to the last twelve months and forward consensus earnings estimates per share at the time of announcement;

•	the implied tangible book premium to total deposits and to core deposits; and

•	the premium per share paid by the acquiror compared to the share price of the target company prevailing 30 days prior to the announcement of those transactions.

The average values of these multiples and premiums were then compared to those calculated for the merger. Merrill Lynch considered these selected merger and acquisition transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and judgment concerning differences in the selected merger and acquisition transactions and other factors that could affect the premiums paid in such comparable transactions to which the merger is being compared. Mathematical analysis (such as determining the average) is not by itself a meaningful method of using selected merger and acquisition transaction data.

The following table compares the foregoing calculations for the merger and the average of the foregoing calculations for the selected merger and acquisition transactions.

			Comparable Merger
	Wachovia/		and Acquisition
	Golden West		Transactions

Implied Transaction Value as of Multiple of:
Book Value	2	.77x	2	.65x
Tangible Book Value	2	.77x	3	.81x
Last Twelve Months EPS ($4.90)	16	.54x	17	.16x
Forward Year EPS ($6.10)	13	.29x	14	.32x
Tangible Premium as a % of:
Total Deposits	26.7%		28.7%
Core Deposits	36.6%		33.5%
Implied Market Premium	15	.0%(1)	27.1%

(1)	Represents premium paid relative to Golden West closing stock price on May 5, 2006.

Discounted Dividend Analysis—Golden West.  Merrill Lynch performed a discounted dividend analysis to estimate a range of present values per share of Golden West common stock. The valuation range was determined by adding (i) the present value of Golden West’s earnings available for dividends, net of earnings necessary to maintain Golden West’s tangible common equity to tangible assets ratio at 4.5% (which Wachovia management deemed to be a more appropriate level of capitalization than Golden West’s current levels) through December 31, 2011, and (ii) the present value of the “terminal value” of Golden West common stock. In calculating the terminal value of Golden West common stock, Merrill Lynch applied multiples ranging from 11.0x to 13.0x to year 2012 forecasted cash earnings. The dividend stream and terminal value were then discounted back to May 5, 2006 using discount rates ranging from 12.0% to 14.0%, which are rates Merrill Lynch viewed as the appropriate range for a company with Golden West’s risk characteristics.

In performing this analysis, Merrill Lynch used the First Call consensus earnings per share estimate for Golden West for 2007. After 2007, earnings per share were assumed to increase annually at 12%, the First Call consensus projected earnings growth rate for Golden West. This analysis also assumed $87 million in pre-tax synergies, of which approximately 50% are projected to be realized in 2007 and 100% in 2008, and a $480 million pre-tax restructuring charge. The analysis assumed annual balance sheet growth rate of 10% for Golden West.

Based on the foregoing criteria and assumptions, Merrill Lynch determined that the stand-alone present value of the Golden West common stock ranged from $75.59 to $92.15 per share.

Discounted Dividend Analysis—Wachovia.  Merrill Lynch performed a discounted dividend analysis to estimate a range of present values per share of Wachovia common stock. The valuation range was determined by adding (i) the present value of Wachovia’s earnings available for dividends, net of earnings necessary to maintain Wachovia’s tangible common equity to tangible assets ratio at 4.8% (based on its ratio as of March 31, 2006) through December 31, 2011, and (ii) the present value of the “terminal value” of Wachovia common stock. In calculating the terminal value of Wachovia common stock, Merrill Lynch applied multiples ranging from 11.0x to 13.0x to year 2012 forecasted cash earnings. The dividend stream and terminal value were then discounted back to May 5, 2006 using discount rates ranging from 12.0% to 14.0%, which are rates Merrill Lynch viewed as the appropriate range for a company with Wachovia’s risk characteristics.

In performing this analysis, Merrill Lynch used the First Call consensus earnings per share estimate for Wachovia for 2007. After 2007, earnings per share were assumed to increase annually at 10%, the First Call consensus projected earnings growth rate for Wachovia. The analysis assumed an annual balance sheet growth rate of 5% for Wachovia.

Based on the foregoing criteria and assumptions, Merrill Lynch determined that the stand-alone present value of the Wachovia common stock ranged from $57.78 to $71.35 per share.

Discounted Dividend Analysis—Pro Forma Wachovia.  Merrill Lynch performed a pro forma discounted dividend analysis to estimate a range of present values per share of Wachovia common stock to reflect the impact of the merger with Golden West. The valuation range was determined by adding (i) the present value of pro forma Wachovia’s earnings available for dividends, net of earnings necessary to maintain pro forma Wachovia’s tangible common equity to tangible assets ratio at 4.7% (blended based on a 4.8% ratio for Wachovia and 4.5% ratio for Golden West) through December 31, 2011, and (ii) the present value of the “terminal value” of pro forma Wachovia common stock. In calculating the terminal value of pro forma Wachovia’s common stock, Merrill Lynch applied multiples ranging from 11.0x to 13.0x to year 2012 forecasted cash earnings. The dividend stream and terminal value were then discounted back to May 5, 2006 using discount rates ranging from 12.0% to 14.0%, which are rates Merrill Lynch viewed as the appropriate range for a company with Wachovia’s risk characteristics on a pro forma basis.

In performing this analysis, Merrill Lynch used the First Call consensus earnings per share estimate for Wachovia and Golden West for 2007. After 2007, earnings per share were assumed to increase annually at 10% for Wachovia and 12% for Golden West, their respective First Call consensus projected earnings growth rates. The analysis assumed an annual balance sheet growth rate of 5% for pro forma Wachovia.

Based on the foregoing criteria and assumptions, Merrill Lynch determined that the present value of the Wachovia common stock, pro forma for the merger, ranged from $58.58 to $72.61 per share.

Pro Forma Financial Impact.  Based on the equivalent merger consideration of 1.051 shares of Wachovia common stock (i.e., 1.365 times 77%) and $18.65 in cash (i.e., $81.07 times 23%) for each share of Golden West common stock, Merrill Lynch analyzed the pro forma per share financial impact of the merger on Wachovia’s cash earnings per share and GAAP earnings per share. This analysis was based on the First Call consensus earnings per share estimates for Golden West and Wachovia for 2007. After 2007, earnings per share were assumed to increase annually at 10% for Wachovia and 12% for Golden West, their respective First Call consensus projected earnings growth rates. The analysis assumed pre-tax cost synergies of $87 million, of which approximately 50% were projected to be realized in 2007 and 100% in 2008. In addition, the analysis used pro forma Wachovia’s projected balance sheet at the closing of the transaction, as determined by Wachovia’s management. In analyzing the pro forma financial impact of the merger, Merrill Lynch also assumed that there would be a one-time, pre-tax restructuring charge of $480 million. The analysis assumed no incremental share repurchases in 2007 or 2008 and estimated repurchases of $600 million in 2009.

Based on these assumptions, the merger would be dilutive to Wachovia’s cash earnings per share (combined net income applicable to common shareholders before merger-related and restructuring expenses, intangible amortization and preferred dividends) by $0.03 in 2007 and accretive to Wachovia’s cash earnings per share by $0.01 in 2008 and $0.05 in 2009. Also, based on these assumptions, the merger would be dilutive to Wachovia’s operating earnings per share (combined net income applicable to common shareholders before merger-related and restructuring expenses and preferred dividends) by $0.11 in 2007, $0.07 in 2008 and $0.01 in 2009.

General

In conducting its analyses and arriving at its opinions, Merrill Lynch utilized a variety of generally accepted valuation methods. The analyses were prepared for the purpose of enabling Merrill Lynch to provide its opinion to the Wachovia board of directors as to the fairness, from a financial point of view, to Wachovia of the merger consideration to be paid by Wachovia pursuant to the merger and do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Merrill Lynch made, and was provided by the management of Golden West and Wachovia management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch, Wachovia or Golden West. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Golden West, Wachovia or their respective advisors, neither Wachovia nor Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Wachovia retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The terms of the merger were determined through negotiations between Golden West and Wachovia and were approved by the board of directors of Wachovia. Although Merrill Lynch provided advice to Wachovia during the course of these negotiations, the decision to enter into the merger was solely that of Wachovia’s board of directors. As described above, the opinion and presentation of Merrill Lynch to Wachovia’s board of directors was only one of a number of factors taken into consideration by Wachovia’s board of directors in making its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Merrill Lynch’s opinion was provided to Wachovia’s board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any shareholder as to how to vote or take any other action with respect to the merger. Merrill Lynch’s opinion does not in any manner address the prices at which shares of Wachovia’s common stock will trade after the announcement or merger completion.

Opinion of Golden West’s Financial Advisor

Golden West engaged Lehman Brothers to act as its financial advisor in connection with the merger and render its opinion with respect to the fairness, from a financial point of view, to Golden West’s shareholders of the consideration to be offered to those shareholders in the merger.

On May 7, 2006, Lehman Brothers delivered its oral opinion to the Golden West board of directors that as of that date, and based upon and subject to certain matters stated in that opinion, the merger consideration to be offered to Golden West’s shareholders in the merger was fair, from a financial point of view, to Golden West’s shareholders. Lehman Brothers subsequently confirmed the oral opinion by delivery of its written opinion dated May 7, 2006.

The full text of Lehman Brothers’ opinion is attached as Appendix C to this joint proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Lehman Brothers urges Golden West shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger. Lehman Brothers has consented to the inclusion in this joint proxy statement-prospectus of its opinion and to the reference to it in this joint proxy statement-prospectus.

Lehman Brothers’ opinion was provided for the information and assistance of the Golden West board of directors in connection with its evaluation of the merger consideration to be offered to Golden West shareholders. Lehman Brothers’ opinion does not address any other aspect of the transaction and is not intended to be and does not constitute a recommendation to any shareholder of Golden West as to how that shareholder should vote with respect to the merger or any related matter. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, Golden West’s underlying business decision to proceed with or effect the merger, nor does Lehman Brothers’ opinion address the relative merits of the merger with Wachovia compared to any other business strategies or alternatives that might be available to Golden West.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed merger;

•	publicly available information concerning Golden West that Lehman Brothers believed to be relevant to its analysis, including Golden West’s earnings press release for the quarter ended March 31, 2006 and Golden West’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	publicly available information concerning Wachovia that Lehman Brothers believed to be relevant to its analysis, including Wachovia’s earnings press release for the quarter ended March 31, 2006, Wachovia’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and Wachovia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	financial and operating information with respect to the business, operations and prospects of Golden West furnished to Lehman Brothers by Golden West;

•	financial and operating information with respect to the business, operations and prospects of Wachovia furnished to Lehman Brothers by Wachovia;

•	the trading histories of Golden West’s and Wachovia’s common stock from May 5, 2001 to May 5, 2006 and a comparison of those trading histories with each other and with the trading histories of other companies that Lehman Brothers deemed relevant and with the trading histories of certain market indices, including the S&P 500 index, the Lehman Brothers’ Bank Index and the Lehman Brothers’ Thrift Index;

•	a comparison of the historical financial results and present financial condition of Golden West with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Wachovia with those of other companies that Lehman Brothers deemed relevant;

•	the potential pro forma impact of the merger on the future financial performance of Wachovia, including the potential effect on Wachovia’s pro forma earnings per share and the cost savings which the managements of Golden West and Wachovia expect to achieve from the merger;

•	the relative financial contributions of Golden West and Wachovia to the current and future financial performance of the combined company on a pro forma basis (including cost savings);

•	independent research analysts’ estimates of the future financial performance of Golden West and Wachovia published by I/B/E/S;

•	the amount of annual dividends historically paid by Wachovia; and

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with the managements of Golden West and Wachovia concerning their respective businesses, operations, assets, liabilities, financial condition and prospects, the cost savings and the other strategic benefits expected by the managements of Golden West and Wachovia to result from a combination of the businesses of Golden West and Wachovia, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Golden West and Wachovia that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at its opinion, upon advice of Golden West, Lehman Brothers assumed that the estimates of third-party research analysts published by I/B/E/S were a reasonable basis to evaluate the future financial performance of Golden West and Wachovia and that the performance of Golden West and Wachovia would not differ materially from such estimates. With respect to the cost savings estimated by the managements of Golden West and Wachovia to result from the merger, Lehman Brothers has assumed that such cost savings will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Golden West or Wachovia and did not make or obtain any evaluations or appraisals of the assets or liabilities of Golden West or Wachovia. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowances for loan losses and, upon advice of Golden West, Lehman Brothers assumed that the respective current allowances for loan losses of Golden West and Wachovia will be, in each case, in the aggregate adequate to cover all such losses. Upon advice of Golden West and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and therefore as a tax-free transaction to the shareholders of Golden West with respect to their receipt of Wachovia common stock in the merger. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

Lehman Brothers expressed no opinion as to the prices at which shares of Wachovia common stock would trade at any time following merger completion. Lehman Brothers’ opinion should not be viewed as providing any assurance that the market value of the shares of Wachovia common stock to be held by the shareholders of Golden West after merger completion will be in excess of the market value of such shares at any time prior to the announcement or merger completion.

At the May 7, 2006 meeting of the Golden West board of directors, Lehman Brothers made a presentation of certain financial analyses of the proposed merger.

The following is a summary of the material valuation, financial and comparative analyses in the presentation that was delivered to the Golden West board of directors by Lehman Brothers.

Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Lehman Brothers, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analysis performed by Lehman Brothers.

Transaction Pricing Multiples.  Lehman Brothers noted the merger consideration provided for in the merger agreement had an implied transaction value to Golden West shareholders of $81.07 per share of Golden West common stock based upon the closing price of Wachovia’s common stock of $59.39 on Friday, May 5, 2006 (the last trading day prior to the Golden West board meeting on Sunday, May 7, 2006). Lehman Brothers calculated the implied transaction value as a premium to Golden West’s closing price per share of common stock on May 5, 2006 (one business day prior to the announcement of the transaction) and to Golden West’s closing price per share of common stock on April 5, 2006 (one month prior to May 5, 2006).

Lehman Brothers also calculated the implied transaction value as a multiple of Golden West’s book value and tangible book value at March 31, 2006 and as a multiple of Golden West’s estimated earnings for 2006 (based on consensus I/B/E/S earnings estimates for Golden West as of May 5, 2006). Lehman Brothers also calculated the implied premium to core deposits (total deposits minus all certificates of deposit with face values in excess of $100,000), based on the difference between the implied transaction value and Golden West’s tangible book value at March 31, 2006 divided by Golden West’s total core deposits at March 31, 2006.

Comparable Transactions Analysis.  Lehman Brothers compared the foregoing calculations to similar calculations for selected depository institution acquisitions announced since January 1, 1999 that were valued in excess of $5 billion. The following transactions were reviewed by Lehman Brothers (in each case, the first named company was the acquirer and the second named company was the acquired company):

Capital One Financial Corporation / North Fork Bancorporation, Inc.;
Wachovia Corporation / SouthTrust Corporation;
Royal Bank of Scotland, Plc / Charter One Financial, Inc.;
North Fork Bancorporation, Inc. / GreenPoint Financial Corporation;
Citigroup, Inc. / Golden State Bancorp, Inc.;
Washington Mutual, Inc. / Dime Bancorp, Inc.; and
HSBC Holdings, Plc / Republic of New York Corporation

Lehman Brothers considered these selected merger transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected merger transactions and other factors that could affect the premiums paid in those comparable transactions to which the merger is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.

For the selected merger transactions listed above, Lehman Brothers used publicly available financial information including information obtained from the online databases of SNL Financial, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers. Lehman Brothers used this financial information to determine:

•	the multiple of the transaction price per share to the current-year consensus earnings estimates per share at the time of announcement;

•	the multiple of the transaction price per share to the book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transactions;

•	the multiple of the transaction price per share to the tangible book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transactions;

•	the implied premium to core deposits (total deposits minus all certificates of deposit with face values in excess of $100,000); and

•	the premiums per share paid by the acquirer compared to the share price of the target company prevailing one day prior to, and one month prior to, the announcement of those transactions.

	Premium and
	Multiples to Golden
	West Implied by the		Mean Comparable
	Merger		Transactions

Implied Transaction Value as a Multiple of:
Current Year EPS Estimate	15.3	x	15.2	x
Book Value	2.77	x	2.67	x
Tangible Book Value	2.77	x	3.73	x
Implied Core Deposit Premium	36.5%		31.0%
Implied Transaction Value as a Premium to:
Closing Price—Day Prior to Announcement	15.0%		13.2%
Closing Price—One Month Prior to Announcement	18.2%		24.8%

This analysis suggested an implied value range of approximately $78 to $86 per share of Golden West common stock.

Comparable Companies Analysis for Golden West.  Lehman Brothers analyzed the public market statistics of certain comparable companies to Golden West and examined various trading statistics and information relating to those companies. As part of this comparable companies analysis, Lehman Brothers examined market multiples and premium data for each company including:

•	the multiple of market price per share to median estimated 2006 earnings per share;

•	the multiple of market price per share to median estimated 2007 earnings per share;

•	the multiple of market price per share to book value per share;

•	the multiple of market price per share to tangible book value per share; and

•	the premium of tangible book value to core deposits (total deposits minus all certificates of deposit with face values in excess of $100,000), based on the difference between the current market capitalization and tangible book value, divided by core deposits.

The estimated 2006 and 2007 earnings per share were obtained from I/B/E/S and the remaining information was obtained from (or in certain cases estimated based on) publicly available financial information for the period ended March 31, 2006 or the most recent quarter available. The stock price data used for this analysis was the closing price for the selected companies on May 5, 2006.

Lehman Brothers selected the companies below because their businesses and operating profiles are reasonably similar to those of Golden West. No comparable company identified below is identical to Golden West. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of those comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

In choosing comparable companies to analyze, Lehman Brothers selected the following comparable companies:

Bank of America Corporation;
Wells Fargo & Company;
Washington Mutual, Inc.;
SunTrust Banks, Inc.;
Countrywide Financial Corporation;
BB&T Corporation;
National City Corporation;
Fifth Third Bancorp; and
Regions Financial Corporation.

The following table summarizes the results from the comparable companies analysis:

	Golden West		Peers(1)

5/05/06 Closing Price to:
2006 EPS Estimate	13.3	x	12.6	x
2007 EPS Estimate	11.6	x	11.5	x
Book Value per share	2.41	x	1.94	x
Tangible Book Value per share	2.41	x	3.05	x
Core Deposit Premium(2)	28.2%		23.0%

(1)	Based on mean values.

(2)	Core deposits calculated as total deposits minus all certificates of deposit with face values in excess of $100,000.

This analysis suggested an implied value range of approximately $65 to $71 per share of Golden West common stock and an implied acquisition value of $77 to $85 per share of Golden West common stock (based on a 20% implied acquisition premium).

Comparable Companies Analysis for Wachovia.  Lehman Brothers analyzed the public market statistics of certain comparable companies to Wachovia and examined various trading statistics and information relating to those companies. As part of this comparable companies analysis, Lehman Brothers examined market multiples and premium data for each company including:

•	the multiple of market price per share to median estimated 2006 earnings per share;

•	the multiple of market price per share to median estimated 2007 earnings per share;

•	the multiple of market price per share to book value per share;

•	the multiple of market price per share to tangible book value per share; and

•	the premium of tangible book value to core deposits (total deposits minus all certificates of deposit with face values in excess of $100,000), based on the difference between the current market capitalization and tangible book value, divided by core deposits.

The estimated 2006 and 2007 earnings per share were obtained from I/B/E/S and the remaining information was obtained from (or in certain cases estimated based on) publicly available financial information for the period ended March 31, 2006 or the most recent quarter available. The stock price data used for this analysis was the closing price for the selected companies on May 5, 2006.

Lehman Brothers selected the companies below because their businesses and operating profiles are reasonably similar to those of Wachovia. No comparable company identified below is identical to Wachovia. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of those comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

In choosing comparable companies to analyze, Lehman Brothers selected the following comparable companies:

Citigroup, Inc.;
Bank of America Corporation;
JPMorgan Chase & Co.;
Wells Fargo & Company;
U.S. Bancorp;
SunTrust Banks, Inc.;
BB&T Corporation;
National City Corporation;
Fifth Third Bancorp;
PNC Financial Services Group, Inc.; and
KeyCorp.

The following table summarizes the results from the comparable companies analysis:

	Wachovia		Peers(1)

5/05/06 Closing Price to:
2006 EPS Estimate	12.6	x	13.0	x
2007 EPS Estimate	11.4	x	11.8	x
Book Value per share	1.92	x	2.13	x
Tangible Book Value per share	3.85	x	3.48	x
Core Deposit Premium(2)	23.0%		26.1%

(1)	Based on mean values.

(2)	Core deposits calculated as total deposits minus all certificates of deposit with face values in excess of $100,000.

This analysis suggested an implied value range of approximately $59 to $65 per share of Wachovia common stock.

Discounted Cash Flow Analysis of Golden West.  Lehman Brothers performed a discounted cash flow analysis to estimate a range of the present values per share of Golden West common stock, assuming I/B/E/S earnings estimates for 2006 and 2007 of $5.31 and $6.10 per share, respectively, and the I/B/E/S long-term growth rate of 12% thereafter. The valuation range was determined by adding (1) the present value of Golden West’s dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for Golden West of 6.0% (a customary tangible common equity ratio for well-capitalized banking institutions comparable to Golden West), from December 31, 2006 through December 31, 2011 and (2) the present value of the “terminal value” of Golden West common stock. In calculating the terminal value of Golden West common stock, Lehman Brothers applied multiples ranging from 11.5x to 13.5x to 2012 forecasted earnings. The free cash flow stream and the terminal value were then discounted back to May 5, 2006, using discount rates ranging from 12.0% to 14.0%, which range Lehman Brothers viewed as appropriate for a company with Golden West’s risk characteristics. For purposes of modeling the cash flows, Lehman Brothers assumed a range of cost savings (tax effected at 38%) up to $75 million, realized as follows: 50% in 2007 and 100% in 2008 and thereafter.

This analysis suggested an implied standalone value range of $75 to $80 per share of Golden West common stock and an implied acquisition value range of approximately $78 to $83 per share of Golden West common stock.

Discounted Cash Flow Analysis of Wachovia.  Lehman Brothers performed a discounted cash flow analysis to estimate a range of the present values per share of Wachovia common stock, assuming I/B/E/S earnings estimates for 2006, 2007 and 2008 of $4.71, $5.21 and $5.68 per share, respectively, and the I/B/E/S long-term growth rate of 10% thereafter. The valuation range was determined by adding (1) the present value of Wachovia’s dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for Wachovia of 5.0% (a customary tangible common equity ratio for well-capitalized banking institutions comparable to Wachovia), from June 30, 2006 through December 31, 2010 and (2) the present value of the “terminal value” of Wachovia common stock. In calculating the terminal value of Wachovia common stock, Lehman Brothers applied multiples ranging from 11.5x to 13.5x to 2011 forecasted earnings. The free cash flow stream and the terminal value were then discounted back to May 5, 2006, using discount rates ranging from 12.0% to 14.0%, which range Lehman Brothers viewed as appropriate for a company with Wachovia’s risk characteristics.

This analysis suggested an implied standalone value range of $60 to $65 per share of Wachovia common stock.

In connection with the review of the merger by the Golden West board of directors, Lehman Brothers performed a variety of financial and comparable analyses for purposes of rendering its opinion. The above summary of these analyses, while describing the material analyses performed by Lehman Brothers, does not purport to be a complete description of the analyses performed by Lehman Brothers in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by Lehman Brothers. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Lehman Brothers’ analyses, without considering all of them, would create an incomplete view of the process underlying Lehman Brothers’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Lehman Brothers with respect to the actual value of Golden West, Wachovia or the combined company following the merger.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lehman Brothers, Golden West or Wachovia. Any estimates contained in the analyses of Lehman Brothers are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates. The analyses performed were prepared solely as part of the analysis by Lehman Brothers of the fairness to Golden West’s shareholders of the consideration to be offered to those shareholders in the merger, from a financial point of view, and were prepared in connection with the delivery by Lehman Brothers of its opinion to the Golden West board of directors. The analyses do not purport to be appraisals or to reflect the prices at which the shares of Wachovia common stock will trade following the announcement or merger completion.

The consideration to be offered to Golden West shareholders in the merger and other terms of the merger were determined through arms’-length negotiations between Golden West and Wachovia and were approved by the Golden West board of directors. Lehman Brothers provided advice to Golden West during those negotiations. However, Lehman Brothers did not recommend any specific price per share or other form of consideration to Golden West or that any specific price per share or other form of consideration constituted the only appropriate consideration for the merger. The opinion of Lehman Brothers was one of many factors taken into consideration by the Golden West board of directors in making its determination to approve the merger. The analyses of Lehman Brothers summarized above should not be viewed as determinative of the opinion of the Golden West board of directors with respect to the value of Golden West or Wachovia or of whether the Golden West board of directors would have been willing to agree to a different price per share or other forms of consideration.

The Golden West board of directors selected Lehman Brothers as its financial advisor because of Lehman Brothers’ reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Lehman Brothers is familiar with Golden West and its business. As part of its investment banking and financial advisory business, Lehman Brothers is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Lehman Brothers provides a full range of financial advisory and securities services. Lehman Brothers has provided financial advisory, investment banking and other financing services for Golden West and Wachovia in the past and has received customary fees for those services. Lehman Brothers may also provide such services to Golden West or Wachovia in the future for which it would expect to receive fees. In the ordinary course of its business, Lehman Brothers may actively trade in the securities of Golden West or Wachovia for its own account or for the accounts of its customers and, accordingly, may at any time hold or short positions in those securities.

Pursuant to an engagement letter between Golden West and Lehman Brothers, Golden West agreed to pay a fee, the substantial portion of which is payable upon merger completion. Golden West paid Lehman Brothers a fee of $2.5 million when the merger was publicly announced and has agreed to pay Lehman Brothers an additional fee of $15.5 million contingent on the closing of the merger. Golden West also agreed to reimburse Lehman Brothers for its reasonable out of pocket expenses incurred in connection with the engagement and to indemnify Lehman Brothers and its related parties from and against certain liabilities, including liabilities under the federal securities laws.

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement and the voting agreements. We urge you to read the merger agreement and the form of voting agreement, which are attached as Appendix A and incorporated by reference into this document, carefully and in their entirety. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Wachovia or Golden West.

The representations and warranties described below and included in the merger agreement were made by each of Wachovia and Golden West to the other. These representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letters provided by each of Wachovia and Golden West to the other in connection with the signing of the merger agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Wachovia and Golden West, rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Wachovia or Golden West, and you should read the information provided elsewhere in this joint proxy statement-prospectus and in the documents incorporated by reference into this joint proxy statement-prospectus for information regarding Wachovia and Golden West and their respective businesses. See “Where You Can Find More Information”.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with North Carolina and Delaware law, at merger completion, Golden West will merge with and into the merger subsidiary, a wholly-owned subsidiary of Wachovia. The merger subsidiary will be the surviving corporation and will continue its corporate existence under the laws of North Carolina as a wholly-owned subsidiary of Wachovia. When the merger is completed, the separate corporate existence of Golden West will terminate. The merger subsidiary’s articles of incorporation will be the articles of incorporation of the combined company, and the merger subsidiary’s by-laws will be the by-laws of the combined company. See “Comparison of Shareholder Rights”. After merger completion, former Golden West shareholders will own approximately 17% of the outstanding common stock of Wachovia and current Wachovia shareholders will own approximately 83% of the outstanding common stock of Wachovia.

Wachovia Board Composition

When the merger is completed, two current members of Golden West’s board of directors will be appointed to Wachovia’s board of directors. The members of Wachovia’s board of directors at merger completion will serve as directors until their respective successors are duly elected and qualified in accordance with Wachovia’s articles of incorporation, Wachovia’s by-laws and applicable law. Non-employee members of Golden West’s board of directors who are added to Wachovia’s board of directors will receive customary fees from Wachovia for being a director in accordance with Wachovia’s current policy. Wachovia’s current policy provides for an annual retainer of $70,000 for non-employee directors and an annual contribution to the Deferred Compensation Plan for Non-Employee Directors common stock equivalent account of $150,000. If more than six board or committee meetings are held in an annual period, directors receive an additional $2,000 for each board meeting attended and $1,500 for each committee meeting attended. The chair of each committee receives an annual fee of $15,000, except for the chair of the Audit Committee and Wachovia’s Lead Independent Director who each receive an annual fee of $25,000.

Wachovia’s current Chairman, President and Chief Executive Officer, G. Kennedy Thompson, will continue to be a member of Wachovia’s board of directors, as well as its Chairman, President and Chief Executive Officer.

Conversion of Stock; Treatment of Options

Wachovia Common Stock. Each share of Wachovia common and preferred stock outstanding at the time of the merger will remain outstanding and those shares will be unaffected by the merger.

Golden West Common Stock. In the merger, Golden West shareholders have the right to receive, with respect to 77% of their shares of Golden West common stock, 1.365 shares of Wachovia common stock for each such share (with the appropriate number of attached stock purchase rights under Wachovia’s shareholder rights plan) and, with respect to the remaining 23% of their shares of Golden West common stock, $81.07 for each such share. This is equivalent to the right to receive approximately 1.051 shares of Wachovia common stock and approximately $18.65 in cash for each share of Golden West common stock. See “Description of Wachovia Capital Stock—Shareholder Protection Rights Plan” for a description of the stock purchase rights under Wachovia’s shareholder rights plan. This exchange ratio for the stock portion of the consideration is subject to customary and proportionate adjustments in the event of stock splits, reverse stock splits or similar events with respect to Wachovia common stock before the merger is completed.

For example, if you own 100 shares of Golden West common stock immediately prior to the merger, when the proposed merger is completed, you will receive:

•	105 Wachovia common shares;

•	$1,864.61 in cash; and

•	for the fractional Wachovia common share, cash equal to 0.105 (the remaining fractional interest in a Wachovia common share) multiplied by the average of the NYSE closing price per Wachovia common share on the 10 trading days before the merger completion date.

Wachovia Stock Options. Each employee option to acquire Wachovia common stock that is outstanding and unexercised immediately prior to merger completion will continue on the same terms and conditions in effect immediately prior to merger completion.

Golden West Stock Options. Each employee option to acquire Golden West common stock outstanding and unexercised immediately prior to merger completion will vest in full at the time of the merger (to the extent unvested) and be converted into an option to purchase Wachovia common stock, with the following adjustments:

•	the number of shares of Wachovia common stock subject to the new option will equal the product of the number of shares of Golden West common stock subject to the original option multiplied by 1.365 (rounded down to the nearest whole share); and

•	the exercise price per share of Wachovia common stock subject to the new option will equal the quotient of the exercise price under the original option divided by 1.365 (rounded up to the nearest cent).

This 1.365 exchange ratio is the same ratio for converting Golden West shares into Wachovia shares in the merger. This 1.365 ratio is subject to customary and proportionate adjustments in the event of stock splits, reverse stock splits or similar events before the merger is completed. Wachovia agreed in the merger agreement that each unvested option to purchase Golden West common stock will vest in full at the time of the merger. The duration and other terms of each converted option will be substantially the same as the original Golden West option, except that options will be generally exercisable for up to 120 days after termination of employment or for the remainder of the original option term, whichever is shorter. Options that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by the Internal Revenue Code.

Wachovia will take the corporate actions that are necessary to reserve a sufficient number of shares of its common stock for issuance upon exercise of the new options. In addition, it will file appropriate registration statements with the SEC to register the shares of its common stock underlying the new options.

Fixed Exchange Ratio Considerations. Because the exchange ratio with respect to the number of shares of Wachovia common stock to be issued as merger consideration is fixed and because the market price of Wachovia common stock will fluctuate, the market value of the Wachovia common stock that Golden West shareholders will receive in the merger may increase or decrease both before and after the merger. However, the cash payment that holders of Golden West common stock will receive as merger consideration will not change. Based on the closing price of Wachovia common stock on May 5, 2006, the last trading day before we announced the execution of the merger agreement, approximately 77% of the value of the merger consideration was composed of Wachovia common stock and approximately 23% of the value of the merger consideration was composed of cash. The percentage of this allocation will fluctuate prior to the merger as the price of Wachovia common stock fluctuates.

Fixed exchange ratios, with no “collars”, are frequently used in mergers involving financial institutions. Such exchange ratios fix the percentage ownership of the parties in the combined company at the time the merger agreement is signed and symmetrically allocate the risks associated with movements in the price of the issuer’s stock. The use of a fixed exchange ratio is intended to capture the relative contribution of each company based on fundamental financial factors. In this respect, fixed exchange ratios reflect the intention to share risk and rewards generally presumed in stock-for-stock merger transactions such as our proposed merger.

Wachovia and Golden West believe that a fixed exchange ratio is appropriate in view of the long-term strategic purposes of the merger, including the goal to combine our companies into a platform that creates an opportunity for continued strong earnings growth. While a fixed exchange ratio exposes the recipient shareholders to a decline in nominal value if the price of the issuer’s stock falls in the period between announcement and closing, it also recognizes that Wachovia’s ultimate value will not be determined by movements in each party’s stock price between announcement and closing, but by Wachovia’s performance over time. Wachovia and Golden West believe that concerns about short-term market fluctuations generally should not outweigh judgments about longer-term value.

Exchange of Certificates; Fractional Shares

Exchange Procedures. At merger completion, Wachovia will deposit with an exchange agent, which will be American Stock Transfer & Trust Company, or another bank or trust company reasonably acceptable to each of Wachovia and Golden West, (1) certificates or, at Wachovia’s option, evidence of shares in book entry form, representing the shares of Wachovia common stock to be issued under the merger agreement and (2) sufficient cash to make the equivalent $18.65 per share cash payment (i.e., $81.07 times 23%) as well as cash to be paid instead of any fractional shares of Wachovia common stock to be issued under the merger agreement.

Promptly after merger completion, Wachovia will mail a transmittal letter to Golden West shareholders. The transmittal letter will contain instructions about the surrender of Golden West common stock certificates for statements indicating book entry ownership of Wachovia common stock, the equivalent $18.65 per share cash payment (i.e., $81.07 times 23%) and any cash to be paid instead of fractional shares of Wachovia common stock. Golden West shareholders may request in the transmittal letter to receive a Wachovia stock certificate instead of a statement indicating book entry ownership of Wachovia common stock.

Golden West common stock certificates should not be returned with the enclosed proxy card. They should not be forwarded to the exchange agent unless and until you receive a transmittal letter following merger completion.

If, after May 7, 2006 and prior to the date the merger closes, any holder of record of Golden West common stock transfers, in one or more transactions, a number of shares of Golden West common stock to one or more “charitable organizations” (as defined in Section 170(c) of the Internal Revenue Code), such that the aggregate number of shares transferred represents more than 0.1% of the issued and outstanding shares of Golden West common stock as of May 7, 2006, then such transferor and transferee may jointly and irrevocably elect on the transmittal letter that the transferor and transferee are to be treated as though they were a single holder of record for the purposes of receiving shares of Wachovia common stock and the per share cash payment and any cash to be paid instead of fractional shares of Wachovia common stock, for their shares of

Golden West common stock. The transferor and transferee may specify in the transmittal letter the manner in which the aggregate shares of Wachovia common stock and the aggregate cash payment shall be allocated between the transferor and transferee.

Golden West common stock certificates presented for transfer after merger completion will be canceled and exchanged for, in addition to the equivalent $18.65 per share cash payment (i.e., $81.07 times 23%), statements indicating book entry ownership of Wachovia common stock or, if requested by a Golden West shareholder in the transmittal letter, stock certificates representing the applicable number of shares of Wachovia common stock. Any Golden West shareholder requesting that shares of Wachovia common stock be issued in a name other than that in which the certificate being surrendered is registered will have to pay to the exchange agent in advance any transfer taxes that may be owed.

After the merger, there will be no transfers of shares of Golden West common stock on the stock transfer books of Golden West or the surviving corporation.

All shares of Wachovia common stock into which shares of Golden West common stock are converted on the merger completion date will be deemed issued as of that date. After that date, former Golden West shareholders of record will be entitled to vote, at any meeting of Wachovia shareholders having a record date on or after the merger completion date, the number of whole shares of Wachovia common stock into which their shares of Golden West common stock have been converted, regardless of whether they have surrendered their Golden West stock certificates. Wachovia dividends having a record date on or after the merger completion date will include dividends on Wachovia common stock issued to Golden West shareholders in the merger. However, no dividend or other distribution payable to the holders of record of Wachovia common stock after the merger completion date will be distributed to the holder of any Golden West common stock certificates until that holder physically surrenders all of his or her Golden West common stock certificates as described above. Promptly after surrender, statements indicating book entry ownership of Wachovia common stock or, if requested by a Golden West shareholder in the transmittal letter, stock certificates to which that holder is entitled, all undelivered dividends and other distributions, the equivalent $18.65 per share cash payment (i.e., $81.07 times 23%) and cash to be paid instead of any fractional shares of Wachovia common stock, if applicable, will be delivered to that holder, in each case without interest.

No Fractional Shares Will Be Issued. Wachovia will not issue fractional shares of Wachovia common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, Wachovia will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the average closing sale price of Wachovia common stock on the NYSE for the ten NYSE trading days immediately preceding the date the merger is completed. No interest will be paid or accrued on the cash.

None of Wachovia, Golden West or any other person will be liable to any former holder of Golden West common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Golden West Common Stock Certificates. Golden West shareholders who have lost a certificate representing Golden West common stock, or whose certificate has been stolen or destroyed, will be issued the Wachovia common stock payable under the merger agreement once such shareholder posts a bond in a customary amount to protect against any claim that may be made against Wachovia about ownership of the lost, stolen or destroyed certificate.

No Transfer by Wachovia Shareholders Required. Wachovia shareholders will not be required to exchange certificates representing their shares of Wachovia common stock or otherwise take any action after merger completion. Wachovia shareholders do not need to submit share certificates for Wachovia common stock to Wachovia, Golden West, the exchange agent or to any other person in connection with the merger.

For a description of Wachovia common stock and a description of the differences between the rights of Golden West shareholders and Wachovia shareholders, see “Description of Wachovia Capital Stock” and “Comparison of Shareholder Rights”.

Effective Time

The effective time of the merger will be the time set forth in the legal documents that we will file with the Secretaries of State of the States of North Carolina and Delaware on the date the merger is completed. We plan to complete the merger on the third business day after the satisfaction or waiver, where waiver is legally permissible, of the last remaining condition to the merger unless we agree to another date or time. See “—Conditions to Completion of the Merger”.

We anticipate that we will complete the merger during the fiscal quarter ending December 31, 2006. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by March 31, 2007, either party may terminate the merger agreement without penalty unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “—Conditions to Completion of the Merger” and “—Regulatory Approvals Required for the Merger”. In some cases, Golden West’s obligation to pay Wachovia the $995 million termination fee upon the occurrence of specified events may continue for a period of time after termination of the merger agreement. The termination fee is described under “—Termination Fee”.

Representations and Warranties

The merger agreement contains representations and warranties of Wachovia and Golden West, to each other, as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

•	the capitalization of each party;

•	the authority of each party and its subsidiaries to enter into the merger agreement and make it valid and binding;

•	the fact that the merger agreement and the stock option agreements do not breach:

•	the articles/certificate of incorporation and by-laws of each party,

•	applicable law, and

•	agreements, instruments, judgments, orders or other obligations of each party;

•	governmental approvals;

•	regulatory investigations and orders;

•	each party’s status under applicable federal banking regulations;

•	each party’s financial statements and filings with the SEC;

•	the absence of any liabilities outside the ordinary course of business, any material changes in each party’s business, and any events which would have a material adverse effect since December 31, 2005;

•	the absence of undisclosed legal proceedings and injunctions since December 31, 2005;

•	the filing and accuracy of each party’s tax returns, and the tax treatment of the merger;

•	each party’s employee benefit plans and related matters;

•	each party’s compliance with applicable law;

•	the validity of, and the absence of material defaults under, each party’s material contracts;

•	the accuracy of each party’s books and records;

•	the inapplicability to the merger of state anti-takeover laws and the anti-takeover provisions in each party’s respective articles/certificate of incorporation and by-laws;

•	each party’s relationships with financial advisors;

•	each party’s compliance with the Sarbanes-Oxley Act of 2002;

•	labor law matters; and

•	environmental law matters.

Wachovia also represented to Golden West as to:

•	having sufficient funds to pay the equivalent $18.65 per share cash payment (i.e., $81.07 times 23%) on the date the merger is completed;

•	the corporate organization and existence of the merger subsidiary, the wholly-owned subsidiary of Wachovia into which Golden West will merge;

•	the merger subsidiary’s capitalization;

•	the merger subsidiary’s conduct of business; and

•	the merger subsidiary’s authority to enter into the merger agreement and make it valid and binding.

Conduct of Business Pending the Merger

Golden West has agreed, except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, that it will not and will cause each of its subsidiaries not to, and will not agree to, without Wachovia’s consent:

•	conduct its business other than in the ordinary and usual course;

•	fail to use reasonable best efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers, and other parties;

•	take any action reasonably likely to impair materially its ability to perform its obligations under the merger agreement or complete the transactions described in those documents;

•	enter into any new material line of business or change its material banking and operating policies;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any of its own stock;

•	declare or pay any dividend or distribution on any shares of its stock, other than:

•	regular quarterly dividends on its common stock at the same rate paid by it in the fiscal quarter immediately preceding signing of the merger agreement, and

•	dividends paid by any of its wholly-owned subsidiaries to it or any of its wholly-owned subsidiaries;

•	with limited exceptions, permit any additional shares of stock to become subject to new grants of rights to acquire stock;

•	issue, sell, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of capital stock;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any assets, deposits, business or properties, except in a nonmaterial transaction in the ordinary course of business consistent with past practice;

•	acquire the assets, business, deposits or properties of any other entity in an amount that is material to Golden West except in various specified transactions in the ordinary course of business consistent with past practice;

•	knowingly take, or knowingly omit to take, any action that is reasonably likely to impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, except as may be required by applicable law or regulation;

•	amend its certificate of incorporation or by-laws;

•	change its accounting principles, practices or methods, except as required by GAAP or applicable regulatory accounting requirements;

•	enter into, amend, modify or renew any employment agreements or grant salary increases or employee benefit increases except as required by applicable law, to satisfy previously existing and disclosed contractual obligations or for certain changes that are in the ordinary course of business consistent with past practice; or

•	enter into, establish, adopt or amend any employee benefit plans, except as required by applicable law, to satisfy previously existing and disclosed contractual obligations or for any amendments that do not increase benefits or administrative costs.

Wachovia has agreed, except as expressly contemplated by the merger agreement or as disclosed prior to signing the merger agreement, that it will not, and will not agree to, without Golden West’s consent:

•	knowingly take, or knowingly omit to take, any action that is reasonably likely to impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, except as may be required by applicable law or regulation; or

•	amend its articles of incorporation or by-laws in a manner that would materially and adversely affect the rights and privileges of holders of Wachovia’s common stock or prevent or materially delay completion of the transactions described in the merger agreement.

In addition, Wachovia may repurchase shares of its common stock in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; the company’s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits Wachovia and Golden West from purchasing shares of Wachovia common stock from the date this joint proxy statement-prospectus is first mailed to shareholders until completion of the Golden West special meeting of shareholders. From January 1, 2006 to July 21, 2006, Wachovia has repurchased approximately 66.1 million shares of Wachovia common stock, and approximately 18.5 million of such repurchases have occurred since May 7, 2006, the day we announced the execution of the merger agreement. All such repurchases were conducted in accordance with applicable laws, including Rule 10b-18 of the Exchange Act. From January 1, 2006 to July 21, 2006, Golden West has not repurchased any shares of Golden West common stock or any shares of Wachovia common stock.

Acquisition Proposals by Third Parties

Golden West has agreed that it will not initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal.

However, if Golden West receives an unsolicited acquisition proposal and Golden West’s board concludes in good faith that it constitutes a superior proposal or would reasonably be likely to result in a superior proposal, Golden West may furnish nonpublic information and participate in negotiations or discussions to the extent that its board concludes in good faith (after considering the advice of outside counsel) that failure to take those actions would violate its fiduciary duties. Before providing any nonpublic information, Golden West must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement entered into by it with Wachovia. While Golden West has the right to enter into negotiations regarding a superior proposal under the foregoing circumstances, the merger agreement does not allow Golden

West to terminate the merger agreement solely because it has received a superior proposal or entered into such negotiations.

For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:

•	The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement:

•	a tender or exchange offer to acquire more than 15% of the voting power in Golden West or any of its significant subsidiaries;

•	a proposal for a merger, consolidation or other business combination involving Golden West or any of its significant subsidiaries; or

•	any other proposal to acquire more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Golden West or any of its significant subsidiaries.

•	The term “superior proposal” means a written acquisition proposal (substituting “25%” for “15%” in the first and third bullet points above) which the Golden West board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Wachovia merger after:

•	receiving the advice of its financial advisors;

•	taking into account the likelihood and timing of completion of the proposed transaction; and

•	taking into account legal, financial, regulatory and other aspects of such proposal.

Golden West has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Golden West has also agreed to notify Wachovia within one business day of receiving any acquisition proposal and the substance of the proposal.

In addition, both Wachovia and Golden West have agreed to use all reasonable best efforts to obtain the required approvals from our respective shareholders. However, if Golden West’s board determines in good faith (after consultation with outside counsel) because of receipt of an acquisition proposal after the date of the merger agreement that the Golden West board concludes in good faith constitutes a superior proposal, that to continue to recommend the merger agreement to its shareholders would violate its fiduciary duties, it may submit the plan of merger without recommendation and communicate the basis for its lack of recommendation to its shareholders. Golden West agreed that before taking such action with respect to an acquisition proposal, it will give Wachovia at least five business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by Wachovia.

Other Agreements

In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

•	to use all reasonable best efforts to complete the merger;

•	in the case of Wachovia, to execute supplemental indentures and other instruments required to assume Golden West’s outstanding debt, guarantees and other securities;

•	subject to applicable law, to cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this joint proxy statement-prospectus and the registration statement for the Wachovia common stock to be issued in the merger;

•	in the case of Golden West, to use reasonable best efforts to cause each of its affiliate shareholders to deliver to Wachovia and Golden West a written agreement restricting the ability of such person to sell or otherwise dispose of any Wachovia common stock or Golden West common stock held by that person other than in compliance with federal securities laws;

•	to provide each other with information concerning our business and to give each other access to our books, records, properties and personnel and to cause our subsidiaries to do the same;

•	to keep any non-public information of the other party confidential;

•	to cooperate on shareholder and employee communications and press releases;

•	to convene meetings of our respective shareholders as soon as practicable to consider and vote on the proposed merger;

•	not to take any actions that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws or takeover provisions of our articles/certificate of incorporation or by-laws;

•	to give notice to the other party of any fact, event or circumstance that is reasonably likely, individually or in the aggregate, to result in any material adverse effect or that would cause or constitute a material breach of any of our respective representations, warranties, covenants or agreements in the merger agreement;

•	in the case of Wachovia, upon merger completion, to indemnify and hold harmless all past and present officers, directors and employees of Golden West and its subsidiaries to the same extent they are indemnified or have the right to advancement of expenses under Golden West’s or its subsidiaries’ certificate, by-laws and indemnification agreements and to the fullest extent permitted by law;

•	in the case of Wachovia, to use reasonable best efforts to provide directors’ and officers’ liability insurance for a period of six years after merger completion to the present and former directors and officers of Golden West or any of its subsidiaries;

•	in the case of Wachovia, to continue providing benefits coverage to employees of Golden West that is substantially similar, in the aggregate, to the benefits coverage currently provided by Golden West until the benefits transition date when such employees become participants in replacement Wachovia benefit arrangements;

•	in the case of Wachovia, following the benefits transition date, to provide employees from Golden West who become employees of Wachovia with employee benefit coverage substantially similar to those provided to similarly situated Wachovia employees;

•	in the case of Golden West, to make modifications to its loan, litigation and real estate valuation policies that we may mutually agree upon;

•	to consult each other with respect to the character, amount and timing of restructuring charges to be taken by each of us in connection with the transactions contemplated by the merger agreement, and to take such charges in accordance with GAAP;

•	in the case of Golden West, it may amend supplemental employee retirement agreements with certain of its employees, and may also enter into agreements with certain of its employees to provide for “gross-up” payments to such employees to the extent they become subject to excise taxes pursuant to Section 4999 of the Internal Revenue Code; provided that such payments shall not exceed $20 million in the aggregate; and

•	in the case of Wachovia, to provide a supplemental severance pool of $50 million to be allocated by Mr. and Mrs. Sandler (or his or her designees), in their sole discretion but subject to applicable law, to former Golden West employees (other than Mr. and Mrs. Sandler) who terminate employment with Wachovia within two years of merger completion.

See also “—Interests of Certain Persons in the Merger”.

Conditions to Completion of the Merger

Wachovia’s and Golden West’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions including the following:

•	the applicable shareholder approvals of each company being obtained;

•	the Wachovia common stock that is to be issued in the merger must be approved for listing on the NYSE (including shares to be issued following exercise of the Golden West employee stock options assumed by Wachovia) and the registration statement filed with the SEC with this document must be effective;

•	the required regulatory approvals must be obtained (and any waiting periods required by law must expire) without any conditions that would reasonably be expected to have a material adverse effect on the combined company, except that no conditions that are reasonably consistent with the regulations or published guidelines as in effect as of May 7, 2006 (or recent practice prior to May 7, 2006 in connection with comparable transactions) shall be deemed to have, or reasonably be expected to have, a material adverse effect;

•	there must be no government action or other legal restraint or prohibition preventing merger completion;

•	Wachovia must receive an opinion of Sullivan & Cromwell LLP and Golden West must receive an opinion of Wachtell, Lipton, Rosen & Katz, each dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in each of these opinions, (1) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) Wachovia, the merger subsidiary and Golden West will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

•	the representations and warranties of each party to the merger agreement must be true and correct, except as would not or would not reasonably be likely to have a material adverse effect, as defined in the merger agreement, and the other party to the merger agreement must have performed in all material respects all obligations required to be performed by it under the merger agreement.

No assurance can be provided as to if, or when, the required regulatory approvals necessary to complete the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before March 31, 2007, either Wachovia or Golden West may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before or after the plan of merger is approved by Wachovia and Golden West shareholders:

•	by our mutual consent;

•	by either of us if any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action, but not by a party whose action or inaction caused or materially contributed to such denial;

•	by either of us if the merger is not completed on or before March 31, 2007, but not by a party whose action or inaction caused such delay;

•	by either of us if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, after 60 days’ written notice to the breaching party, as long as that breach would also allow the non-breaching party not to complete the merger;

•	by either of us if the other party’s board of directors submits the merger agreement or plan of merger to its shareholders without a recommendation for approval or with special and materially adverse qualifications on the approval, or if the other party’s board otherwise withdraws or materially and adversely modifies its recommendation for approval or discloses an intention to do so; or

•	by Wachovia (but not by Golden West) if Golden West’s board recommends an acquisition proposal other than the merger, or if Golden West’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 20 business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal.

The failure of either Golden West or Wachovia to obtain the shareholder vote required for the merger will not by itself give either company the right to terminate the merger agreement. As long as no other termination event has occurred, both companies will remain obligated to continue to use their reasonable best efforts to complete the merger until March 31, 2007, which, depending on the timing of the failed meeting, could include calling additional shareholders’ meetings. During this period the Golden West board of directors cannot recommend or pursue any other mergers or business combination transactions unless certain steps have been followed and it is required by the directors’ fiduciary duties. Any decision by the Golden West board of directors to withdraw or adversely modify its recommendation of the merger, or recommend an acquisition proposal other than the merger, or negotiate or authorize negotiations with a third party regarding an acquisition proposal other than the merger will not give Golden West the right to terminate the merger agreement.

Termination Fee

There are certain circumstances in which Golden West will be required to pay Wachovia a termination fee of $995 million. This payment is required in the event that:

•	(A) a bona fide competing acquisition proposal for Golden West has been announced and not withdrawn before the Golden West shareholder vote, (B) the Golden West shareholders do not approve the plan of merger contained in the merger agreement at the Golden West shareholders’ meeting, (C) Wachovia or Golden West terminates the merger agreement because the merger is not completed by March 31, 2007, or Wachovia terminates the merger agreement because the Golden West board submits the merger agreement to its shareholders without a recommendation for approval or with special and materially adverse conditions on such approval, and (D) within 18 months of the date of termination, an acquisition proposal for Golden West is completed or an agreement for such acquisition proposal is executed; or

•	(A) a bona fide acquisition proposal for Golden West has been announced and not withdrawn, (B) following the announcement of such acquisition proposal, Golden West has breached its representations, warranties or covenants under the merger agreement (in a way that is uncured for 60 days and that would enable Wachovia not to complete the merger), (C) Wachovia terminates the merger agreement because of a breach or because Golden West has held negotiations concerning an acquisition proposal which are not discontinued within 20 business days or either Wachovia or Golden West terminates the merger agreement because the merger is not completed by March 31, 2007, and (D) within 18 months of the date of termination of the merger agreement, an acquisition proposal for Golden West is completed or an agreement for such acquisition proposal is executed, with the termination fee payable within 5 business days of the acquisition proposal for Golden West being completed or an agreement for such proposal is executed.

In addition, the termination fee is payable in the event that:

•	(A) a bona fide acquisition proposal for Golden West has been announced and not withdrawn, (B) following the announcement of such acquisition proposal, Golden West has willfully and materially breached its covenants to use reasonable best efforts to complete the merger, to recommend the merger to shareholders, to cooperate in making all required SEC and regulatory filings or not to solicit an acquisition proposal, and (C) Wachovia terminates the merger agreement because Golden West breaches its representations or covenants (and such breach is uncured for 60 days) or because Golden West has held negotiations concerning an acquisition proposal which are not discontinued within 20 business days or either Wachovia or Golden West terminates the merger agreement because the merger is not completed by March 31, 2007; or

•	Wachovia terminates the merger agreement because the Golden West board recommends to its shareholders a competing proposal for Golden West,

with the termination fee payable on the business day immediately following the date of termination of the merger agreement.

Waiver and Amendment of the Merger Agreement

At any time before merger completion, either of us may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. Subject to compliance with applicable law, we may amend the merger agreement by a written agreement at any time before or after Wachovia or Golden West receive shareholder approval, except that after the Wachovia shareholders or Golden West shareholders have given their approval, there may not be any amendment of the merger agreement that would require the merger to be resubmitted to Wachovia shareholders or Golden West shareholders.

Wachovia may also change the structure of the merger, as long as any change does not change the amount or type of consideration to be received by Golden West shareholders and the holders of employee options to purchase Golden West common stock, does not materially delay the timing of merger completion, does not adversely affect the tax consequences of the merger to Golden West shareholders and does not cause any of the conditions to complete the merger to be incapable of being satisfied.

Voting Agreements

As an inducement to and a condition of Wachovia’s willingness to enter into the merger agreement, each of Mr. Sandler, Mrs. Sandler and Mr. Osher, solely in their respective capacity as a shareholder of Golden West, entered into a voting agreement. The voting agreements provide, among other things, that the shares of Golden West common stock beneficially owned by each of them on May 7, 2006, which represent an aggregate of approximately 13.5% of the Golden West shares outstanding as of the record date, will be voted in favor of the merger agreement and the Wachovia merger at the Golden West special meeting.

In the voting agreement, each of Mr. Sandler, Mrs. Sandler and Mr. Osher also agreed that they would not vote the shares subject to the voting agreement in favor of any other merger or acquisition transaction other than the Wachovia merger and that they would not sell or transfer the shares subject to the voting agreement except to a charitable organization that also agrees to be bound by the terms of the voting agreement. They also agreed not to directly or indirectly solicit any proposals or inquiries for an acquisition transaction with Golden West or its subsidiaries other than the Wachovia merger. The voting agreements each terminate on the earlier to occur of the merger agreement termination or merger completion.

A copy of the form of voting agreement is attached to the merger agreement and is set forth in Appendix A of this joint proxy statement-prospectus. Shareholders are urged to read the form of voting agreement in its entirety.

Regulatory Approvals Required for the Merger

We have agreed to use all reasonable best efforts to obtain the regulatory approvals required for the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the requisite regulatory approvals. These include approval from the Federal Reserve Board and various federal or state regulatory authorities. We have either filed or intend to complete the filing promptly after the date of this joint proxy statement-prospectus of applications and notifications to obtain the requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the DOJ or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

We are not aware of any other material governmental approvals or actions that are required prior to merger completion other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

Federal Reserve Board. The merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act. Wachovia filed the notification to acquire Golden West on July 7, 2006.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes unless the transaction can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. As part of its evaluation of a proposal under these public interest factors, the Federal Reserve Board reviews the financial and managerial resources of the companies involved, the effect of the proposal on competition in the relevant markets, the record of the relevant insured depository institutions under the Community Reinvestment Act and other public interest factors. The review of these factors relates to both the decision on the notification and the timing of that decision, as well as any conditions that might be imposed.

In reviewing the financial and managerial resources of Wachovia and Golden West and their subsidiary banks, we expect that the Federal Reserve Board will review the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the regulations issued under that statute, as well as legal and regulatory compliance matters. With respect to the effect of the merger on competition, Wachovia and Golden West have taken a divestiture requirement into account in planning for the merger, and although there can be no assurances, we believe that any divestitures will not have a material negative effect on the combined company. Under Federal Reserve Board policy, the merger cannot be completed until there is an executed definitive agreement for the divestitures, if any are required. Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account our records of performance in meeting the credit needs of the communities, including low- and moderate-income neighborhoods, served by our companies. Each of our banking subsidiaries has received either an outstanding or a satisfactory rating in its most recent Community Reinvestment Act examinations from its federal regulator with respect to this criterion.

The Federal Reserve Board will furnish notice and a copy of the notification for approval of the merger to the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and any appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the notification from any of these agencies within this 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the notification submitted by Wachovia for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the notification is under review by the Federal Reserve Board.

If the DOJ were to commence an antitrust action, that action would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Other Regulatory Authorities. Applications or notifications have been or are being filed with various state and/or foreign regulatory authorities and self-regulatory organizations in connection with acquisitions or changes in control of subsidiaries of Golden West, including broker-dealers and insurance subsidiaries, that may be deemed to result from the merger. In addition, the merger may be reviewed by the attorneys general in the various states in which Wachovia and Golden West own banking subsidiaries. These authorities may be empowered under the applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.

Material U.S. Federal Income Tax Consequences

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to holders of Golden West common stock. This discussion addresses only those Golden West shareholders that hold their Golden West common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular Golden West shareholders in light of their individual circumstances or to Golden West shareholders that are subject to special rules, such as:

•	financial institutions,

•	investors in pass-through entities,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Golden West common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States, and

•	shareholders who acquired their shares of Golden West common stock through the exercise of an employee stock option or otherwise as compensation.

The following summary is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed in this document. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally. Merger completion is conditioned on, among other things, the receipt by each of Golden West and Wachovia of tax opinions from Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP, respectively, that for U.S. federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) Wachovia, the merger subsidiary and Golden West will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. These opinions will be based on certain assumptions and on representation letters provided by Golden West, the merger subsidiary and Wachovia to be delivered at the time of closing. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither Wachovia nor Golden West intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

If the merger qualifies for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by Wachovia, the merger subsidiary or Golden West as a result of the merger;

•	gain (but not loss) will be recognized by shareholders of Golden West who receive shares of Wachovia common stock and cash in exchange for shares of Golden West common stock pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Wachovia common stock and cash received by a shareholder of Golden West exceeds such shareholder’s basis in its Golden West common stock, and (ii) the amount of cash received by such shareholder of Golden West (except with respect to any cash received instead of fractional share interests in Wachovia common stock, which is discussed below under “—Cash Received Instead of a Fractional Share of Wachovia Common Stock”);

•	the aggregate basis of the Wachovia common stock received in the merger will be the same as the aggregate basis of the Golden West common stock for which it is exchanged, decreased by the amount of cash received in the merger and decreased by any basis attributable to fractional share interests in Wachovia common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under “—Additional Considerations—Recharacterization of Gain as a Dividend”); and

•	the holding period of Wachovia common stock received in exchange for shares of Golden West common stock will include the holding period of the Golden West common stock for which it is exchanged.

If Golden West shareholders acquired different blocks of Golden West common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Golden West common stock, and the cash and shares of Wachovia common stock received will be allocated pro rata to each such block of stock.

Taxation of Capital Gain. Except as described under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that Golden West shareholders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such shareholders have held (or are treated as having held) their Golden West common stock for more than one year as of the date of the merger. For Golden West shareholders that are non-corporate holders of Golden West common stock, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%.

Additional Considerations—Recharacterization of Gain as a Dividend. All or part of the gain that a particular Golden West shareholder recognizes could be treated as dividend income rather than capital gain if (i) such Golden West shareholder is a significant shareholder of Wachovia or (ii) such Golden West shareholder’s percentage ownership, taking into account constructive ownership rules, in Wachovia after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Wachovia common stock rather than a combination of cash and shares of Wachovia common stock in the merger. This could happen, for example, because of ownership of additional shares of Wachovia common stock by such Golden West shareholder, ownership of shares of Wachovia common stock by a person related to such Golden West shareholder or a share repurchase by Wachovia from other holders of Wachovia common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such Golden West shareholder’s particular circumstances, including the application of certain constructive ownership rules, Golden West shareholders should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share of Wachovia Common Stock. A Golden West shareholder who receives cash instead of a fractional share of Wachovia common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Wachovia. As a result, a Golden West shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

We urge you to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting. Payments of cash to a holder of Golden West common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Accounting Treatment

Wachovia will treat the merger as a purchase by Wachovia of Golden West under GAAP. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of merger completion, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after merger completion reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

All unaudited pro forma financial information contained in this joint proxy statement-prospectus has been prepared using the purchase method to account for the merger. See “Wachovia and Golden West Unaudited Pro Forma Condensed Combined Financial Information”. The final allocation of the purchase price will be determined after the merger is completed and after completion of a thorough analysis to determine the fair values of Golden West’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining the companies. Accordingly, the final purchase accounting adjustments, restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this document. Any decrease in the net fair value of the assets and liabilities of Golden West as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Stock Exchange Listing

Wachovia has agreed to use all reasonable best efforts to list the Wachovia common stock to be issued in the merger on the NYSE (including shares to be issued following exercise of the Golden West employee stock options assumed by Wachovia). It is a condition to merger completion that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, Wachovia expects that its common stock will continue to trade on the NYSE under the symbol “WB”.

Expenses

The merger agreement provides that each party will pay its own expenses in connection with the merger and the transactions contemplated by the merger agreement. However, Wachovia and Golden West will divide equally the payment of all printing costs, filing fees and registration fees paid to the SEC in connection with the filing of this document and the payment of all fees paid for filings with governmental authorities.

Dividends

Before the merger, Golden West will coordinate with Wachovia the declaration and payment of regular quarterly cash dividends on Golden West common stock with the intent that Golden West shareholders will not receive more than one dividend, or fail to receive one dividend, for any single quarter.

After the merger, Wachovia’s dividend policy will continue for the combined company, but this policy is subject to change at any time. Wachovia paid a dividend of $0.51 per share of Wachovia common stock in the second quarter of 2006, and Golden West has declared a dividend of $0.08 per share of Golden West common stock to be paid in the third quarter of 2006. For comparison, based on the equivalent 1.051 exchange ratio (i.e., 1.365 times 77%) and Wachovia’s current quarterly dividend rate of $0.51 per share, following the merger, holders of Golden West common stock would receive a quarterly dividend equivalent to $0.536 per share of Golden West common stock equivalent (i.e., 1.051 times $0.51). All dividends on Wachovia common stock will be payable when, as and if declared by its board of directors out of funds legally available for the payment of dividends by a North Carolina corporation. All dividends are also subject to certain legal limitations under federal banking law.

For further information, please see “Price Range of Common Stock and Dividends”.

Interests of Certain Persons in the Merger

Some of Golden West’s directors and executive officers have interests in the merger other than their interests as Golden West shareholders. The Golden West and Wachovia boards were aware of these different interests and considered them, among other matters, in adopting the merger agreement and the transactions it contemplates.

Wachovia Board Positions. When the merger is completed, two current members of Golden West’s board of directors will be appointed to Wachovia’s board of directors. Non-employee members of Golden West’s board of directors who are added to Wachovia’s board of directors will receive customary fees from Wachovia for being a director in accordance with Wachovia’s current policy. See “Wachovia Board Composition”.

Indemnification and Insurance. The merger agreement provides that, upon merger completion, Wachovia will, to the fullest extent permitted by law, indemnify, defend and hold harmless all present and former directors, officers and employees of Golden West and its subsidiaries against all costs and liabilities arising out of actions or omissions occurring at or before merger completion to the same extent as directors, officers and employees of Golden West and its subsidiaries are indemnified or have the right to advancement of expenses under Golden West’s or its subsidiaries’ certificate of incorporation and by-laws, any indemnification agreements of Golden West or its subsidiaries and to the fullest extent permitted by law.

The merger agreement also provides that for a period of six years after merger completion, Wachovia will provide director’s and officer’s liability insurance for the present and former officers and directors of Golden West with respect to claims arising from facts or events occurring before the merger is completed. This director’s and officer’s liability insurance will contain at least the same coverage and amounts, and terms and conditions no less advantageous, as coverage provided by Wachovia in recent, comparable financial institution acquisitions.

Golden West Stock Options. Employees, including executive officers, of Golden West have received, from time to time, grants of stock options under Golden West’s applicable stock option plans. Under the terms of certain of these plans, upon a change of control of Golden West, any and all stock options granted under the plan terminate immediately prior to the change of control unless the merger agreement provides that they would continue past the change of control. The merger agreement provides that the Golden West stock options will become converted in the merger into stock options to purchase Wachovia common stock. Each converted option will vest in full upon merger completion. In connection with the merger, Wachovia agreed that Golden West could amend the Golden West stock options to provide an exercise period generally of 120 days following an optionee’s termination of employment or such shorter period of time as would not violate the provisions of Section 409A of the Internal Revenue Code and the regulations thereunder (not to exceed the original stated term). As of the date of this joint proxy statement-prospectus, Golden West executive officers held options to acquire an aggregate of 2,641,950 shares of Golden West common stock at a weighted average exercise price of $24.72. Non-employee directors of Golden West have not received, and do not own, Golden West stock options.

Golden West Supplemental Employee Retirement Agreements. Golden West is party to supplemental employee retirement agreements with certain employees, including executive officers. Wachovia will assume the obligations of those agreements following the merger. In the merger agreement, Wachovia agreed that Golden West may amend the supplemental employee retirement agreements to provide that (i) the vesting schedule will change so that what took five years to vest previously will vest in two years under the amended agreements, (ii) all unvested benefits will vest on the date on which the employee dies or is disabled, and (iii) all unvested benefits will vest if, during the four-year period after the merger completion date, employment is terminated (A) by the employer for a reason other than for cause or (B) by the employee for good reason, and to comply with Section 409A of the Internal Revenue Code and the regulations thereunder.

Tax Gross-Ups. Wachovia also agreed that Golden West could enter into agreements with individuals deemed to be “disqualified individuals” within the meaning of Section 280G of the Internal Revenue Code, to provide additional payments to make such individuals whole on an after-tax basis from any taxes imposed on them by reason of Sections 280G and 4999 of the Internal Revenue Code; provided that the total additional payments under any gross-up agreements will not be more than $20 million.

Senior Executive Officers of Golden West. The senior executive officers of Golden West, referred to by Golden West as its Office of the Chairman, consist of Herbert M. Sandler and Marion O. Sandler (Chairman and Chief Executive Officers), Russell W. Kettell (President and Chief Financial Officer), and James T. Judd (Senior Executive Vice President). Mr. and Mrs. Sandler are the largest individual shareholders of Golden West, and Messrs. Kettell and Judd are also shareholders of Golden West. The members of the Office of the Chairman do not have any employment agreements or other arrangements with Golden West that would entitle them to severance payments or additional benefits upon a change of control of Golden West. Mr. and Mrs. Sandler do not participate in the supplemental employee retirement agreements extended by Golden West to some of its key employees. Messrs. Kettell and Judd do participate in these supplemental employee retirement agreements, but the benefits to them under their respective agreements have already fully vested, and the merger will not result in them receiving any additional consideration from Golden West beyond that to which they have already become entitled.

The members of the Office of the Chairman all own stock options in Golden West. As described elsewhere in this joint proxy statement-prospectus, the stock options to purchase shares of Golden West common stock owned by Golden West employees, including members of the Office of the Chairman, will become fully vested upon merger completion. As of July 11, 2006:

•	Mr. and Mrs. Sandler each had 655,000 options outstanding, 555,000 of which were already fully vested and the remainder of which would vest before or upon merger completion;

•	Mr. Kettell had 628,800 options outstanding, 478,800 of which were already fully vested and the remainder of which would vest before or upon merger completion; and

•	Mr. Judd had 150,000 options outstanding, all of which would vest before or upon merger completion.

The target 2006 annual cash compensation (base salary plus bonus) for Mr. Sandler, Mrs. Sandler and Mr. Judd is expected to be $1.59 million, $1.59 million and $940,000, respectively. If completion of the merger were to occur before year-end, as expected, these officers would not have an opportunity to earn their incentive bonus, and as a result, Wachovia has agreed in the merger agreement that Golden West has the discretion to adjust the salary-bonus mixture of the total compensation for these executives. However in no event will this salary-bonus adjustment cause Mr. or Mrs. Sandler or Mr. Judd to earn total cash compensation from Golden West in excess of their target cash compensation.

Supplemental Severance Pool. Upon merger completion, Wachovia will establish and fund a supplemental cash severance pool in the aggregate amount of $50 million. This supplemental pool is in addition to the benefits provided under the Wachovia Corporation Severance Pay Plan to be provided to former Golden West employees. Mr. and Mrs. Sandler (or his or her designees) will each have access to the supplemental pool for a two-year period following the merger completion date to allocate supplemental severance pay to former Golden West employees (other than Mr. and Mrs. Sandler), with such supplemental severance pay allocations to be in the amounts, at the times and otherwise upon terms they determine (subject to compliance with applicable law).

Restrictions on Resales by Affiliates

The shares of Wachovia common stock that Golden West shareholders will own following the merger have been registered under the Securities Act. As a result, these Wachovia shares may be traded freely and without restriction by you if you are not deemed to be an affiliate of Wachovia, Golden West or the combined company under the Securities Act. An “affiliate” of Wachovia, Golden West or the combined company, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Wachovia, Golden West or the combined company, as the case may be. Persons that are affiliates of Wachovia or Golden West at the time the merger is submitted for vote of the Golden West shareholders or of the combined company following merger completion may not sell their shares of Wachovia common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

This joint proxy statement-prospectus does not cover any resale of Wachovia common stock received in the merger by any person that may be deemed to be an affiliate of Golden West, Wachovia or the combined company.

Dissenters’ Appraisal Rights

Under applicable North Carolina law, holders of Wachovia capital stock are not entitled to any appraisal rights in connection with the merger.

Pursuant to Section 262 of the Delaware General Corporation Law, or Section 262, holders of shares of Golden West common stock who do not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of their shares of Golden West common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid in cash, together with a fair rate of interest, if any. A Golden West shareholder may only exercise these appraisal rights by strictly complying with Section 262.

The following is a brief summary of the statutory procedures to be followed by holders of Golden West common stock in order to dissent from the merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete, and is qualified in its entirety by reference to the full text of Section 262, the text of which is attached as Appendix D to this joint proxy statement-prospectus.

Any holder of Golden West common stock seeking to exercise its right to dissent from the merger and demand appraisal of its shares of Golden West common stock, or wishing to preserve its right to do so, should carefully review Section 262 and is urged to consult a legal advisor.

All references in Section 262 and in this summary to a “shareholder” are to the record holder of shares of Golden West common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Golden West common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, if a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of Golden West’s special meeting, Golden West must, not less than 20 days prior to the special meeting, notify each of its shareholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement-prospectus constitutes notice to the Golden West shareholders and Section 262 is attached as Appendix D to this joint proxy statement-prospectus.

A Golden West shareholder wishing to exercise the right to demand appraisal under Section 262 must satisfy each of the following conditions. The shareholder must:

•	deliver a written demand for appraisal of its shares to Golden West before the taking of the vote with respect to the merger agreement at the special meeting. This demand will be sufficient if it reasonably informs Golden West of the shareholder’s identity and that the shareholder intends thereby to demand the appraisal of its shares. A proxy or vote against the merger will not constitute such a demand. The written demand for appraisal must be in addition to and separate from any proxy the shareholder delivers or vote the shareholder casts in person;

•	not vote in favor of the merger agreement (voting against, abstaining from voting or not voting at all will satisfy this requirement). A vote in favor of the merger agreement, in person or by proxy, or the return of a signed proxy that does not contain voting instructions will, unless revoked, constitute a waiver of the shareholder’s appraisal rights and will nullify any previously filed written demand for appraisal; and

•	continue to hold its shares of Golden West common stock from the date of making the demand through merger completion.

All written demands for appraisal should be mailed or delivered to:

Golden West Financial Corporation
1901 Harrison Street
17th Floor
Oakland, California 94612
Attn: Michael Roster

To be effective, a demand for appraisal rights must be executed by or for the shareholder of record who held such shares of Golden West common stock on the date of making the demand, and who continuously holds such shares through the merger completion date, fully and correctly, as such shareholder’s name appears on the stock certificates.

If the shares of Golden West common stock are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all of the owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Shareholders who hold their shares of Golden West common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for making a demand for appraisal.

Within 10 days after the date the merger is completed, the merger subsidiary, as successor to Golden West, will give written notice that the merger has become effective to each shareholder who satisfied the requirements of Section 262 and has not voted in favor of adopting the merger agreement.

Within 120 days after the date the merger is completed, the merger subsidiary, as successor to Golden West, or any shareholder who has complied with Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, or the Court of Chancery, demanding a determination of the value of the Golden West common stock held by all the dissenting shareholders entitled to appraisal rights. Any dissenting shareholder desiring to file a petition is advised to file on a timely basis unless the dissenting shareholder receives notice that another shareholder of Golden West has already filed a petition. The failure to file a petition timely could nullify any previous written demand for appraisal. Notwithstanding the foregoing, at any time within 60 days after the date the merger is completed, any shareholder shall have the right to withdraw its demand for appraisal and to accept the merger consideration. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of the merger subsidiary and no appraisal proceeding before the Court of Chancery as to any shareholder will be dismissed without the approval of the Court of Chancery, which approval may be conditioned upon any terms the Court of Chancery deems just. If the merger subsidiary does not approve a shareholder’s request to withdraw a demand for appraisal when the approval is required or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Within 120 days after the date the merger is completed, any shareholder who has complied with Section 262 to that point in time shall be entitled to receive from the merger subsidiary, upon written request, a statement setting forth the aggregate number of shares of Golden West common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Each written statement shall be mailed within 10 days after the shareholder’s written request for such statement is received by the merger subsidiary or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

If a petition for appraisal is duly filed by a shareholder and a copy thereof is delivered to the merger subsidiary, the merger subsidiary shall within 20 days file with the office of the Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreement as to the value of their shares has not been reached by the merger subsidiary. After notice to shareholders, the Court of Chancery is empowered to conduct a hearing on the petition to determine those shareholders who have complied with Section 262 and who have become entitled to appraisal rights. The Court of Chancery may require the shareholders who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any shareholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such shareholder.

After determining which shareholders are entitled to an appraisal, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery is to take into account all relevant factors, including the rate of interest which the merger subsidiary would have had to pay to borrow money during the pendency of the proceeding.

The Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the merger subsidiary to the shareholders entitled thereto. Interest may be simple or compound, as the Court may direct.

The costs of the proceedings may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ or expert witness fees. Upon application of a shareholder, the Court of Chancery may order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts.

Failure to strictly follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event dissenting Golden West shareholders will be entitled to receive the merger consideration with respect to their dissenting shares. In view of the complexity of the provisions of Section 262, any shareholder considering exercising its appraisal rights under the Section 262 is urged to consult its own legal advisor.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wachovia

Wachovia common stock is listed on the NYSE and traded under the symbol “WB”. The following table shows the high and low reported closing sales prices per share of Wachovia common stock on the NYSE composite transactions reporting system, and the quarterly cash dividends declared per share of Wachovia common stock for the periods indicated.

	Price Range of
	Common Stock		Dividends
	High	Low	Declared

2004
First Quarter	$48.90	45.91	0.40
Second Quarter	47.66	44.16	0.40
Third Quarter	47.50	43.56	0.40
Fourth Quarter	54.52	46.84	0.46
2005
First Quarter	56.01	49.91	0.46
Second Quarter	53.07	49.52	0.46
Third Quarter	51.34	47.23	0.51
Fourth Quarter	55.13	46.49	0.51
2006
First Quarter	57.69	51.09	0.51
Second Quarter	59.85	52.03	0.51
Third Quarter (through July 21, 2006)	$54.93	52.90	—

Past price performance is not necessarily indicative of likely future performance. Because market prices of Wachovia common stock will fluctuate, you are urged to obtain current market prices for shares of Wachovia common stock.

Wachovia may repurchase shares of its common stock and Golden West common stock, in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; the company’s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits Wachovia and Golden West from purchasing shares of Wachovia common stock from the date this joint proxy statement-prospectus is first mailed to shareholders until completion of the Golden West special meeting of shareholders. From January 1, 2006 to July 21, 2006, Wachovia repurchased approximately 66.1 million shares of Wachovia common stock, and approximately 18.5 million of such repurchases have occurred since May 7, 2006, the day we announced the execution of the merger agreement. All such repurchases were conducted in accordance with applicable laws, including Rule 10b-18 of the Exchange Act. From January 1, 2006 to July 21, 2006, Golden West has not repurchased any shares of Golden West common stock or any shares of Wachovia common stock.

Golden West

Golden West common stock is listed on the NYSE and traded under the symbol “GDW”. The following table shows the high and low reported closing sales prices per share of Golden West common stock on the NYSE, and the quarterly cash dividends declared per share of Golden West common stock for the periods indicated.

	Price Range of
	Common Stock		Dividends
	High	Low	Declared

2004
First Quarter	$58.40	49.33	0.05
Second Quarter	56.25	49.89	0.05
Third Quarter	57.53	50.58	0.05
Fourth Quarter	61.90	54.38	0.06
2005
First Quarter	66.94	58.51	0.06
Second Quarter	66.74	59.03	0.06
Third Quarter	68.92	58.53	0.06
Fourth Quarter	68.07	55.64	0.08
2006
First Quarter	72.66	67.01	0.08
Second Quarter	74.90	67.18	0.08
Third Quarter (through July 21, 2006)	$74.80	72.77	0.08

Past price performance is not necessarily indicative of likely future performance. Because market prices of Golden West common stock will fluctuate, you are urged to obtain current market prices for shares of Golden West common stock.

Dividend Policy

After the merger, Wachovia currently expects to pay (when, as and if declared by Wachovia’s board of directors out of funds legally available) regular quarterly cash dividends of $0.51 per share, in accordance with Wachovia’s current practice. The timing and amount of future dividends paid by corporations, including Wachovia and Golden West, is subject to determination by the applicable board of directors in its discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company’s board of directors. Various United States federal and state laws limit the ability of affiliate banks to pay dividends to Wachovia and Golden West and the same laws will apply to the combined company following the merger. The merger agreement restricts the cash dividends that may be paid on Golden West common stock pending merger completion. See “The Merger Agreement—Conduct of Business Pending the Merger”. The declaration and payment of dividends pending the merger is set forth in the merger agreement. See “The Merger Agreement—Dividends”.

Moreover, following the merger, the combined company will be subject to limitations on dividend capacity arising out of federal banking laws, other laws and debt instruments. See “Description of Wachovia Capital Stock”.

INFORMATION ABOUT WACHOVIA AND GOLDEN WEST

Wachovia

Wachovia was incorporated under the laws of North Carolina in 1967 and is registered as a financial holding company and a bank holding company under the Bank Holding Company Act. Prior to our merger in September 2001 with the former Wachovia Corporation, Wachovia’s name was “First Union Corporation”. Wachovia provides a wide range of commercial and retail banking and trust services through full-service banking offices in Alabama, California, Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington, D.C. Wachovia also provides various other financial services, including asset and wealth management, mortgage banking, credit card, investment banking, investment advisory, home equity lending, asset-based lending, leasing, insurance, international and securities brokerage services through its subsidiaries.

Wachovia’s principal executive offices are located at One Wachovia Center, Charlotte, North Carolina 28288-0013, and our telephone number is (704) 374-6565.

Since the 1985 Supreme Court decision upholding regional interstate banking legislation, Wachovia has concentrated its efforts on building a large, diversified financial services organization, primarily doing business in the eastern region of the United States. Since November 1985, Wachovia has completed over 100 banking-related acquisitions.

Wachovia continually evaluates its operations and organizational structures to ensure they are closely aligned with its goal of maximizing performance in core business lines. When consistent with overall business strategy, Wachovia may consider the disposition of certain assets, branches, subsidiaries or lines of business. While acquisitions are no longer a primary business activity, Wachovia continues to explore routinely acquisition opportunities, particularly in areas that would complement core business lines, and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.

Golden West

Golden West is a savings and loan holding company, the principal business of which is the operation of a savings bank business through its wholly-owned federally chartered savings bank subsidiary, World Savings Bank, FSB. World Savings Bank has a wholly-owned subsidiary, World Savings Bank, FSB (Texas) that is also a federally chartered savings bank. Golden West also has two subsidiaries, Atlas Advisers, Inc. and Atlas Securities, Inc., that provide advisory and distribution services to Atlas Funds, a registered investment company offering 17 no-load mutual funds.

Headquartered in Oakland, California, Golden West has one of the most extensive thrift branch systems in the country, with 285 savings branches in 10 states and lending operations in 39 states. Golden West had a total of 10,495 full-time and 1,109 permanent part-time employees at December 31, 2005. Golden West was incorporated under the laws of Delaware in 1959.

At March 31, 2006, Golden West’s consolidated total assets were approximately $127.6 billion, its consolidated total deposits were approximately $61.6 billion and its consolidated total shareholders’ equity was approximately $9.0 billion.

The principal office of Golden West is located at 1901 Harrison Street, Oakland, California 94612, telephone number (510) 446-3420.

DESCRIPTION OF WACHOVIA CAPITAL STOCK

As a result of the merger, Golden West shareholders will receive shares of Wachovia common stock. Your rights as shareholders of Wachovia will be governed by North Carolina law and the articles of incorporation and by-laws of Wachovia. The following description of the material terms of Wachovia’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon merger completion. We urge you to read the applicable provisions of North Carolina law, Wachovia’s articles of incorporation and by-laws and federal law governing bank holding companies carefully and in their entirety.

Common Stock

Wachovia is authorized to issue up to 3 billion shares of common stock, par value $3.33 1/3 per share.

Voting and Other Rights. Subject to the rights of any holders of any class of preferred stock outstanding, holders of Wachovia common stock will be entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a plurality of the votes cast, and Wachovia shareholders do not have the right to cumulate their votes in the election of directors. In February 2006, Wachovia’s board of directors amended its Corporate Governance Guidelines to provide for a new policy requiring directors who receive more votes “withheld” from their election than “for” their election at a meeting of shareholders to tender their resignation.

No Preemptive or Conversion Rights. Wachovia common stock does not entitle its holders to any preemptive rights, subscription rights or conversion rights.

Assets upon Dissolution. In the event of liquidation, holders of Wachovia common stock would be entitled to receive proportionately any assets legally available for distribution to Wachovia shareholders with respect to shares held by them, subject to any prior rights of any Wachovia preferred stock then outstanding.

Distributions. Subject to the rights of holders of any class of preferred stock outstanding, holders of Wachovia common stock will be entitled to receive the dividends or distributions that the Wachovia board of directors may declare out of funds legally available for these payments. The payment of distributions by Wachovia will be subject to the restrictions of North Carolina law applicable to the declaration of distributions by a corporation. Under North Carolina law, a corporation may not make a distribution if as a result of the distribution the company would not be able to pay its debts, or would not be able to satisfy any preferential rights preferred shareholders would have if the company were to be dissolved at the time of the distribution.

Pursuant to an indenture between Wachovia and Wilmington Trust Company, as trustee, under which some Wachovia junior subordinated debt securities were issued, Wachovia agreed that it generally will not pay any dividends on, or acquire or make a liquidation payment with respect to, any of Wachovia’s capital stock, including Wachovia common stock, Wachovia preferred stock and Wachovia class A preferred stock if, at any time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has deferred interest payments on the securities issued under the indenture. In connection with a corporate reorganization of a Wachovia subsidiary, The Money Store LLC, Wachovia agreed that it could declare or pay a dividend on Wachovia common stock only after quarterly distributions of an estimated $1.8 million have been paid in full on The Money Store LLC preferred units for each quarterly period occurring prior to the proposed common stock cash dividend.

As a bank holding company, Wachovia’s ability to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as Wachovia, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Restrictions on Ownership. The Bank Holding Company Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Wachovia. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of Wachovia. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Wachovia, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Antitakeover Provisions. Wachovia’s articles and by-laws contain various provisions which may discourage or delay attempts to gain control of Wachovia. Wachovia’s articles include provisions:

•	classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

•	authorizing the board of directors to fix the size of the board between nine and 30 directors;

•	authorizing directors to fill vacancies on the board occurring between annual shareholder meetings, except that vacancies resulting from a director’s removal by a shareholder vote may only be filled by a shareholder vote;

•	providing that directors may be removed only for a valid reason and only by majority vote of shares entitled to vote in electing directors, voting as a single class;

•	authorizing only the board of directors, Wachovia’s Chairman or President to call a special meeting of shareholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to common stock; and

•	requiring an 80% shareholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.

Wachovia’s by-laws include specific conditions governing the conduct of business at annual shareholders’ meetings and the nominations of persons for election as Wachovia directors at annual shareholders’ meetings.

Preferred Stock

General. Wachovia is authorized to issue up to 10 million shares of preferred stock, no par value, and 40 million shares of class A preferred stock, no par value. Wachovia’s board of directors are authorized to issue preferred stock and class A preferred stock in one or more series, to fix the number of shares in each series, and to determine dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other series terms. All shares of each series of Wachovia preferred stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rights, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights. Shares of Wachovia class A preferred stock rank prior to Wachovia common stock and on a parity with or junior to (but not prior to) Wachovia preferred stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of Wachovia upon any involuntary or voluntary liquidation, dissolution or winding up of Wachovia. Subject to the foregoing, the terms of any particular series of Wachovia class A preferred stock may vary as to priority.

Dividend Equalization Preferred Shares (DEPs)

In connection with Wachovia’s merger in 2001 with the former Wachovia Corporation, it issued approximately 97 million shares of Dividend Equalization Preferred Shares, or DEPs, out of an authorized 500 million DEPs, no par value. The DEPs were authorized to be issued solely in connection with that merger and are not available for future issuance.

Ranking Upon Dividend Declaration and Upon Liquidation or Dissolution. With regard to the receipt of dividends, the DEPs rank junior to any class or series of preferred stock established by Wachovia’s board of directors and rank equally with Wachovia’s common stock. With regard to distributions upon liquidation or dissolution of Wachovia, the DEPs rank junior to any class or series of preferred stock established by Wachovia’s board of directors after September 1, 2001 and rank senior to the common stock for the $0.01 liquidation preference described below.

Cancellation. DEPs that are redeemed, purchased or otherwise acquired by Wachovia or any of its subsidiaries will be cancelled and may not be reissued.

Dividends. Following payment of Wachovia’s fourth quarter dividend in December 2003, holders of the DEPs are no longer entitled to receive future dividend payments. This is because Wachovia paid in excess of $1.20 per share in dividends in the aggregate over the preceding four quarters.

Assets Upon Dissolution. In the event of liquidation, holders of DEPs will be entitled to receive, before any distribution is made to the holders of common stock or any other junior stock, but after any distribution to any class or series of preferred stock established by Wachovia’s board of directors after September 1, 2001, an amount equal to $0.01 per DEP, together with any accrued and unpaid dividends (whether or not earned or declared). The holders of DEPs will have no other right or claim to any of the remaining assets of Wachovia.

Redemption, Conversion and Exchange. The DEPs are not convertible or exchangeable. The DEPs may be redeemed, at Wachovia’s option and with 30 to 60 days prior notice, after December 31, 2021, for an amount equal to $0.01 per DEP, together with any accrued and unpaid dividends.

Voting Rights. Holders of DEPs will not have voting rights, except those required by applicable law.

Shareholder Protection Rights Plan

Wachovia has a shareholder protection rights plan that could discourage unwanted or hostile takeover attempts that are not approved by Wachovia’s board. The rights plan allows holders of Wachovia common stock to purchase shares in either Wachovia or an acquiror at a discount to market value in response to specified takeover events that are not approved in advance by Wachovia’s board. The rights plan is expected to continue in effect after the merger as Wachovia’s rights plan.

The Rights. On December 19, 2000, Wachovia’s board declared a dividend of one preferred share purchase right for each Wachovia common share outstanding. The rights currently trade with, and are inseparable from, the common stock.

Exercise Price. Each right allows its holder to purchase from Wachovia one one-hundredth of a Wachovia participating class A preferred share for $105. This portion of a preferred share will give the shareholder approximately the same dividend, voting and liquidation rights as would one share of common stock.

Exercisability. The rights will not be exercisable until:

•	10 days after a public announcement by Wachovia that a person or group has obtained beneficial ownership of 10% or more of Wachovia’s outstanding common stock; or

•	10 business days after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of Wachovia’s outstanding common stock.

The date when the rights become exercisable is referred to in the rights plan as the “separation time”. After that date, the rights will be evidenced by rights certificates that Wachovia will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of Wachovia’s outstanding common stock may not exercise any rights even after the separation time.

Consequences of a Person or Group Becoming an Acquiring Person. A person or group that acquires beneficial ownership of 10% or more of Wachovia’s outstanding common stock is called an “acquiring person”.

Flip In. Once Wachovia publicly announces that a person has acquired 10% or more of its outstanding common stock, Wachovia can allow for rights holders, other than the acquiring person, to buy

$210 worth of its common stock for $105. This is called a “flip-in”. Alternatively, Wachovia’s board may elect to exchange 2 shares of Wachovia common stock for each right, other than rights owned by the acquiring person, thus terminating the rights.

Flip Over. If, after a person or group becomes an acquiring person, Wachovia merges or consolidates with another entity, or if 50% or more of Wachovia’s consolidated assets or earning power are sold, all holders of rights, other than the acquiring person, may purchase shares of the acquiring company at half their market value.

Wachovia’s board may elect to terminate the rights at any time before a flip-in occurs. Otherwise, the rights are currently scheduled to terminate in 2010.

The rights will not prevent a takeover of Wachovia. However, the rights may cause a substantial dilution to a person or group that acquires 10% or more of our common stock unless Wachovia’s board first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in Wachovia’s and its shareholders’ best interests because the rights can be terminated by the board before that transaction is completed.

The complete terms of the rights are contained in the Shareholder Protection Rights Agreement. The foregoing description of the rights and the rights agreement is qualified in its entirety by reference to the agreement. A copy of the rights agreement can be obtained upon written request to Wachovia Bank, National Association, 301 South College Street, Charlotte, North Carolina 28288-0206.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of Wachovia shareholders are governed by the North Carolina Business Corporation Act, or NCBCA, Wachovia’s articles of incorporation and by-laws. The rights of Golden West shareholders are governed by the Delaware General Corporation Law, or DGCL, Golden West’s certificate of incorporation and by-laws. After the merger, the rights of Golden West’s and Wachovia’s shareholders will be governed by the NCBCA and Wachovia’s articles of incorporation and by-laws. The following discussion summarizes the material differences between the rights of Golden West shareholders and the rights of Wachovia shareholders. We urge you to read Wachovia’s articles of incorporation, Wachovia’s by-laws, Golden West’s certificate of incorporation, Golden West’s by-laws, the NCBCA and the DGCL carefully and in their entirety.

Authorized Capital Stock

Wachovia. Wachovia’s articles of incorporation authorize it to issue up to 3 billion shares of common stock, par value $3.33 1/3 per share, 10 million shares of preferred stock, no-par value per share, 40 million shares of class A preferred stock, no-par value per share, and 500 million DEPs. As of July 11, 2006, there were 1,588,703,209 shares of Wachovia common stock issued and outstanding, no shares of preferred stock outstanding, and approximately 96 million shares of DEPs outstanding. See “Description of Wachovia Capital Stock”.

Golden West. The authorized capital stock of Golden West consists of 600 million shares of common stock, par value $0.10 per share, and 20 million shares of preferred stock, par value $1.00 per share. As of July 11, 2006, there were 308,969,449 shares of Golden West common stock issued and outstanding, and no shares of Golden West preferred stock were outstanding.

Size of Board of Directors

Wachovia. Wachovia’s articles of incorporation provide for Wachovia’s board to consist of not less than 9 nor more than 30 directors. The exact number is fixed by Wachovia’s board from time to time. After merger completion, Wachovia’s board of directors will appoint two additional directors from the current members of Golden West’s board of directors to Wachovia’s board.

Golden West. Golden West’s by-laws provide for Golden West’s board to consist of nine directors. This number may be changed by Golden West’s board of directors or a majority of Golden West shareholders. The number of directors of Golden West is currently fixed at nine.

Classes of Directors

Wachovia. Wachovia’s articles of incorporation provide that Wachovia’s board is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term. Accordingly, control of the board of directors of Wachovia cannot be changed in one year; at least two annual meetings must be held before a majority of the board of directors may be changed. Holders of shares of Wachovia common stock do not have the right to cumulate their votes in the election of directors.

Wachovia’s board will propose at Wachovia’s 2007 annual meeting of shareholders, and recommend for approval, amendments to Wachovia’s articles of incorporation to declassify Wachovia’s board of directors. If adopted at the 2007 annual meeting of shareholders, Wachovia directors would stand for election annually, beginning at Wachovia’s 2008 annual meeting of shareholders. Approval of the amendments to Wachovia’s articles of incorporation to declassify the board would require the affirmative vote of at least 80% of Wachovia’s outstanding shares of common stock.

Golden West. The board of directors of Golden West is classified into three classes of directors. Each director serves for a three year term. At each annual shareholders’ meeting, one-third of the board of directors is elected. As a result, similar to Wachovia, control of the board of directors of Golden West cannot be changed in one year. A holder of shares of Golden West common stock has the right to cumulate their votes in the election of directors and can give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which that holder’s shares are entitled, or to distribute votes on the same principle among as many candidates as the holder wants.

Removal of Directors

Wachovia. Under NCBCA Section 55-8-08, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. Except for directors elected under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over Wachovia common stock, Wachovia directors may be removed only for cause and only by a majority vote of the shares then entitled to vote in the election of directors, voting together as a single class.

Golden West. The DGCL and Golden West’s restated certificate of incorporation provide that no director may be removed from office, by vote or other action by shareholders or otherwise, except for cause. This removal requires the affirmative vote of Golden West shareholders who hold at least a majority of the voting power of Golden West’s issued and outstanding capital stock that is entitled to vote for the election of directors.

Filling Vacancies on the Board of Directors

Wachovia. Under Wachovia’s articles of incorporation, any vacancy occurring in Wachovia’s board shall be filled by a majority of the remaining directors unless the vacancy is a result of the director’s removal by a vote of the shareholders. In that case, the vacancy may be filled by a shareholder vote at the same meeting.

Golden West. Any vacancies on Golden West’s board of directors created by the death, resignation, retirement, or removal of a director, or the creation of a new directorship, may be filled only by a majority vote of the directors remaining in the class in which such vacancy occurs or by the sole remaining director of that class if one such director remains, or by the majority vote of the members of the remaining classes if no such director remains. Shareholders shall have no right to take action to fill such vacancies. The new director will serve for the remainder of the unexpired term of the class of director to which the director has been elected.

Nomination of Director Candidates by Shareholders

Wachovia. Wachovia’s by-laws establish procedures that shareholders must follow to nominate persons for election to Wachovia’s board. The shareholder making the nomination must deliver written notice to Wachovia’s Secretary between 60 and 90 days before the annual meeting at which directors will be elected. However, if less than 70 days notice is given of the meeting date, that written notice by the shareholder must be delivered by the tenth day after the day on which the meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The nomination notice must set forth certain information about the person to be nominated similar to information required for disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A, and must also include the nominee’s written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the shareholder’s name and address and the class and number of Wachovia shares that the shareholder owns of record or beneficially. The meeting chairman may, if the facts warrant, determine that a nomination was not made in accordance with Wachovia’s by-law provisions, and the defective nomination will be disregarded. These procedures do not apply to any director nominated under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over Wachovia common stock.

Golden West. Under Golden West’s by-laws, at any annual or special meeting of shareholders, persons nominated for election as directors by shareholders shall be considered only if advance notice thereof has been timely given and such nominations are otherwise proper for consideration under applicable law and Golden West’s restated certificate of incorporation and by-laws. Notice of the name of any person to be nominated by any shareholder for election as a director of Golden West at any meeting of shareholders shall be delivered to Golden West’s secretary at its principal executive office not less than 90 nor more than 120 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 70 days in advance of the annual meeting if Golden West shall have previously disclosed, in its by-laws or otherwise, that the annual meeting in each year is to be held on a determinable date or week, unless and until Golden West’s board determines to hold the meeting on a different date or week.

Any shareholder who gives notice of any such director nomination shall deliver therewith (i) the text of the proposal to be presented, (ii) a brief written statement of the reasons why such shareholder favors the proposal, (iii) such shareholder’s name and address, (iv) the number and class of all shares of each class of Golden West’s stock beneficially owned by such shareholder, and the length of time those shares have been held, and (v) any material interest of such shareholder in the proposal (other than as a shareholder). If a shareholder delivers a notice on behalf of one or more other beneficial owners, the notice shall also include the information in items (iii), (iv) and (v) above with respect to each beneficial owner in the shareholder group.

Any Golden West shareholder desiring to nominate any person for election as a director shall also deliver with such notice a statement in writing setting forth (i) the name, age, business address, residence, and principal occupation or employment of the person to be nominated, (ii) the number and class of all shares of each class of Golden West stock “beneficially owned” (as defined by applicable Exchange Act regulation) by such person, and the length of time those shares have been held, (iii) the information regarding such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, (iv) whether such person would satisfy the independence standards of the New York Stock Exchange and other applicable regulations, (v) whether such person has any affiliation or arrangement with the shareholder or shareholder group making the nomination, and (vi) such person’s signed consent to serve as a director of Golden West if elected.

The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that nominees not be considered if such notice has not been given.

In order to include information with respect to a director nomination in the proxy statement and form of proxy for an annual meeting, shareholders must also provide notice as required by the rules and regulations promulgated under the Exchange Act.

Anti-Takeover Provisions

Wachovia. North Carolina has two anti-takeover statutes, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, Wachovia elected not to be covered by the restrictions imposed by these statutes. As a result, these statutes do not apply to Wachovia. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.

Golden West. Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested shareholder or any entity if the transaction is caused by the interested shareholder for a period of three years from the date on which the shareholder first becomes an interested shareholder. There is an exception to the three-year waiting period requirement if:

•	prior to the shareholder becoming an interested shareholder, the board of directors approves the business combination or the transaction in which the shareholder became an interested shareholder;

•	upon the completion of the transaction in which the shareholder became an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•	the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested shareholder at a meeting.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation. The DGCL defines the term “interested shareholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but Golden West has not done so.

Golden West’s certificate of incorporation requires the vote of the holders of 70% of the voting power of the outstanding voting securities of Golden West to approve a transaction or a series of transactions with an “interested shareholder” that would result in Golden West being merged into or with another corporation or securities of Golden West being issued in a transaction that would permit control of Golden West to pass to another entity, or similar transactions having the same effect. An exception exists in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the shareholders by a majority of the members of Golden West’s board of directors who are unaffiliated with the interested shareholder and who were directors before the interested shareholder became an interested shareholder. Golden West’s certificate of incorporation defines the term “interested shareholder” generally as a person who is the beneficial owner, directly or indirectly, of 10% or more of Golden West’s common stock.

Shareholder Protection Rights Plan

Wachovia. Wachovia has a shareholder protection rights plan, which will be in effect for the combined company after the merger. This plan is described above in the section entitled “Description of Wachovia Capital Stock—Shareholder Protection Rights Plan”.

Golden West. Golden West does not have a shareholder protection rights plan.

Calling Special Meetings of Shareholders

Wachovia. A special meeting of shareholders may be called for any purpose only by Wachovia’s board, by Wachovia’s chairman of the board or by Wachovia’s president.

Golden West. A special meeting of shareholders may be called for any purpose only by Golden West’s board or by Golden West’s chairman of the board.

Shareholder Proposals

Wachovia. Wachovia’s by-laws establish procedures a shareholder must follow to submit a proposal for a Wachovia shareholder vote at an annual shareholders’ meeting. The shareholder making the proposal must deliver written notice to Wachovia’s Secretary between 60 and 90 days prior to the meeting. However, if less than 70 days’ notice of the meeting is given, that written notice by the shareholder must be so delivered not later than the tenth day after the day on which such meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The shareholder proposal notice must set forth:

•	a brief description of the proposal and the reasons for its submission;

•	the name and address of the shareholder, as they appear on Wachovia’s books;

•	the classes and number of Wachovia shares the shareholder owns; and

•	any material interest of the shareholder in that proposal other than the holder’s interest as a Wachovia shareholder.

The meeting chairman may, if the facts warrant, determine that any proposal was not properly submitted in accordance with Wachovia’s by-laws, and the defective proposal will not be submitted to the meeting for a shareholder vote.

Golden West. Golden West’s by-laws contain specific provisions relating to shareholder proposals. These are described above under “—Nomination of Director Candidates by Shareholders”.

Notice of Shareholder Meetings

Wachovia. Wachovia’s by-laws provide that Wachovia must notify shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. Wachovia must briefly describe the purpose or purposes of a special meeting or where otherwise required by law.

Golden West. Golden West’s by-laws provide that Golden West must notify shareholders no less than 10 days before any annual or special meeting of the time and place of the meeting and, in the case of a special meeting, shall state briefly the purposes thereof.

Indemnification of Directors and Officers

Wachovia. The NCBCA contains specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that:

•	a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation, and

•	a corporation may indemnify a director or officer if he is not wholly successful in that defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation, the corporation may not indemnify him.

The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or by-laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute. The NCBCA does not permit eliminating liability with respect to:

•	acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation;

•	any liability for unlawful distributions;

•	any transaction from which the director derived an improper personal benefit; or

•	acts or omissions occurring prior to the date the provisions became effective.

Wachovia’s by-laws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of their status as directors or executive officers, excluding any liability relating to activities which were, at the time taken, known or believed by such person to be clearly in conflict with the best interests of Wachovia. Wachovia’s articles of incorporation eliminate personal liability of each Wachovia director to the fullest extent the NCBCA permits.

Golden West. Under the DGCL, a Delaware corporation may indemnify directors, officers, employees and other representatives from liability if the person acted in good faith and in a manner reasonably believed by the person to be in or not opposed to the best interests of the corporation, and, in any criminal actions, if the person had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines the person is fairly and reasonably entitled to indemnification. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized by the DGCL is not exclusive and is in addition to any other rights granted under the certificate of incorporation or by-laws of the corporation or to any agreement with the corporation. Golden West’s certificate of incorporation and by-laws provide that Golden West shall indemnify its directors, officers, employees and other representatives to the fullest extent permitted by law.

Golden West’s certificate of incorporation provides that a Golden West director shall not be personally liable to Golden West or its shareholders for monetary damages for breach of a fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Golden West or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL which involves unlawful payments of dividends or unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Golden West has also entered into indemnification agreements with respect to its directors and certain of its officers.

Amendments to Articles/Certificate of Incorporation and By-Laws

Wachovia. Under North Carolina law, an amendment to the articles of incorporation generally requires the board to recommend the amendment, and either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, to approve the amendment, depending on the amendment’s nature. In accordance with North Carolina law, Wachovia’s board may condition the proposed amendment’s submission on any basis. Under certain circumstances, the affirmative vote of holders of at least two-thirds, or in some cases a majority, of the outstanding Wachovia preferred stock or Wachovia class A preferred stock is needed to approve an amendment to the articles of incorporation. In addition, amendments to provisions of Wachovia’s articles of incorporation or Wachovia’s by-laws related to the maximum and minimum number of directors, or the authority to call special shareholders’ meetings, require the approval of not less than 80% of the outstanding Wachovia shares entitled to vote in the election of directors, voting together as a single class. An amendment to Wachovia’s by-laws generally requires either the shareholders or Wachovia’s board to approve the amendment. Wachovia’s board generally may not amend any by-law the shareholders approve, in addition to the other restrictions against the board amending the by-laws.

Golden West. Under the DGCL, Golden West’s board must propose an amendment to Golden West’s certificate of incorporation, and Golden West’s shareholders must approve the amendment by a majority of outstanding shares entitled to vote. Golden West’s certificate of incorporation provides that it may be amended in the manner Delaware law prescribes, provided that holders of 70% of the then-outstanding shares of Golden West capital stock must approve amendments to certain provisions of Golden West’s certificate of incorporation relating to business combinations, the number of directors, and the classified board of directors. Golden West’s by-laws may be amended by Golden West’s board or by Golden West’s shareholders.

LEGAL PROCEEDINGS RELATING TO THE MERGER

On May 9, 2006, a purported shareholder class action lawsuit captioned David Burnett v. Golden West Financial Corporation et al. was filed in the Superior Court of the State of California, County of Alameda. This lawsuit generally alleges a breach of fiduciary duties against all of Golden West’s directors on the basis of the merger as proposed and structural flaws in the process leading to the merger agreement with Wachovia, and an abdication of directors’ fiduciary duties as a result of entry into the voting agreements. The lawsuit also alleges a claim of unjust enrichment against all of Golden West’s directors on the basis of the benefits the directors will allegedly receive upon merger completion. The complaint seeks equitable relief: (i) declaring the merger agreement to have been entered into in breach of the fiduciary duties of the individual defendants, and therefore unlawful and unenforceable; (ii) rescinding, to the extent already implemented, the merger or any of the terms thereof; (iii) requiring the defendants to pay the dividend declared on May 4, 2006; (iv) imposing a constructive trust in favor of the plaintiff and the class on the alleged millions of dollars of stock, options and change-of-control payments to be provided to certain of the individual defendants in connection with the merger pending trial; (v) enjoining the defendants, their agents, employees and all persons acting in concert with them from completing the merger, unless and until the defendants provide Golden West shareholders with an offer that is fair and equitable; (vi) directing the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Golden West’s shareholders and implement a process for the sale of Golden West designed to ensure that the highest price possible is obtained; and (vii) awarding the plaintiff the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees. Golden West believes that the claims are without merit and intends to vigorously defend itself against them.

On May 12, 2006, a purported shareholder class action lawsuit captioned Morton Smith Trust v. Golden West Financial Corporation et al., was filed in the Superior Court of the State of California, County of Alameda. This lawsuit generally alleges a breach of fiduciary duties against all of Golden West’s directors on the basis of the manner in which the merger has been proposed and structural flaws in the process which result in terms preferential to Wachovia and a subversion of the interests of Golden West shareholders. The complaint seeks equitable relief: (i) declaring the merger agreement to have been entered into in breach of the fiduciary duties of the individual defendants, and therefore unlawful and unenforceable; (ii) enjoining the defendants, their agents, employees and all persons acting in concert with them from completing the merger, unless and until Golden West adopts and implements a procedure or process to obtain the highest possible price for shareholders; (iii) directing the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Golden West’s shareholders; (iv) rescinding, to the extent already implemented, the merger or any of the terms thereof; (v) imposing a constructive trust in favor of the plaintiff upon any benefits improperly received by defendants as a result of their wrongful conduct; and (vi) awarding the plaintiff the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees. Golden West believes that the claims are without merit and intends to vigorously defend itself against them.

The parties to the Burnett and Morton Smith Trust actions have stipulated to the consolidation of the two actions in the Superior Court of the State of California, County of Alameda.

ADOPTION OF AMENDED AND RESTATED WACHOVIA CORPORATION
2003 STOCK INCENTIVE PLAN

Wachovia currently maintains the Wachovia Corporation 2003 Stock Incentive Plan, which we refer to as the Stock Incentive Plan. Under the Stock Incentive Plan, Wachovia initially reserved 130 million shares of Wachovia common stock (plus any shares that were subject to an award under prior plans which award is forfeited, cancelled, terminated, expires or lapses for any reason) for issuance to key employees in the form of stock options and restricted stock awards, performance shares and other incentive awards. A significant portion of Wachovia’s annual stock grants are issued to its investment banking and capital management executives in lieu of cash compensation.

The Stock Incentive Plan was adopted by Wachovia’s shareholders at the 2003 annual meeting of shareholders. At the time of adoption in 2003, Wachovia believed the Stock Incentive Plan provided adequate shares to sustain anticipated stock award grants through 2008. However, since that time, Wachovia has completed significant acquisitions and/or merger transactions with Prudential Securities, SouthTrust Corporation, Palmer & Cay, AmNet Mortgage Inc. and Westcorp, and is seeking shareholder approval of the proposed merger with Golden West. Despite the increase in Wachovia’s employee population as a result of these transactions, Wachovia has not increased the aggregate number of shares of common stock available for issuance under the plan since the time of its original approval by shareholders. In addition, Wachovia has not carried over any shares available for issuance from any of the stock plans sponsored by these companies, including approximately 25 million shares currently available for issuance under Golden West’s active stock plans.

Due to Wachovia’s recent and anticipated growth, including the impact that the merger with Golden West will have on the aggregate number of Wachovia common shares available for issuance under the plan, Wachovia believes it is necessary to amend the Stock Incentive Plan to provide for additional shares of Wachovia common stock subject to grant under the plan. In addition, by increasing the number of shares of common stock available under the Stock Incentive Plan, Wachovia proposes to extend the term of the plan from 2008 until 2011. Therefore, the Management Resources & Compensation Committee of Wachovia’s board of directors, or the Compensation Committee, has adopted and recommended that Wachovia’s board of directors adopt, subject to shareholder approval, an amendment and restatement of the Stock Incentive Plan to increase the number of shares of Wachovia common stock subject to the plan by an additional 50 million shares and to extend the term of the Stock Incentive Plan from April 23, 2008 until April 19, 2011. Except where noted below, all other aspects of the Stock Incentive Plan remain unchanged.

This proposal relates to approval of the Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan, or the Amended Plan. The following description of the Amended Plan is a summary and does not purport to be fully descriptive. The summary is subject, in all respects, to the terms of the Amended Plan, which is attached as Appendix E to this joint proxy statement-prospectus. Information with respect to Executive Compensation regarding this proposal may be found in Wachovia’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC on March 13, 2006. Information under the caption “Executive Compensation” beginning on page 22 of such 2006 proxy statement is incorporated herein by reference. Please see “Where You Can Find More Information”.

This proposal is being presented to shareholders for approval both due to NYSE rules and due to certain federal tax laws, including the Omnibus Budget Reconciliation Act of 1993 and the applicable regulations promulgated by the Internal Revenue Service, known as OBRA, in order to preserve federal income tax deductions with respect to certain executive compensation payable under the Amended Plan.

In the event the proposal to approve the Amended Plan is not approved by Wachovia shareholders, Wachovia will continue to use the Stock Incentive Plan, which will continue in full force and effect.

Under OBRA, the allowable federal income tax deduction by a publicly held corporation for compensation paid with respect to the CEO and the four other most highly compensated executive officers of that corporation serving as such at the end of the corporation’s fiscal year is limited to no more than $1,000,000 per year per officer. Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. By approving the Amended Plan, Wachovia shareholders will be approving, among other things, the performance measures, eligibility requirements and limits on stock and cash awards that may be made pursuant to the Amended Plan.

The primary purposes of the Amended Plan are to:

•	help align employees’ long-term financial interests with those of shareholders;

•	reinforce a performance-oriented culture and strategy;

•	reward employees for increasing Wachovia’s common stock price over time;

•	provide significant and sustaining motivation to officers and key employees to achieve specific goals which are aligned with shareholders’ interests; and

•	attract, retain and motivate employees.

The Amended Plan, like the Stock Incentive Plan, authorizes the Compensation Committee to further these purposes by providing for the grant of stock options, stock appreciation rights, and other stock awards (including restricted stock and performance awards) to selected employees, and cash incentive awards to Wachovia’s executive officers, any of which may be granted singly, in tandem or in combination with other awards as the Compensation Committee may determine.

As of July 21, 2006, the closing sale price of Wachovia common stock on the NYSE was $53.84.

Plan Features and Grant Practices That Protect Shareholder Interests

The Amended Plan includes a number of key governance features intended to protect the interests of shareholders and foster Wachovia’s pay-for-performance culture, including:

•	The additional shares requested, 50 million, reflects a moderate increase of 2.6% of Wachovia’s pro forma 1.913 billion common shares outstanding upon completion of the merger with Golden West. As noted above, Wachovia will not be carrying forward the 25 million shares currently available under Golden West’s stock plans (which would be converted into approximately 34.1 million shares based on the 1.365 exchange ratio in the proposed merger).

•	The Amended Plan, like the Stock Incentive Plan, expressly prohibits the direct or indirect re-pricing of stock options or SARs as well as the repurchase of underwater options for cash without shareholder approval.

•	The Amended Plan will continue to limit the aggregate number of shares subject to full-value stock awards. Going forward, the number of shares available for future full-value grants on a one-share basis will be 43.9 million, which includes the additional 20 million shares reserved. In the event Wachovia elects to issue a higher number of full-value stock awards, those awards will reduce the aggregate number of shares available under the Amended Plan on a 5:1 basis.

•	The Amended Plan excludes features often referred to as “liberal share counting” provisions by institutional investors such as:

•	the “net” counting of options and/or stock settled SARs,

•	the “reissuance” of shares tendered or surrendered to pay the exercise price of options or the tax obligations for awards, or

•	using proceeds from the exercise of stock options to purchase shares on the open market to add to the aggregate number of shares available for issuance under the plan.

Under the Stock Incentive Plan, shares tendered or surrendered to pay the exercise price of options or the tax withholding obligations for awards could be reissued although no such shares have been added back to or included in the available share reserve under the plan.

•	The Amended Plan, like the Stock Incentive Plan, does not permit the issuance of discounted stock options or reload options.

•	The Amended Plan requires stock options, SARs and restricted shares to have a minimum 3-year vesting schedule unless the awards are performance-based. Under the Stock Incentive Plan, stock options and SARs were not subject to a minimum vesting schedule.

•	The Amended Plan does not allow for the issuance of dividend equivalents on stock options or SARs and none of Wachovia’s outstanding options have dividend equivalent rights.

•	The Amended Plan does not provide for the transferability of awards for cash or other consideration. Transferability is limited to transfers by will and the laws of descent and distribution.

•	The Amended Plan, like the Stock Incentive Plan, does not provide for loans to exercise stock options.

Wachovia also understands the importance that many shareholders have placed on controlling the annual share usage, or run rate, from equity-based awards to participants. Therefore, to ensure alignment with our shareholders’ interests, and assuming approval of the Amended Plan by Wachovia’s shareholders, Wachovia’s board of directors intends to establish a general run-rate limit for new grants of approximately 1.5% of Wachovia common shares outstanding per year.

Further, to address the issue of the differences in value between options and full-value grants, and assuming approval of the Amended Plan by Wachovia’s shareholders, Wachovia’s board of directors commits that for fiscal years 2007 through 2009, the average annual run rate for new grants will not exceed 2.46% of Wachovia common shares outstanding, which is the average run rate plus one standard deviation for our GICS industry group based on Institutional Shareholder Services guidelines for the 2006 proxy season. Under this calculation, awards other than options or SARs will count as four shares in the calculation.

In addition to the positive plan features above, the Amended Plan will also be subject to several of Wachovia’s compensation policies and practices that are designed to materially align the interests of management with those of Wachovia’s shareholders and to protect shareholder interests.

•	Wachovia’s common stock ownership policy for members of the board of directors and its executive officers requires its executive officers, including members of the Operating Committee, to own shares of common stock having a value equal to five times base salary in the case of the CEO and Chairman, and four times base salary for all other executive officers.

•	In addition, all of these executives are required to retain ownership of at least 75% of any common stock acquired by them through Wachovia stock compensation plans, after taxes and transaction costs.

•	In 2005, Wachovia expanded its stock ownership policy to the level of management that reports directly to its executive officers, requiring that they own shares of common stock having a value equal to two times base salary, and providing three years to meet this requirement.

•	Wachovia anticipates that, subject to applicable law and regulation, it will continue to maintain a general policy of repurchasing a number of shares of Wachovia common stock at least equal to the number of shares of Wachovia common stock issued under the Amended Plan and under other Wachovia stock option plans to minimize the impact of those issuances on the percentage ownership of the outstanding shares of common stock held by the then-existing shareholders of Wachovia.

Shares Available

Under the Stock Incentive Plan as originally adopted, the aggregate number of shares of common stock that may be issued could not exceed 130 million shares. As of July 11, 2006, there is estimated to be remaining under the Stock Incentive Plan approximately 65.8 million shares of Wachovia common stock available for awards. The following awards may be granted under the Amended Plan but will not be included in calculating the share limitation mentioned above:

•	dividends or dividend equivalents paid in cash in connection with outstanding awards;

•	awards which by their terms may be settled only in cash;

•	shares and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted to employees as the result of a merger, consolidation, or acquisition of the employing company pursuant to which it is merged with Wachovia or becomes a subsidiary of Wachovia;

•	any shares that were subject to an award under the Stock Incentive Plan or other Wachovia stock plans; and which award is forfeited, cancelled, terminated, expired or lapsed without settlement.

The Amended Plan differs from the Stock Incentive Plan in that the Stock Incentive Plan provided that any shares surrendered by or withheld from a participant to pay the option price for an option or to satisfy any tax withholding requirement in connection with the exercise or vesting of an award would also be available for issuance. To date, no shares have been added back to the pool of shares available under the Stock Incentive Plan pursuant to that provision. This provision has been eliminated in the Amended Plan.

In the event of any change in the outstanding shares of Wachovia common stock that occurs by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number of shares of common stock subject to each outstanding award under the Amended Plan, and its stated option price, and the number of shares available for issuance under the Amended Plan, will be appropriately adjusted. In such event, appropriate adjustments will also be made in the number and type of shares subject to any awards then outstanding under the Amended Plan. In addition, in the event of a change of control of Wachovia, each outstanding award granted under the Amended Plan will become immediately exercisable and/or fully vested and nonforfeitable, as the case may be, unless the Compensation Committee provides otherwise.

Under the Amended Plan, all of the foregoing provisions would continue to apply except that there would be added an additional 50 million shares of Wachovia common stock available for awards.

Limitations on Awards

The Stock Incentive Plan and the Amended Plan permit the following awards, all of which are described in more detail below:

•	stock options, which can be in the form of incentive stock options, called ISOs, or non-qualified stock options, called NQSOs;

•	stock appreciation rights, called SARs;

•	“full-value” awards, which can be in the form of

•	restricted stock awards, called RSAs;

•	restricted stock units, called RSUs;

•	performance stock awards;

•	performance stock units; or

•	other awards based on or with a value tied to shares of Wachovia common stock; and

•	Operating Committee Incentive Awards (as defined below).

The Stock Incentive Plan and the Amended Plan place important limits on the types of awards that can be made which, in effect, emphasizes awards in the form of stock options and restricted shares to better motivate and retain key employees:

•	If the Amended Plan is approved, there will be approximately 115.8 million shares remaining available for issuance under the Amended Plan.

•	The aggregate number of shares that may be represented by options and SARs granted to any single individual in any year shall not exceed 1,500,000 under the Amended Plan.

•	The aggregate number of shares that may be represented by awards made in the form of ISOs shall not exceed 25,000,000 shares under the Amended Plan.

•	The aggregate number of stock awards that may be awarded as full-value awards under the Amended Plan shall be approximately 43.9 million, a significant portion of which are expected to be awarded as a portion of the annual incentive compensation for key employees in certain business units. This number includes 20 million additional shares under the Amended Plan. Under the Amended Plan, any additional grants of full-value awards beyond this limit would be counted at a 5:1 premium factor against the remaining available shares under the Amended Plan (that is, for each full-value share granted, an additional four shares will be cancelled from the plan).

•	The value of stock awards (based on the fair market value on the grant date) and Operating Committee Incentive Awards, in the aggregate, which may be awarded to any individual Operating Committee Participant, as defined below, in a year shall not exceed 0.5% of Wachovia’s adjusted net income applicable to the prior plan year.

The Amended Plan differs from the Stock Incentive Plan in that the Stock Incentive Plan contained provisions that separately addressed stock awards intended to be used in lieu of cash compensation. Specifically, the Stock Incentive Plan included the following limitations:

•	the aggregate number of shares that may be represented by stock awards could not exceed 25,000,000 shares; provided, however, that this limitation did not apply to

•	stock awards which were performance stock awards or performance unit awards and were earned solely on the basis of the achievement of performance goals; or

•	any RSAs or RSUs described in the next bullet point below; and

•	20,000,000 shares were reserved for the exclusive use as grants of RSAs or RSUs to participants as a portion of their annual incentive compensation under Wachovia’s applicable incentive compensation plans which pay a portion of annual incentive compensation in shares (or any similar plan or program as determined by the Compensation Committee), of which participant contributions were required to be at least 80% of the fair market value of the underlying shares.

These provisions were deleted from the Amended Plan to simplify the administration of the plan and to address changes in the marketplace for equity compensation.

Eligibility and Participation; Administration

Participants in the Stock Incentive Plan and the Amended Plan will be officers and other key employees who are in a position to contribute materially to Wachovia’s continued growth and development and to its long-term financial success. Wachovia anticipates that its current executive officers will receive awards under the Amended Plan in such amounts and at such times as the Compensation Committee may determine. Approximately 20,000 officers and other key employees, including ten executive officers who are Operating Committee Participants, are currently eligible to participate in the Stock Incentive Plan.

The Compensation Committee is responsible for administering the Stock Incentive Plan and the Amended Plan. The Compensation Committee is authorized to interpret the Amended Plan, prescribe, amend and rescind rules and regulations relating to the Amended Plan, provide for conditions deemed necessary or advisable to protect Wachovia’s interests, and make all other determinations necessary or advisable for administering the Amended Plan, to the extent consistent with the Amended Plan’s provisions. The Compensation Committee may delegate to one or more Wachovia officers the authority to carry out some or all of its responsibilities, to the extent consistent with applicable law.

In order to foster and promote achievement of the Amended Plan’s purposes or to comply with provisions of laws in other countries where Wachovia operates or has employees, the Compensation Committee, in its sole discretion, shall have the power and authority to (i) determine which employees employed outside the United States are eligible or required to participate in the Amended Plan, (ii) modify the terms and conditions of any awards made to such employees, and (iii) establish sub-plans, modify option exercise and other terms and procedures to the extent such actions may be necessary or advisable.

The Compensation Committee may alter, amend, suspend or discontinue the Amended Plan or any agreements thereunder to the extent permitted by law. However, other than changes due to previously described adjustments, approval of Wachovia shareholders is necessary to increase the number of shares available for awards, reduce or decrease the price of an outstanding option or SAR, cancel any outstanding stock options or SARs for the purpose of replacing or regranting such options or SARs with an exercise price that is less than the original exercise price, repurchase underwater options or SARS for cash, or other amendments as may otherwise be required by applicable law, rule or regulation.

Options and SARs

Options granted under the Amended Plan will be exercisable at such times and subject to such restrictions and conditions as the Compensation Committee in each instance approves, which need not be the same for all participants. An award of options or SARs that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) will not vest more quickly than ratably over the three-year period from the grant date. However, those options and SARs will vest earlier upon the occurrence of a change of control unless the Compensation Committee determines otherwise. Both ISOs and NQSOs may be granted under the Amended Plan. The exercise price of options and SARs cannot be lower than the fair market value of the shares of Wachovia common stock on the date the option or SAR is granted. Each option or SAR will expire at such time as the Compensation Committee determines at the time it is granted but no option or SAR may be exercisable later than the tenth anniversary date of its grant. ISOs to purchase no more than $100,000 of common stock (measured as of the date of grant of the option) may vest as to each participant in each calendar year (taking into account all ISOs granted pursuant to any Wachovia stock plan).

The option price upon exercise of any option is payable to Wachovia in full by methods the Compensation Committee designates, including, but not limited to:

•	in cash or its equivalent;

•	by tendering or withholding shares of common stock having a fair market value at the time of exercise equal to the total option price; or

•	by a combination of the foregoing.

Unless the Compensation Committee determines otherwise or as prohibited by applicable law, options may also be exercised by a “cashless exercise” where the participant gives irrevocable instructions to a broker to promptly deliver to Wachovia the amount of sale proceeds from the shares covered by the option exercised, together with any withholding taxes due to Wachovia. The proceeds from any cash payments upon option exercise are added to Wachovia’s general funds and used for general corporate purposes.

The Amended Plan also permits the award of SARs. An SAR represents a right to receive a payment in cash, shares of common stock or a combination of both, equal to the excess of the fair market value of a specified number of shares of common stock on the date the SAR is exercised over an amount which is no less than the fair market value of the shares of common stock on the date of grant. As of the date hereof, Wachovia has not granted any SARs under the Stock Incentive Plan.

Each participant’s award agreement will state the extent, if any, to which the participant may exercise an option or SAR following termination of employment. Such provisions will be determined in the discretion of the Compensation Committee, will be included in the award agreement entered into with participants, need not be uniform among all options or SARs issued pursuant to the Amended Plan, and may reflect distinctions based on the reasons for termination of employment.

The Stock Incentive Plan provided for the grant of stock options with a “restoration feature”. This allowed an additional grant of shares to replace shares tendered at the time of exercise. Wachovia did not grant any stock options having this feature under the Stock Incentive Plan. This feature has been removed from the Amended Plan.

Stock Awards

The Amended Plan provides for the grant of stock awards made in shares or denominated in units equivalent in value to shares, as well as other awards based on or with a value tied to shares of Wachovia common stock. Typically stock awards will be in the form of RSAs, RSUs, performance stock awards and performance unit awards. The Compensation Committee may impose such restrictions on any stock awards granted under the Amended Plan as it may deem advisable, including, without limitation, continuous service requirements and/or achievement of performance goals, which need not be the same for all participants. A stock award of RSAs or RSUs that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) will not vest more quickly than ratably over the three-year period from the grant date. However, those RSAs or RSUs will vest earlier upon the occurrence of a change of control unless the Compensation Committee determines otherwise. During the period of restriction, participants holding RSAs granted under the Amended Plan may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares. Participants awarded RSUs may also be entitled to receive “dividend equivalents” and other distributions paid with respect to shares on which the units are based. RSUs and performance unit awards may be settled in cash, shares of Wachovia common stock, or a combination of both upon vesting.

Each participant’s award agreement will state the extent, if any, to which the participant may receive unvested stock awards following termination of employment. Such provisions will be determined in the discretion of the Compensation Committee, will be included in the award agreement entered into with participants, need not be uniform among all stock awards issued pursuant to the Amended Plan, and may reflect distinctions based on the reasons for termination of employment.

Operating Committee Incentive Awards

As with the Stock Incentive Plan, the Amended Plan also has a feature providing for annual cash incentive compensation awards, or Operating Committee Incentive Awards, to designated members of Wachovia’s Operating Committee, or Operating Committee Participants. Not all of Wachovia’s Operating Committee members will be recipients of Operating Committee Incentive Awards. The Amended Plan gives the Compensation Committee the authority to grant cash incentive compensation to Operating Committee Participants based on the attainment of one or more specific performance goals applicable to Wachovia, a particular business unit, individual performance or a combination of the foregoing. For consistency of application, Wachovia believes it is important for the Operating Committee’s cash incentive and stock compensation awards to be subject to the same performance goals.

Under the Amended Plan, at the time performance goals are established for a plan year, the Compensation Committee will establish an incentive award for such year for each Operating Committee Participant. The actual cash award, based on the attainment of the applicable performance goals, may be expressed as dollars, as a multiple of salary or on a formula basis, subject to the Compensation Committee’s ability to reduce or eliminate the incentive award in its discretion.

Transferability

No ISOs granted under the Amended Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except as permitted by the Compensation Committee, NQSOs, SARs and, during the applicable period of restriction, stock awards, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Unless the Compensation Committee determines otherwise with respect to any awards other than those designated as ISOs, all rights granted to a participant under the Amended Plan shall be exercisable during their lifetime only by such participant. No ISOs, NQSOs, SARs or stock awards may be transferred for consideration. Upon the death of a participant, their personal representative or beneficiary may exercise the rights under the Amended Plan.

Effective Date

If approved by the shareholders, the Amended Plan will be effective upon shareholder approval. If the Amended Plan is not approved by shareholders at the special meeting, the Stock Incentive Plan will continue in full force and effect until April 23, 2008.

Certain Federal Tax Consequences

ISOs.  ISOs granted under the Amended Plan will be subject to the applicable provisions of the Internal Revenue Code, including Section 422. If shares of common stock are issued to an optionee upon the exercise of an ISO, and if no “disqualifying disposition” of such shares is made by the optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted (whichever is later), then:

•	no income will be recognized by the optionee at the time of the grant of the ISO;

•	no income, for regular income tax purposes, will be recognized by the optionee at the date of exercise;

•	upon sale of the shares of common stock acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee’s holding period in the shares and income level) and any loss sustained will be a capital loss; and

•	no deduction will be allowed to Wachovia for federal income tax purposes.

However, the excess of the fair market value of the shares received upon exercise of the ISO over the option price for such shares will generally constitute an item of adjustment in computing the optionee’s alternative minimum taxable income for the year of exercise. Thus, certain optionees may increase their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Internal Revenue Code.

If a “disqualifying disposition” of shares acquired by exercise of an ISO is made, the optionee will recognize taxable ordinary income at that time in an amount equal to the lesser of (i) the excess of the fair market value of the shares purchased at the time of exercise over the option price, or (ii) the excess of the amount realized on disposition over the option price, and Wachovia will be entitled to a federal income tax deduction equal to such amount at that time. The amount of any gain in excess of the amount taxable as ordinary income will be taxable as capital gain at that time to the holder (at varying rates depending upon such holder’s holding period in the shares and income level), for which Wachovia will not be entitled to a federal tax deduction.

NQSOs.  An optionee will not be taxed at the time a NQSO is granted. In general, an employee exercising a NQSO will recognize ordinary income equal to the excess of the fair market value on the exercise date of the stock purchased over the option price. Upon subsequent disposition of the stock purchased, the difference between the amount realized and the fair market value of the stock on the exercise date will constitute capital gain or loss. Wachovia will not recognize income, gain or loss upon the granting of a NQSO. Upon the exercise of such an option, Wachovia is entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.

SARs.  An employee will not be taxed at the time an SAR is granted. Upon exercise of an SAR, the optionee will recognize ordinary income in an amount equal to the cash or the fair market value of the stock received on the exercise date (or, if an optionee exercising an SAR for shares of common stock is subject to certain restrictions, upon lapse of those restrictions, unless the optionee makes a special tax election under Section 83(b) of the Code to have the income recognized at the time of transfer). Wachovia generally will be entitled to a deduction in the same amount and at the same time as the optionee recognizes ordinary income.

RSAs and Performance Stock Awards.  In general, a participant who has received RSAs or performance stock awards, and who has not made an election under Section 83(b) of the Internal Revenue Code to be taxed upon receipt, will include in gross income as compensation income an amount equal to the fair market value of the RSAs or performance stock awards at the earlier of the first time the rights of the employee are transferable or the restrictions lapse. Wachovia is entitled to a deduction at the time that the employee is required to recognize income, subject to the limitations set forth below.

RSUs and Performance Unit Awards.  A participant who is awarded RSUs or performance unit awards will not recognize income and Wachovia will not be allowed a deduction at the time the award is made. When a participant receives payment for RSUs or performance unit awards in shares of common stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Wachovia. However, if any shares of common stock used to pay out earned RSUs or performance unit awards are non-transferable and there is a substantial risk that such shares will be forfeited (for example, because the Compensation Committee conditions those shares on the performance of future services), the taxable event is deferred until either the risk of forfeiture or the restriction on transferability lapses. In this case, the participant may be able to make an election under Section 83(b) of the Internal Revenue Code to be taxed upon receipt. Wachovia is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant.

OBRA.  Under OBRA, the allowable federal income tax deduction by a publicly held corporation for compensation paid with respect to the chief executive officer and the four other most highly compensated executive officers of that corporation serving as such at the end of that corporation’s fiscal year, the Actual OBRA Officers, is limited to no more than $1,000,000 per year per officer, the OBRA Limitation. Under OBRA, this limitation on deductibility is subject to certain exemptions, including an exemption relating to performance-based compensation that is payable:

•	solely on account of the achievement of one or more performance goals established by a compensation committee consisting exclusively of two or more outside directors;

•	under a plan the material terms of which are approved by the shareholders before payment is made; and

•	solely upon certification by the compensation committee that the performance goals and other material conditions precedent to the payment have been satisfied.

The Amended Plan is structured so that compensation paid to Actual OBRA Officers is intended to qualify for this performance-based exception to the extent practicable to do so. The Amended Plan provides that each year the Compensation Committee will determine Wachovia’s executive officers whose compensation may be subject to the OBRA Limitation, or the Expected OBRA Officers, and a performance goal or goals that Wachovia will need to attain in order to permit stock awards and Operating Committee Incentive Awards to be granted to the Expected OBRA Officers. The performance criteria that may be used by the Compensation Committee in granting awards contingent on performance goals for Expected OBRA Officers consist of earnings or earnings growth (including earnings per share); economic profit, shareholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total shareholder return; market share; charge-offs; and/or reductions in non-performing assets. The performance goals may include non-financial measures as the Compensation Committee may determine including employee satisfaction, employee retention or customer satisfaction. The performance goals may be particular to an employee, or the division, department, branch, line of business, subsidiary or other unit in which the employee works, or may be based on Wachovia’s performance generally. The performance goals may include or exclude extraordinary items, as determined by the Compensation Committee. The Compensation Committee may select one criterion or multiple criteria for establishing and measuring the performance goals.

In February 2006, the Compensation Committee identified the Expected OBRA Officers for 2006 and a performance goal that Wachovia will need to attain in 2006 (a return on tangible common shareholders’ equity of 20%) in order to permit stock awards granted to the Expected OBRA Officers in 2006 under the Stock Incentive Plan, if any, not to become forfeited. In addition, the Compensation Committee determined that the grant of stock awards in 2007 combined with the payment in 2007 of Operating Committee Incentive Awards for fiscal year 2006 performance under the Plan to each of the Expected OBRA Officers will be 0.5% of adjusted net income for 2006. The Compensation Committee has discretion to eliminate, or reduce the size of, those awards, based on factors it deems appropriate. An executive officer not designated as an Expected OBRA Officer prior to the beginning of the year for which performance stock awards are granted may thereafter become an Actual OBRA Officer during the period of the grant, in which case Wachovia may not be able to deduct all or a portion of the compensation payable to that executive officer with respect to stock awards granted to that executive officer. Shareholder approval of the Amended Plan will not alter or affect the aforementioned performance goals.

The Compensation Committee may also grant awards under the Amended Plan that are not based on the performance criteria specified above, in which case the compensation paid under such awards to Actual OBRA Officers may not be deductible. The Compensation Committee, however, may not grant cash or stock awards in lieu of performance stock awards or Operating Committee Incentive Awards that are not granted because of the failure to meet the performance goals specified for a particular year.

New Plan Benefits

As described above, the size and types of awards under the Amended Plan, if it is approved by the shareholders, will be determined by the Compensation Committee in its discretion. No awards have been made under the Amended Plan since its amendment and restatement. The Compensation Committee does not contemplate making any significant awards under the Amended Plan until 2007 and, therefore, the amount of any awards under the Amended Plan is not yet determinable. The following table sets forth the number of options and the number of RSAs which were granted under the Stock Incentive Plan in 2006 to the individuals who were “named officers” in Wachovia’s 2006 proxy statement and the other groups indicated.

		2006 Restricted
	2006 Stock Options	Stock Grants

G. Kennedy Thompson	548,238	112,140
Benjamin P. Jenkins, III	180,136	36,846
David M. Carroll	107,690	22,028
Robert P. Kelly*	0	0
Stephen E. Cummings	146,850	30,038
Wallace D. Malone, Jr.*	0	0
Executive Group**	435,655	89,112
Non-Executive Director Group	0	0
Non-Executive Employee Group**	12,772,728	6,247,951

*    No longer employees of Wachovia.

**  Excludes Named Officers.

Additional Information Regarding Wachovia’s Equity Compensation Plans

Wachovia maintains several equity compensation plans. Wachovia’s current primary plan is the Stock Incentive Plan, which is used for stock awards to Wachovia’s executive officers as well as other key employees. Wachovia shareholders approved the Stock Incentive Plan at the 2003 annual shareholders’ meeting. The Stock Incentive Plan is the only plan Wachovia currently uses to make stock compensation awards. Prior to adopting the Stock Incentive Plan, Wachovia utilized some equity compensation plans that were approved by Wachovia shareholders and some equity compensation plans that were not required to be approved by Wachovia shareholders. One such plan, named the Wachovia Stock Plan and referred to herein as the Legacy Wachovia Stock Plan, was approved by shareholders of the former Wachovia Corporation in 1994. See “Material Features of Stock Plans Not Approved by Shareholders” below.

The following table gives information as of December 31, 2005 with respect to shares of Wachovia common stock that may be issued under existing stock incentive plans. The table does not include information with respect to shares subject to outstanding options granted under certain stock incentive plans assumed by Wachovia in connection with mergers and acquisitions of companies that originally granted those options. Footnote (5) to the table indicates the total number of shares of Wachovia common stock issuable upon the exercise of options under the assumed plans as of December 31, 2005, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

Equity Compensation Plan Information

	(a)	(b)	(c)
			Number of securities
			remaining available
			for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price	compensation plans
	exercise of outstanding	of outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan category	and rights	and rights	column (a))(1)

Equity compensation plans approved by shareholders(2)	90,531,312	$41.38	83,588,454	(3)
Equity compensation plans not approved by shareholders(4)	10,192,861	$35.96	0
Total	100,724,173	$40.83	83,588,454

(1)	Following adoption of the Stock Incentive Plan, Wachovia has not and will not issue any future awards from any stock compensation plans other than the Stock Incentive Plan. The Stock Incentive Plan contains a provision that enables Wachovia to make new stock awards under the Stock Incentive Plan equal to the number of forfeited, cancelled, terminated, expired or lapsed stock awards granted under any Wachovia stock plan. For purposes of completing this table, Wachovia has assumed that none of such forfeitures, cancellations, terminations, expirations or lapses will occur. The securities remaining available for future issuance set forth in column (c) under the Stock Incentive Plan may be in the form of

•	stock options,

•	stock appreciation rights, or

•	stock awards, including restricted stock awards, restricted stock units, performance stock awards, performance stock units or other awards based on or with a value tied to, shares of Wachovia common stock.

(2)	Consists of (A) the Stock Incentive Plan which is currently in effect, and (B) Wachovia’s 1998 Stock Incentive Plan, 1996 Master Stock Compensation Plan and 1992 Master Stock Compensation Plan, each of which was approved by shareholders; however, following adoption of the Stock Incentive Plan, Wachovia cannot make new stock awards under these other plans. As of December 31, 2005, a total of 45,398,913 shares of Wachovia common stock were issuable upon the exercise of outstanding options under the plans set forth in (B) of the preceding sentence and the weighted average exercise price of those outstanding options is $39.31 per share.

(3)	Represents only shares available for issuance under the Stock Incentive Plan.

(4)	Consists of the 2001 Stock Incentive Plan, the Employee Retention Stock Plan and the Legacy Wachovia Stock Plan, each discussed below under “Material Features of Stock Plans Not Approved by Shareholders”.

(5)	The table does not include information for stock incentive plans Wachovia assumed in connection with mergers and acquisitions of the companies that originally established those plans, except for the Legacy Wachovia Stock Plan. As of December 31, 2005, a total of 33,145,623 shares of common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $32.11 per share. No additional options may be granted under those assumed plans or will be granted under the Golden West plans following the completion of the merger.

Upon consummation of the merger with Golden West, Wachovia is expected to issue approximately 324 million shares of Wachovia common stock. This will increase the post merger shares of Wachovia common stock outstanding to approximately 1.913 billion.

As of July 11, 2006, the following shares are outstanding and available for future award under all Wachovia equity plans, without regard to the proposed amendments in the Amended Plan:

•	There are approximately 133.6 million stock options outstanding with a weighted-average exercise price of $40.78 per share and a weighted-average remaining term of approximately 5.9 years.

•	There are approximately 14.5 million unvested shares or restricted stock or restricted stock units.

•	There are approximately 65.8 million shares available for future grant under the plan, of which no more than 23.9 million shares can be issued as full-value awards. If the Amended Plan is approved, the reserve will increase by 50 million shares to 115.8 million shares, of which no more than 43.9 million shares can be issued as full-value awards on a one-share basis.

Material Features of Stock Plans Not Approved by Shareholders

The following is a brief summary of Wachovia’s stock compensation plans that have not been approved by shareholders. Those plans are the 2001 Stock Incentive Plan, the Employee Retention Stock Plan and the Legacy Wachovia Stock Plan. Wachovia issued stock awards under these plans prior to adoption of the Stock Incentive Plan. Wachovia will not issue any future stock awards from any of these plans. The Compensation Committee administers all of these plans and has authority to make all decisions regarding these plans. These plans share the same general features, except as may be set forth in more detail below.

General.  The plans provide for the grant of options and stock awards, including restricted stock awards, to non-executive officer employees. The number of shares available for previously issued but unexercised options is subject to adjustment for any future stock dividends, splits, mergers, combinations or other capitalization changes. In the event of a change in control of Wachovia, all outstanding awards under the plans will be immediately exercisable and/or fully vested, as the case may be. The Legacy Wachovia board and shareholders adopted the Legacy Wachovia Stock Plan in April 1994. The Legacy Wachovia Stock Plan was further amended and restated effective April 2002 by Wachovia following the merger between First Union Corporation and Legacy Wachovia. First Union’s board of directors adopted the 2001 Stock Incentive Plan in July 2001 and adopted the Employee Retention Stock Plan in April 2000.

Options.  Each option granted under the plans is evidenced by a written award agreement that specifies the type of option granted, the option exercise price, the option duration, the vesting date(s) and the number of shares of common stock subject to the option. No option granted under the plans has an option exercise price that is less than the fair market value of the common stock on the option grant date. No option will be exercisable later than the tenth anniversary date of its grant.

Payment of the option price upon exercise may be made (i) in cash, (ii) by tendering shares of previously owned common stock having a fair market value at the time of exercise equal to the total option exercise price, (iii) cashless exercise through a broker, or (iv) by a combination of the foregoing.

2001 Stock Incentive Plan and Employee Retention Plan.  Unless the Compensation Committee determines otherwise, in the event the employment of a participant is terminated by reason of death, disability or retirement, any outstanding options will become immediately exercisable at any time prior to the earlier of the expiration date of the options or within three years after employment ceases. If the employment of the participant terminates for any other reason, unless the Compensation Committee determines otherwise, the rights under any then outstanding and unexercisable options will be forfeited and the rights under any then outstanding and exercisable options will be forfeited upon the earlier of the option expiration date or three months after the day employment ends.

Legacy Wachovia Stock Plan.  Unless the Compensation Committee determines otherwise, in the event the employment of a participant is terminated by reason of displacement, death, disability or retirement, any outstanding options will become immediately exercisable at any time prior to the earlier of the expiration date of the options or within a certain period after employment ceases, depending on the date of option grant. If the employment of the participant terminates for any other reason, unless the Compensation Committee determines otherwise, the rights under any then outstanding and unexercisable options will be forfeited and the rights under any then outstanding and exercisable options will be forfeited upon the earlier of the option expiration date or three months after the day employment ends.

Stock Awards.  During the period of restriction, participants holding shares of restricted stock may exercise full voting rights and be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in shares of common stock, the shares will be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid. Under the Legacy Wachovia Stock Plan, if the stock awards are in the form of restricted stock units, the participant will not have voting rights with respect to those restricted units and may receive dividend equivalent rights if provided in the applicable award agreement.

2001 Stock Incentive Plan and Employee Retention Plan.  Unless the Compensation Committee determines otherwise, in the event that a participant terminates employment because of normal retirement, death or disability, any remaining period of restriction applicable to the stock award will terminate automatically. Unless the Compensation Committee determines otherwise, if the employment of a participant terminates for any reason other than death, disability or normal retirement, then any stock awards subject to restrictions on the date of such termination will automatically be forfeited on the day employment terminates; provided, however, if employment terminates due to early retirement or any involuntary termination by Wachovia, the Compensation Committee may, in its sole discretion, waive the automatic forfeiture of any or all such stock awards and/or may add such new restrictions to such stock awards as it deems appropriate.

Legacy Wachovia Stock Plan.  Unless the Compensation Committee determines otherwise, in the event that a participant terminates employment because of displacement, retirement, death or disability, any remaining period of restriction applicable to the stock award terminates automatically. Unless the Compensation Committee determines otherwise, if the employment of a participant terminates for any reason other than death, disability or normal retirement, then any stock awards subject to restrictions on the date of such termination will automatically be forfeited on the day employment terminates; provided, however, if employment terminates due to early retirement or any involuntary termination by Wachovia, the Compensation Committee may, in its sole discretion, waive the automatic forfeiture of any or all such stock awards and/or may add such new restrictions to such stock awards as it deems appropriate. Except as may otherwise be provided in the Legacy Wachovia Stock Plan or as the Compensation Committee otherwise determines, in the event that a participant terminates employment with Wachovia for any reason other than as set forth above, or for any reason provided for in the terms of the grant, then any shares of restricted stock still subject to restrictions at the date of such termination shall automatically be forfeited.

SARs.  The Employee Retention Stock Plan and the Legacy Wachovia Stock Plan provided for awards of stock appreciation rights, or SARs, to participants. An SAR represents a right to receive a payment in cash, common stock, or a combination of both, equal to the excess of the fair market value of a specified number of shares of common stock on the date the SAR is exercised over an amount equal to the fair market value on the date the SAR was granted (or the option exercise price for SARs granted in tandem with an option). Each SAR grant is evidenced by an award agreement specifying the SAR exercise price, duration, the number of shares of common stock subject to the SAR, and whether the SAR is granted in tandem with an option or is freestanding. SARs granted in tandem with an option may be exercised for all or part of the shares subject to the related option but only to the extent that the related option is then exercisable.

If the employment of a participant terminates by reason of displacement, death, disability or normal retirement, any then outstanding SARs granted to the participant will become immediately exercisable. Unless the Compensation Committee determines otherwise, any such outstanding SARs will be forfeited on the expiration date of the SARs or within a certain period after employment terminates, depending on the date of grant. Unless the Compensation Committee determines otherwise, if a participant’s employment terminates for any reason other than displacement, death, disability or normal retirement, (i) any then outstanding but unexercisable SARs granted to the participant will be forfeited, and (ii) any then outstanding and exercisable SARs granted to the participant will be forfeited on the expiration date of the SARs or three months after employment terminates, whichever period is shorter.

LEGAL OPINIONS

The validity of the Wachovia common stock to be issued in connection with the merger has been passed upon for Wachovia by Ross E. Jeffries, Jr., Senior Vice President and Deputy General Counsel of Wachovia. Mr. Jeffries owns shares of Wachovia common stock and has options to purchase additional shares of Wachovia common stock.

Certain matters related to the United States federal income tax consequences of the merger have been passed upon for Wachovia and Golden West by Sullivan & Cromwell LLP and Wachtell, Lipton, Rosen & Katz, respectively. Sullivan & Cromwell LLP regularly performs legal services for Wachovia, and certain members of Sullivan & Cromwell LLP performing legal services for Wachovia own shares of Wachovia’s common stock representing less than 1% of Wachovia’s outstanding common stock.

EXPERTS

The consolidated balance sheets of Wachovia Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in Wachovia’s 2005 Annual Report which is incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Golden West Financial Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement-prospectus by reference from the Annual Report of Golden West Financial Corporation on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Wachovia

If the merger is completed, Golden West shareholders will become shareholders of Wachovia. Shareholder proposals intended to be included in Wachovia’s proxy statement and voted on at Wachovia’s regularly scheduled 2007 Annual Meeting of Shareholders must be received at Wachovia’s offices at One Wachovia Center, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary, on or before November 13, 2006. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Wachovia’s by-laws, in order for any business not included in the proxy statement for the 2007 Annual Meeting of Shareholders to be brought before the meeting by a shareholder entitled to vote at the meeting, the shareholder must give timely written notice of that business to Wachovia’s Corporate Secretary. That meeting is scheduled to be held on April 17, 2007, and to be timely, the notice must not be received any earlier than January 18, 2007 (90 days prior to April 18, 2007, the first anniversary of Wachovia’s 2006 annual meeting date), nor any later than February 17, 2007 (60 days prior to April 18, 2007). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from April 18, 2007, the notice must be received no earlier than the 90th day prior to the 2007 annual meeting and not later than either the 60th day prior to the 2007 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our by-laws. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our by-laws is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with these requirements.

Golden West

If the merger occurs, there will be no Golden West annual meeting of shareholders for 2007. In that case, shareholder proposals must be submitted to Wachovia’s Corporate Secretary in accordance with the procedures described above. In case the merger is not completed, according to Golden West’s by-laws, Golden West will provide notice of the annual meeting not less than 10 days before the date of the meeting. In order to be considered for inclusion in the proxy statement and proxy for Golden West’s 2007 annual meeting of shareholders, if it is held at all, shareholder proposals would need to be received by the Secretary of Golden West no later than November 10, 2006. In order for any business not included in the proxy statement and proxy for Golden West’s 2007 annual meeting of shareholders to be brought before the meeting, if held, by a shareholder entitled to vote at the meeting, the shareholder must give written notice of that business to Golden West’s Secretary no later than January 24, 2007. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them, both for inclusion in next year’s proxy statement and for bringing such business before the meeting.

OTHER MATTERS

As of the date of this joint proxy statement-prospectus, Wachovia’s board and Golden West’s board know of no matters that will be presented for consideration at either of their special meetings other than as described in this joint proxy statement-prospectus. Wachovia and Golden West shareholders may, however, be asked to vote on a proposal to adjourn or postpone their respective special meeting. Wachovia and Golden West could use any adjournment or postponement of their special meeting for the purpose, among others, of allowing more time to solicit votes to approve the issuance of shares of Wachovia common stock as consideration in the merger or to approve and adopt the plan of merger, respectively. If any other matters properly come before either of the Wachovia or Golden West special meetings, or any adjournments or postponements of these meetings, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Wachovia and Golden West. However, proxies that indicate a vote against approval of the issuance of shares of Wachovia common stock as consideration in the merger or the approval and adoption of the plan of merger will not be voted in favor of any adjournment or postponement of the relevant special meeting to solicit additional proxies to approve those proposals.

WHERE YOU CAN FIND MORE INFORMATION

Wachovia has filed a registration statement with the SEC under the Securities Act that registers the distribution to Golden West shareholders of the shares of common stock of Wachovia to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Wachovia, Golden West and the combined company and the common stock of these companies. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

In addition, Wachovia (File No. 1-10000) and Golden West (File No. 1-4629) file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Wachovia and Golden West, that file electronically with the SEC. The address of that site is http://www.sec.gov. Wachovia’s address on the world wide web is http://www.wachovia.com, and Golden West’s address is http://www.gdw.com. The information on our web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Wachovia and Golden West at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows Wachovia and Golden West to “incorporate by reference” information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Wachovia and Golden West have previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about our companies and their financial condition.

WACHOVIA FILINGS	PERIOD OR DATE FILED

Annual Report on Form 10-K	Year ended December 31, 2005
Proxy Statement on Schedule 14A	Filed March 13, 2006
Quarterly Reports on Form 10-Q	Quarter Ended March 31, 2006
Current Reports on Form 8-K	January 3, 2006, January 19, 2006, January 30, 2006, January 31, 2006, February 1, 2006, February 24, 2006, April 14, 2006, April 17, 2006, May 8, 2006, May 19, 2006 and July 20, 2006
The description of Wachovia common stock set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description

The description of the rights agreement, contained in a registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

GOLDEN WEST FILINGS	PERIOD OR DATE FILED

Annual Report on Form 10-K	Year ended December 31, 2005
Proxy Statement on Schedule 14A	Filed March 10, 2006
Quarterly Reports on Form 10-Q	Quarter Ended March 31, 2006
Current Reports on Form 8-K	January 24, 2006, April 20, 2006, May 4, 2006, May 8, 2006, May 11, 2006 and July 20, 2006
The description of Golden West common stock set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

Wachovia and Golden West incorporate by reference additional documents that either company may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the dates of their respective special meetings (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Wachovia has supplied all information contained or incorporated by reference in this document relating to Wachovia, as well as all pro forma financial information, and Golden West has supplied all such information relating to Golden West.

You can obtain any of the documents incorporated by reference in this document through Wachovia or Golden West, as the case may be, or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Wachovia Corporation	Golden West Financial Corporation
Investor Relations	Investor Relations Department
301 South College Street	1901 Harrison Street
Charlotte, North Carolina 28288	Oakland, California 94612
Telephone: (704) 374-6782	Telephone: (510) 446-3420

If you would like to request documents, please do so by August 24, 2006 to receive them before the Wachovia special meeting and the Golden West special meeting.  If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference into this document, contains forward-looking statements with respect to the financial condition, results of operations and business of Wachovia and Golden West and, assuming the completion of the merger, a combined Wachovia and Golden West. Such statements include, but are not limited to, statements relating to:

•	synergies (including cost savings), and accretion/dilution to reported earnings expected to be realized from the merger;

•	business opportunities and strategies potentially available to the combined company;

•	merger-related and restructuring charges expected to be incurred;

•	management, operations and policies of Wachovia after the merger; and

•	statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should” or similar expressions.

These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following possibilities:

•	the risk that the businesses of Wachovia and Golden West will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of Wachovia and Golden West shareholders to approve the merger;

•	competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues;

•	the strength of the United States economy in general and the strength of the local economies in which Wachovia will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses;

•	changes in the United States and foreign legal and regulatory framework;

•	unanticipated regulatory or judicial proceedings or rulings;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	potential or actual litigation;

•	inflation, interest rate, market and monetary fluctuations;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	the risk that the design of the company’s disclosure controls and procedures or internal controls prove inadequate, or are circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

•	adverse conditions in the stock market, the public debt market and other capital markets both domestically and abroad (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and asset management activities; and

•	the impact on Wachovia’s or Golden West’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond Wachovia’s or Golden West’s ability to control or predict.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus, in the case of forward-looking statements contained in this joint proxy statement-prospectus, or the dates of the documents incorporated by reference in this joint proxy statement-prospectus, in the case of forward-looking statements made in those incorporated documents.

Except to the extent required by applicable law or regulation, Wachovia and Golden West undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement-prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Wachovia and Golden West have filed with the SEC under “Where You Can Find More Information”.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement-prospectus and attributable to Wachovia or Golden West or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Neither Wachovia’s nor Golden West’s independent registered public accounting firms have compiled, examined or otherwise applied procedures to the prospective financial information presented herein and, accordingly, do not express an opinion or any other form of assurance on such information or its achievability.

WACHOVIA AND GOLDEN WEST

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on our companies’ historical financial positions and results of operations under the purchase method of accounting. Under this method of accounting, the assets and liabilities of the company not surviving the merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation. The unaudited pro forma condensed combined financial information combines the historical financial information of Wachovia and Golden West as of and for the three months ended March 31, 2006, and for the year ended December 31, 2005. The unaudited pro forma condensed combined balance sheet at March 31, 2006, assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed at the beginning of each period presented.

The merger provides for the right of each Golden West shareholder to receive (A) a number of shares of Wachovia common stock equal to the product of (i) 1.365 times (ii) 77% times (iii) the number of shares of Golden West common stock held by such holder of record, and (B) an amount in cash equal to the product of (i) $81.07 times (ii) 23% times (iii) the number of shares of Golden West common stock held by such holder of record, based on the number of shares of Golden West common stock held by such holder on the record date. The unaudited pro forma condensed combined financial information is based on, and derived from, and should be read in conjunction with the historical consolidated financial statements and the related notes of both Wachovia and Golden West, which are incorporated in this document by reference. See “Where You Can Find More Information.”

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred or financial position if the merger had been completed during the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

SELECTED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
OF WACHOVIA AND GOLDEN WEST

	March 31, 2006
		Golden	Pro Forma	Pro Forma
(In millions, except per share data)	Wachovia	West	Adjustments	Combined

ASSETS
Cash and due from banks	$12,668	242	—	12,910
Interest-bearing bank balances	1,563	—	—	1,563
Federal funds sold and securities purchased under resale agreements	18,807	1,579	—	20,386

Total cash and cash equivalents	33,038	1,821	—	34,859

Trading account assets	39,385	—	—	39,385
Securities available for sale	118,818	370	—	119,188
Mortgage-backed securities held to maturity, at cost	—	1,396	—	1,396
Loans, net of unearned income	280,932	121,057	—	401,989
Allowance for loan losses	(3,036)	(300)	—	(3,336)

Loans, net	277,896	120,757	—	398,653

Loans held for sale	7,859	137	—	7,996
Premises and equipment	5,194	410	—	5,604
Due from customers on acceptances	968	—	—	968
Goodwill	23,443	—	14,216	37,659
Other intangible assets	1,523	—	1,849	3,372
Other assets	33,718	2,665	—	36,383

Total assets	$541,842	127,556	16,065	685,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	67,365	13	—	67,378
Interest-bearing deposits	261,199	61,570	—	322,769

Total deposits	328,564	61,583	—	390,147
Short-term borrowings	55,390	8,877	—	64,267
Bank acceptances outstanding	985	—	—	985
Trading account liabilities	17,846	—	—	17,846
Other liabilities	16,070	1,469	838	18,377
Long-term debt	70,218	46,584	5,762	122,564

Total liabilities	489,073	118,513	6,600	614,186

Minority interest in net assets of consolidated subsidiaries	2,980	—	—	2,980

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares	—	—	—	—
Non-Cumulative Perpetual Class A Preferred Stock	—	—	—	—
Common stock	5,362	31	1,050	6,443
Paid-in capital	34,291	359	17,068	51,718
Retained earnings	11,724	8,444	(8,444)	11,724
Accumulated other comprehensive income, net	(1,588)	209	(209)	(1,588)

Total stockholders’ equity	49,789	9,043	9,465	68,297

Total liabilities and stockholders’ equity	$541,842	127,556	16,065	685,463

SELECTED PRO FORMA CONDENSED COMBINED CONSOLIDATED SUMMARIES OF INCOME
OF WACHOVIA AND GOLDEN WEST

	Three Months Ended March 31, 2006
		Golden	Pro Forma	Pro Forma
(In millions, except per share data)	Wachovia	West	Adjustments	Combined

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$6,707	2,019	—	8,726
Interest expense	3,217	1,136	86	4,439

Net interest income	3,490	883	(86)	4,287
Provision for credit losses	61	4	—	65

Net interest income after provision for credit losses	3,429	879	(86)	4,222
Securities gains (losses)	(48)	2	—	(46)
Fee and other income	3,565	34	—	3,599
Merger-related and restructuring expenses	68	—	—	68
Other noninterest expense	4,171	271	84	4,526
Minority interest in income of consolidated subsidiaries	95	—	—	95

Income before income taxes	2,612	644	(170)	3,086
Income taxes	884	253	(66)	1,071

Net income	$1,728	391	(104)	2,015

PER COMMON SHARE DATA
Basic earnings	$1.11	1.27	—	1.07
Diluted earnings	$1.09	1.25	—	1.05
AVERAGE COMMON SHARES OUTSTANDING
Basic	1,555	308	16	1,879
Diluted	1,586	312	16	1,914

SELECTED PRO FORMA CONDENSED COMBINED CONSOLIDATED SUMMARIES OF INCOME
OF WACHOVIA AND GOLDEN WEST

	Year Ended December 31, 2005
		Golden	Pro Forma	Pro Forma
(In millions, except per share data)	Wachovia	West	Adjustments	Combined

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$23,689	6,200	317	30,206
Interest expense	10,008	3,265	344	13,617

Net interest income	13,681	2,935	(27)	16,589
Provision for credit losses	249	8	—	257

Net interest income after provision for credit losses	13,432	2,927	(27)	16,332
Securities gains	89	11	—	100
Fee and other income	12,130	451	(317)	12,264
Merger-related and restructuring expenses	292	—	—	292
Other noninterest expense	15,555	963	336	16,854
Minority interest in income of consolidated subsidiaries	342	—	—	342

Income from continuing operations before income taxes	9,462	2,426	(680)	11,208
Income taxes	3,033	940	(265)	3,708

Income from continuing operations	$6,429	1,486	(415)	7,500

PER COMMON SHARE DATA
Income from continuing operations
Basic	$4.13	4.83	—	3.99
Diluted	$4.05	4.77	—	3.92
AVERAGE COMMON SHARES OUTSTANDING
Basic	1,556	307	16	1,879
Diluted	1,585	312	16	1,913

NOTES TO WACHOVIA AND GOLDEN WEST UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

WACHOVIA AND GOLDEN WEST
Three Months Ended March 31, 2006
Year Ended December 31, 2005
(Unaudited)

NOTE 1:	BUSINESS COMBINATION

The merger will be accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Golden West will be recorded at their respective fair values on the date the merger is completed. The shares of Wachovia common stock issued to effect the merger will be recorded at $55.69 per share which is based on the weighted average of Wachovia’s closing prices per share for a period beginning two trading days before the announcement of the merger and ending two trading days after the merger announcement (which includes the day of announcement).

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Golden West at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Golden West, principally loans and borrowings, will also be subject to adjustment at their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities. Additionally, pending further analyses, no pro forma adjustments have been included to reflect the treatment of Golden West’s allowance relating to nonperforming loans.

We expect to realize increased revenue and reduced operating expenses following the merger which are not reflected in this pro forma financial information. No assurance can be given with respect to the ultimate level of such increased revenue and reduced operating expenses.

The final allocation of the purchase price will be determined after the merger is completed and after thorough analyses to determine the fair values of Golden West’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Golden West will change the amount of the purchase price allocable to goodwill. Additionally, changes to Golden West’s equity, including dividends and net income from April 1, 2006, through the date the merger is completed, will also change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The goodwill recorded in connection with the merger is not subject to amortization and none is deductible for tax purposes. The customer relationships and deposit base intangibles will be amortized over their estimated economic life using an accelerated method. Any additional intangibles that are identified in connection with the merger will be amortized in accordance with the provisions of SFAS No. 142, such that any with an indefinite life will not be subject to amortization, and any with a finite economic life will be amortized over the estimated useful life.

Wachovia is in the process of determining the appropriate methodology to allocate the goodwill, and customer relationships and deposit base intangibles to reportable segments, which include the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, and expects to complete the analysis by December 31, 2006.

NOTE 2:	PRO FORMA FINANCIAL INFORMATION

The pro forma financial information for the merger is included as of and for the three months ended March 31, 2006, and for the year ended December 31, 2005. The pro forma adjustments in the pro forma financial statements reflect the right of each Golden West shareholder to receive (A) a number of shares of Wachovia common stock equal to the product of (i) 1.365 times (ii) 77% times (iii) the number of shares of Golden West common stock held by such holder of record, and (B) an amount in cash equal to the product of (i) $81.07 times (ii) 23% times (iii) the number of shares of Golden West common stock held by such holder

NOTES TO WACHOVIA AND GOLDEN WEST UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)

of record, based on the number of shares of Golden West common stock that were outstanding at March 31, 2006. Based on these assumptions, the cash component of the merger consideration is approximately $5.8 billion in the aggregate. The unaudited pro forma financial information presented in the pro forma financial statements is not necessarily indicative of the results of operations in future periods or the future financial position of Wachovia.

The pro forma balance sheet adjustments reflect the addition of 325 million shares of Wachovia common stock with an aggregate par value of $1.1 billion, an increase in paid-in capital of $17.1 billion for the excess of the fair value of the shares over the par value, and goodwill, customer relationships and deposit base premium of $14.2 billion, $925 million and $924 million, respectively. Also included in the pro forma balance sheet adjustments is an increase in other liabilities of $838 million, which includes exit cost purchase accounting accruals of $192 million and deferred income taxes of $646 million. Wachovia has estimated a tangible capital to tangible asset ratio of 4.5% immediately following the merger. In estimating such ratio following the merger, Wachovia expects that Golden West will have approximately $3.7 billion to $4.1 billion of excess capital immediately prior to the time of the merger. Such excess capital will be utilized to pay a part of the cash component of the merger consideration discussed above. While Wachovia has assumed such excess capital will be available upon the merger, Wachovia has not assumed that the excess capital will be in the form of cash necessary to pay the cash component of the merger consideration. Therefore, the pro forma balance sheet adjustments reflect an increase in long-term debt of $5.8 billion related to funding the cash component to be paid to each Golden West shareholder.

The pro forma income statement adjustments for the year ended December 31, 2005, include certain reclassifications to Golden West’s prior year financial statements to conform to current year presentation. Specifically, prepayment fees and late charges related to Golden West’s loan portfolio were reclassified from fees and other income to interest income. As a result of these reclassifications, interest income increased by $317 million and fee and other income decreased by $317 million. These reclassifications had no effect on income from continuing operations.

When the merger is completed, Golden West stock options will be exchanged for stock options of Wachovia with the number of options and the option price adjusted for the 1.365 exchange ratio. Unvested Golden West stock options at the time the merger is completed will be accelerated to vest at the time the merger is completed. Vested employee stock options issued by Wachovia in exchange for options held by employees of Golden West are considered part of the purchase price, and accordingly, the purchase price includes an estimated fair value of employee stock options of $421 million.

The fair value of Wachovia options that will be issued in exchange for Golden West options was estimated by using the greater of the intrinsic value or the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value of the Wachovia stock options to be issued in exchange for Golden West stock options include a risk-free interest rate of 4.99% to 5.06%, a dividend yield of 3.66%, volatility of the Golden West’s common stock of 18.87% and a weighted average expected life of 4.0 years to 7.0 years.

The exit cost liabilities assumed in the merger consist principally of personnel-related costs which include involuntary termination benefits for employees severed in connection with the merger as well as relocation costs for continuing employees, costs to cancel contracts that will provide no future benefit to Wachovia and occupancy-related costs representing the present value of future lease payments of lease cancellation penalties for space vacated in connection with the merger. The $192 million includes only those costs associated with the company not surviving the merger.

NOTES TO WACHOVIA AND GOLDEN WEST UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)

NOTE 3:	PURCHASE PRICE AND GOODWILL

The computation of the purchase price, the allocation of the purchase price to the net assets of Golden West based on fair values estimated at March 31, 2006, the estimated customer relationships intangible, the basis for determining the amount of deposit base premium allocated to the purchase price and the resulting amount of goodwill follows.

(In millions)	March 31, 2006

Purchase price
Exchange ratio	1.365
Times 77 percent	0.77%

Equivalent exchange ratio	1.051
Golden West — net shares outstanding, March 31, 2006	309

Total	325
Purchase price per Golden West common share	$55.69

Incremental purchase price based on exchange ratio		$18,087
Cash price	$81.07
Times 23 percent	0.23%

Equivalent cash price	$18.65
Golden West — net shares outstanding, March 31, 2006	309

Incremental purchase price based on cash payment		5,762
Fair value of outstanding Golden West employee and non-employee stock options		421

Total purchase price		24,270
Net assets acquired
Golden West stockholders’ equity		(9,043)

Excess of purchase price over carrying amount of net assets acquired		15,227
Estimated amounts allocated to liabilities assumed in the purchase business combination
Personnel-related	$71
Occupancy and equipment	54
Deferred income taxes	646
Other liabilities	$67

Total		838
Estimated customer relationships		(925)
Estimated deposit base intangible		(924)

Goodwill		$14,216

NOTES TO WACHOVIA AND GOLDEN WEST UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)

NOTE 4:	PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

The pro forma adjustments related to the pro forma consolidated balance sheet at March 31, 2006, are presented below.

(In millions, except per share data)	March 31, 2006

Goodwill		$14,216

Other intangible assets adjustment
Customer relationships		925
Deposit base intangible		924

Other intangible assets adjustment, net		1,849

Total		$16,065

Other liabilities
Personnel-related		71
Occupancy-related		54
Deferred income taxes		646
Other		67

Total other liabilities adjustment		838

Long-term debt		5,762

Total liabilities adjustment		6,600

Stockholders’ equity
Common stock adjustment
Shares of common stock to be issued	325
Par value	$3.33	1,081

Less Golden West common stock		(31)

Common stock adjustment		1,050

Paid-in capital adjustment
Purchase price — Golden West common shares		18,087
Fair value of outstanding employee stock options		421
Golden West retained earnings		8,444
Golden West accumulated other comprehensive income		209
Golden West stockholders’ equity		(9,043)
Common stock adjustment		(1,050)

Paid-in capital adjustment		17,068

Retained earnings adjustment
Elimination of Golden West retained earnings		(8,444)

Retained earnings adjustment		(8,444)

Elimination of Golden West accumulated other comprehensive income		(209)

Stockholders’ equity adjustment		9,465

Total		$16,065

NOTES TO WACHOVIA AND GOLDEN WEST UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION — (Continued)

NOTE 5:	PRO FORMA CONSOLIDATED STATEMENTS OF INCOME ADJUSTMENTS

The following pro forma adjustments related to the unaudited pro forma combined condensed statements of income reflect interest expense at an estimated current annual rate of 6% related to the cash payment of $5.8 billion to the holders of Golden West common stock and amortization on a ten-year sum-of-the-years’ digits method for the customer relationships and deposit base intangibles.

	Three Months	Year
	Ended	Ended
	March 31,	December 31,
(In millions)	2006	2005

Interest income adjustment
Interest income	$—	317

Total interest income adjustment	—	317

Fee and other income adjustment
Fee and other income	—	(317)

Total fee and other income adjustment	—	(317)

Interest expense adjustment
Interest expense	86	344

Total interest expense adjustment	86	344

Other noninterest expense adjustment
Other intangible amortization	84	336

Total noninterest expense adjustment	84	336

Reduction in income from continuing operations before income taxes	(170)	(680)

Income tax adjustment
Interest expense	86	344
Other intangible amortization	84	336

Total	(170)	(680)
Income tax rate	0.39%	0.39

Total income tax adjustment	(66)	(265)

Reduction in income from continuing operations	$(104)	(415)

NOTE 6:	OTHER BUSINESS COMBINATIONS

On March 1, 2006, Wachovia completed the merger with Westcorp and WFS Financial Inc (“WFS”), a California-based auto loan originator business. The terms of this transaction called for Wachovia to exchange 1.2749 shares of Wachovia common stock for each share of Westcorp common stock and 1.4661 shares of Wachovia common stock for each share of WFS common stock. Based on the weighted average of Wachovia’s closing prices per share for a period beginning two trading days before the announcement of the merger and ending two trading days after the merger announcement of $49.60 (which includes the day of announcement), the transaction was valued at $3.8 billion. Wachovia recorded preliminary fair value and exit cost purchase accounting adjustments of $282 million along with dealer relationships and deposit base intangibles of $405 million. Based on Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in preliminary goodwill of $1.6 billion at March 31, 2006. Westcorp reported assets of $17.0 billion and net income of $257 million as of and for the year ended December 31, 2005. Wachovia’s historical financial information for the three months ended March 31, 2006, includes this acquisition as of and for the one month ended March 31, 2006, and the pro forma consolidated financial statements presented herein are not adjusted for this acquisition on a pro forma basis.

At various times during the periods presented herein, Wachovia has also acquired in the aggregate immaterial businesses or portions of businesses which are included only from each date of completion.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
dated May 7, 2006

among

WACHOVIA CORPORATION,

BURR FINANCIAL CORPORATION

and

GOLDEN WEST FINANCIAL CORPORATION

Annex 1	Form of Voting Agreement
Annex 2	Form of Golden West Affiliate Letter

AGREEMENT AND PLAN OF MERGER, dated May 7, 2006 (this “Agreement”), among Wachovia Corporation, a North Carolina corporation (“Wachovia”), Burr Financial Corporation, a North Carolina corporation and a wholly owned subsidiary of Wachovia (“Merger Sub”), and Golden West Financial Corporation, a Delaware corporation (“Golden West”).

RECITALS

A. The Proposed Transaction.  The parties intend to effect a strategic business combination through the merger of Golden West with and into Merger Sub (the “Merger”), with Merger Sub the surviving corporation (the “Surviving Corporation”).

B. Board Determinations.  The respective boards of directors of Wachovia, Merger Sub and Golden West have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

C. Approval of Stockholder of Merger Sub.  Wachovia, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated hereby.

D. Intended Tax Treatment.  The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

E. Voting Agreements.  As an inducement to and condition of Wachovia’s willingness to enter into this Agreement, each of Herbert M. Sandler, Marion O. Sandler and Bernard A. Osher (each of whom is a member of the Golden West Board) will enter (each in his or her capacity as a stockholder of Golden West) into voting and support agreements (each, a “Voting Agreement”), the form of which is attached as Annex 1.  The Voting Agreements will be entered immediately prior to the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Wachovia, Merger Sub and Golden West agree as follows:

ARTICLE I

Definitions; Interpretation

1.01.  Definitions.  This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in Golden West or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving Golden West or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Golden West or any of its Significant Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the ordinary course; provided, however, that for purposes of Section 8.03(a), references in this definition to “more than 15%” shall be deemed to be references to “25% or more”.

“Agreement” has the meaning assigned in the Preamble.

“Articles of Merger” has the meaning assigned in Section 2.03.

“BCA” means the Business Corporation Act of the State of North Carolina.

“Benefit Arrangement” means, with respect to each of Wachovia and Golden West, each of the following (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability to any Employee or any of its current or former directors: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“Benefits Transition Date” has the meaning assigned in Section 6.12(a).

“BHC Act” means the Bank Holding Company Act of 1956.

“Cash Amount” has the meaning assigned in Section 3.01.

“Cash Consideration” has the meaning assigned in Section 3.01.

“Certificate of Merger” has the meaning assigned in Section 2.03.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” has the meaning assigned in the Recitals.

“Confidentiality Agreement” has the meaning assigned in Section 6.05(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Costs” has the meaning assigned in Section 6.11(a).

“Covered Employees” has the meaning assigned in Section 6.12(a).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shareholder” has the meaning assigned in Section 3.07.

“Dissenting Shares” means shares of Golden West Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 262 of the GCL.

“Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of each of Wachovia and Golden West, as the context requires.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.03(m).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.04(a).

“Exchange Fund” has the meaning assigned in Section 3.04(a).

“Exchange Ratio” has the meaning assigned in Section 3.01.

“GAAP” means United States generally accepted accounting principles.

“GCL” means the General Corporation Law of the State of Delaware.

“Golden West” has the meaning assigned in the preamble to this Agreement.

“Golden West Affiliate” has the meaning assigned in Section 6.07.

“Golden West Board” means the Board of Directors of Golden West.

“Golden West Common Stock” means the common stock, par value $.10 per share, of Golden West.

“Golden West Director Appointees” has the meaning assigned in Section 2.07.

“Golden West Insiders” means those officers and directors of Golden West subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Golden West Meeting” has the meaning assigned in Section 6.02(c).

“Golden West Preferred Stock” means the preferred stock, par value $1.00 per share, of Golden West.

“Golden West Stock Option” has the meaning assigned in Section 3.10(a).

“Golden West Stock Plans” means (a) Golden West’s 1996 Stock Option Plan, as amended and restated as of February 2, 1996 and as further amended as of May 2, 2001 and (b) Golden West’s 2005 Stock Incentive Plan.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“HOLA” means the Home Owners’ Loan Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Joint Proxy Statement” has the meaning assigned in Section 6.03(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Market Price” means the average of the last reported sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last ten NYSE trading days preceding the Closing Date.

“Material Adverse Effect” means, with respect to Wachovia or Golden West, any effect that

(a) has a material adverse effect on the financial condition, results of operations or business of Wachovia and its Subsidiaries, taken as a whole, or Golden West and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (3) and (5), only to the extent that the effect of a change on it is not disproportionate to the effect of such change on comparable U.S. banking organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally, (3) changes in prevailing interest rates or other general economic or market conditions affecting U.S. banking organizations generally, (4) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, (5) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or due to natural disasters, and (6) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of Wachovia or Golden West, as the case may be, in connection with the Merger; or

(b) would materially impair the ability of Wachovia or Golden West, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.01.

“Merger Sub” has the meaning assigned in the preamble to this Agreement.

“Merger Sub Common Stock” means the common stock, par value $0.01 share, of Merger Sub.

“New Certificates” has the meaning assigned in Section 3.04(a).

“New Option” has the meaning assigned in Section 3.10(a).

“NYSE” means the New York Stock Exchange.

“Old Certificates” has the meaning assigned in Section 3.04(a).

“Other Persons” has the meaning assigned in Section 6.06(a).

“OTS” means the Office of Thrift Supervision.

“party” means Wachovia, Merger Sub or Golden West.

“Pension Plan” has the meaning assigned in Section 5.03(m).

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or in another paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(h).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.10(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State (Del)” means the Secretary of State of the State of Delaware.

“Secretary of State (NC)” means the Secretary of State of the State of North Carolina.

“Section 16 Information” means information regarding the Golden West Insiders, including the number of shares of Golden West Common Stock held or to be held by a Golden West Insider expected to be exchanged for Wachovia Common Stock in the Merger, and the number and description of the options to purchase shares of Golden West Common Stock held by a Golden West Insider and expected to be converted into options to purchase shares of Wachovia Common Stock in connection with the Merger.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Stock Consideration” has the meaning assigned in Section 3.01.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal which the Golden West Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “25% or more”.

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(p).

“Takeover Provisions” has the meaning assigned in Section 5.03(p).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Tax.

“Voting Agreements” has the meaning assigned in the Recitals.

“Wachovia” has the meaning assigned in the preamble to this Agreement.

“Wachovia Board” means the Board of Directors of Wachovia.

“Wachovia Common Stock” means the common stock, par value $3.33 per share, of Wachovia.

“Wachovia DRIP” means the Wachovia Dividend Reinvestment and Stock Purchase Plan.

“Wachovia Meeting” has the meaning assigned in Section 6.02(c).

“Wachovia Preferred Stock” means, collectively, the Preferred Stock, no-par value, the Class A Preferred Stock, no-par value, and the Dividend Equalization Preferred shares, no-par value, of Wachovia.

“Wachovia Rights” means rights to purchase shares of Wachovia Stock issued under the Wachovia Rights Agreement.

“Wachovia Rights Agreement” means the Shareholder Protection Rights Agreement, dated as of December 19, 2000, between Wachovia and Wachovia Bank, National Association, as Rights Agent.

“Wachovia Stock” means, collectively, the Wachovia Common Stock and the Wachovia Preferred Stock.

“Wachovia Stock Option” has the meaning assigned in Section 3.10.

“Wachovia Stock Plans” means the Wachovia 2003 Stock Incentive Plan, the Wachovia 2001 Stock Incentive Plan, the Wachovia Employee Retention Stock Plan, the Wachovia Stock Plan, the Wachovia 1998 Stock Incentive Plan, the Wachovia 1996 Master Stock Compensation Plan and the Wachovia 1992 Master Stock Compensation Plan, as amended.

1.02.  Interpretation.  (a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3) to any agreement (including this Agreement and the Voting Agreements as executed and delivered), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it; and

(5) to any Governmental Authority include any successor to that Governmental Authority; and

(6) to the date of this Agreement or the date hereof are to May 7, 2006.

(b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d) The words “herein”, “hereof” or “hereunder”, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

The Merger

2.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Golden West will merge with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of Golden West will terminate. Merger Sub will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of North Carolina.

2.02.  Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03.  Effective Time.  Subject to the provisions of this Agreement, in connection with the Closing, Golden West and Merger Sub will duly execute and deliver (1) articles of merger (the “Articles of Merger”) to the Secretary of State (NC) for filing under Section 55-11-05 of the BCA and (2) a certificate of merger (the

“Certificate of Merger”) to the Secretary of State (Del) for filing under Section 252 of the GCL. The parties will make all other filings or recordings required under the BCA and the GCL, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State (NC) and the Certificate of Merger is filed in the office of the Secretary of State (Del), or at such later date or time as Wachovia and Golden West agree and specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04.  Effects of the Merger.  The Merger will have the effects prescribed by the BCA, the GCL and other applicable law.

2.05.  Constituent Documents.  (a) The certificate of incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time.

(b) The by-laws of Merger Sub, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

2.06.  Golden West Board of Directors.  The board of directors of the Surviving Corporation shall consist of the members of the Merger Sub board of directors immediately before the Effective Time.

2.07.  Wachovia Board.  Wachovia agrees to cause two current members of the Golden West Board designated by Golden West and reasonably acceptable to Wachovia (the “Golden West Director Appointees”) to be appointed to the Wachovia Board immediately after the Effective Time.

ARTICLE III

Consideration; Exchange Procedures

3.01.  Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Golden West Stock and subject to Sections 3.04(c) and 3.05, the shares of Golden West Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive:

(1) a number of fully paid and nonassessable shares of Wachovia Common Stock (and the requisite number of Wachovia Rights issued and attached to such shares under the Wachovia Rights Agreement) equal to the product of (i) 1.365 (the “Exchange Ratio”), multiplied by (ii) the number of shares of Golden West Common Stock held by such holder of record, multiplied by (iii) 77 percent (such product, the “Stock Consideration”); and

(2) an amount in cash equal to the product of (i) $81.07 (the “Cash Amount”), multiplied by (ii) the number of shares of Golden West Common Stock held by such holder of record, multiplied by (iii) 23 percent (such product, the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

Notwithstanding anything in this Section 3.01 to the contrary, at the Effective Time and by virtue of the Merger, each share of Golden West Common Stock beneficially owned by Wachovia (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in Golden West’s treasury will be canceled and no shares of Wachovia Stock and no Wachovia Rights or other consideration will be issued or paid in exchange therefor.

3.02.  Cancellation of Shares.  At the Effective Time, the shares of Golden West Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented Golden West Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Wachovia Common Stock or cash into which they were converted pursuant to Section 3.01, and, as contemplated by the Wachovia Rights Agreement, attached Wachovia Rights.

3.03.  Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of Golden West Common Stock will cease to be, and will have no rights as, shareholders of Golden West, other than rights to

(a) receive any then unpaid dividend or other distribution with respect to such Golden West Common Stock having a record date before the Effective Time and (b) receive the Merger Consideration provided under this Article III. After the Effective Time, there will be no transfers of shares of Golden West Common Stock on the stock transfer books of Golden West or the Surviving Corporation, and shares of Golden West Common Stock presented to the Surviving Corporation for any reason will be canceled and exchanged in accordance with this Article III.

3.04.  Exchange Procedures.  (a) As of the Effective Time, Wachovia will deposit with Wachovia’s transfer agent or with a depository or trust institution of recognized standing selected by Wachovia and reasonably satisfactory to Golden West (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Golden West Common Stock (“Old Certificates”), (1) certificates or, at Wachovia’s option, evidence of shares in book entry form, representing the number of shares of Wachovia Common Stock (“New Certificates”) issuable to holders of Old Certificates under this Article III, (2) the aggregate Cash Consideration payable to holders of Old Certificates under this Article III and (3) cash payable pursuant to Section 3.05 (the “Exchange Fund”).

(b) Promptly after the Effective Time, Wachovia will send or cause to be sent to each person who was a recordholder of Golden West Common Stock immediately before the Effective Time transmittal materials, in form reasonably acceptable to Golden West, for exchanging Old Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing that number of New Certificates which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article III (after taking into account all shares of Golden West Common Stock then held by such holder) and any check in respect of the Cash Consideration payable to the holder of such Old Certificates, dividends or distributions or for fractional shares that the shareholder will be entitled to receive, and the Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III.

(c) If, on or after the date of this Agreement and prior to the Closing Date, any holder of record (or group of related holders of record) of shares of Golden West Common Stock (a “Transferor”) transfers or conveys, in one or more transactions, a number of shares of Golden West Common Stock to one or more charitable organizations (as defined in Section 170(c) of the Code) (each, a “Transferee” and together, the “Transferees”) such that the aggregate number of shares of Golden West Common Stock so transferred or conveyed by the Transferor to the Transferees represents more than 0.1 percent of the issued and outstanding shares of Golden West Common Stock as of the date of this Agreement, then the Transferor and the Transferees may jointly and irrevocably elect by providing written notice to Wachovia of such election (and proper provision shall be made on the transmittal materials to give effect to such election) that the Transferor and the Transferees be treated as though they were a single holder of record for purposes of Section 3.01 and may designate in such written notice to Wachovia and the transmittal materials the manner in which the aggregate Stock Consideration and aggregate Cash Consideration that the Transferor and Transferees are entitled to receive under this Article III shall be allocated, and distributed by the Exchange Agent, among the Transferor and Transferees.

(d) None of Wachovia, Golden West or the Exchange Agent will be liable to any former holder of Golden West Common Stock for any shares of Wachovia Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) Each of Wachovia and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Golden West Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Wachovia, the Surviving Corporation, or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Golden West Common Stock in respect of which the deduction and withholding was made by Wachovia, the Surviving Corporation or the Exchange Agent, as the case may be.

3.05.  Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia will pay to each holder of Golden West Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Wachovia Common Stock by the Market Price.

3.06.  Anti-Dilution Adjustments.  If Wachovia changes (or the Wachovia Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Wachovia Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio and the Cash Amount will be adjusted proportionately to account for such change.

3.07.  Dissenting Shareholders.  (a) Each Dissenting Share shall not be converted into or represent a right to receive Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the GCL. Golden West shall give Wachovia prompt notice upon receipt by the Golden West of any demand for payment pursuant to Section 262 of the GCL and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Wachovia shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Wachovia.

(b) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 262 of the GCL at or prior to the Effective Time, such holder’s shares of Golden West Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

3.08.  Effect on Merger Sub Common Stock.  Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

3.09.  Effect on Wachovia Stock.  Each share of Wachovia Stock outstanding immediately prior to the Effective Time will remain outstanding.

3.10.  Stock Options.  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of Golden West Common Stock under the Golden West Stock Plans and any other Benefit Arrangement, whether vested or unvested, exercisable or unexercisable (each, a “Golden West Stock Option”), each Golden West Stock Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest and be deemed to constitute an option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the stock option plan under which the Golden West Stock Option was granted and the applicable award agreement thereunder (taking into account the accelerated vesting provided in this Section 3.10 and the amendments to the Golden West Stock Options as Previously Disclosed), such number of shares of Wachovia Common Stock and at such an exercise price per share determined as follows:

(1) Number of Shares.   The number of shares of Wachovia Common Stock subject to a New Option shall be equal to the product of (A) the number of shares of Golden West Common Stock purchasable upon exercise of the Golden West Stock Option and (B) the Exchange Ratio, the product being rounded down to the nearest whole share; and

(2) Exercise Price.   The exercise price per share of Wachovia Common Stock purchasable upon exercise of a New Option shall be equal to (A) the exercise price per share of Golden West Common

Stock under the Golden West Stock Option divided by (B) the Exchange Ratio, the quotient being rounded up to the nearest cent.

For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

(b) Before the Effective Time, Golden West, or its Board of Directors or an appropriate committee thereof, shall take all action necessary on its part to give effect to the provisions of Section 3.10(a) and shall take such other actions reasonably requested by Wachovia to give effect to the foregoing. Before the Effective Time, Wachovia shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Wachovia Common Stock to provide for the satisfaction of its obligations with respect to the New Options. As soon as practicable, but in no event later than the Effective Time, Wachovia shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Wachovia Common Stock issuable upon exercise of the New Options and shall maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

ARTICLE IV

Conduct of Business Pending the Merger

4.01.  Forebearances of Golden West.  Golden West agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Wachovia (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Operations.  Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c) Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) permit any additional shares of its stock to become subject to new grants, except issuances of employee or director stock options or other stock-based employee Rights in the ordinary course of business consistent with past practice.

(d) Dividends, Distributions, Repurchases.  (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) regular quarterly dividends on its common stock, provided that any such dividend shall be at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof, or required dividends on preferred stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(e) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice (which shall be deemed to include asset sales, including sales of whole loans and securitizations, in the ordinary course) and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith or otherwise in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity in an amount that is material to Golden West.

(g) Constituent Documents.  Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Significant Subsidiaries.

(h) Accounting Methods.  Implement or adopt any change in its financial or regulatory accounting principles, practices or methods or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement, other than (with prior notice to Wachovia) as may be required by GAAP or applicable regulatory accounting requirements.

(i) Adverse Actions.  Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except (with prior notice to Wachovia) as may be required by applicable law or regulation.

(j) Compensation and Benefits.  Grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice, but not to exceed in the aggregate 5% of the aggregate annual salaries of the employees of Golden West and its Subsidiaries, taken as a whole, or (4) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary and usual course of business consistent with past practice.

(k) Benefit Plans.  Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of Golden West Stock Options or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) amendments that do not increase benefits or result in increased administrative costs.

(l) Taxes.  Make or change any material Tax elections, change or consent to any material change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any material Tax liability, claim or assessment, or file any material amended Tax Return.

(m) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02.  Forebearances of Wachovia.  Wachovia agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Golden West, it will not, and will cause each of its Subsidiaries not to:

(a) Constituent Documents.  Amend its Constituent Documents in a manner that would materially and adversely affect the rights and privileges of holders of Wachovia Common Stock or prevent or materially impede or materially delay consummation of the transactions contemplated hereby.

(b) Adverse Actions.  Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except (with prior notice to Golden West) as may be required by applicable law or regulation.

(c) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything in paragraphs (a), (b) or (c) of this Section 4.02 to the contrary, Wachovia may make dispositions and acquisitions and agree to issue capital stock in connection therewith, provided that such actions do not present a material risk that the Closing Date will be delayed or that the Requisite Regulatory Approvals will be materially more difficult to obtain.

4.03.  Coordination of Dividends.  Until the Effective Time, Golden West will coordinate with Wachovia regarding the declaration of any dividends or other distributions with respect to Golden West Common Stock and the related record dates and payment dates, it being intended that Golden West shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Golden West Common Stock (including any shares of Wachovia Common Stock received in exchange therefor in the Merger).

ARTICLE V

Representations and Warranties

5.01.  Disclosure Schedules.  Before entry into this Agreement, Wachovia delivered to Golden West a schedule and Golden West delivered to Wachovia a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02.  Standard.  For all purposes of this Agreement, no representation or warranty of Golden West or Wachovia contained in Section 5.03 or 5.04 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to Golden West or Wachovia, as the case may be.

5.03.  Representations and Warranties.  Except as Previously Disclosed or as set forth in its Regulatory Filings filed or furnished with the SEC on or after January 1, 2003 and prior to the date of this Agreement, Golden West represents and warrants to Wachovia, and Wachovia hereby represents and warrants to Golden West, to the extent applicable, as follows:

(a) Organization, Standing and Authority.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Golden West Stock.  In the case of Golden West:

The authorized capital stock of Golden West consists of 600,000,000 shares of Golden West Common Stock and 20,000,000 shares of Golden West Preferred Stock. As of the date of this Agreement, no more than 309,000,000 shares of Golden West Common Stock and no shares of Golden West Preferred Stock were outstanding. As of the date of this Agreement, no more than 34,600,000 shares of Golden West Common

Stock were reserved for issuance under the Golden West Stock Plans (of which no more than 9,600,000 shares were reserved for issuance in respect of awards outstanding as of such date). The outstanding shares of Golden West Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except for shares issuable pursuant to the Golden West Stock Plans, as of the date of this Agreement, there are no shares of Golden West Stock reserved for issuance, Golden West does not have any Rights outstanding with respect to Golden West Stock, and Golden West does not have any commitment to authorize, issue or sell any Golden West Stock or Rights, except pursuant to this Agreement, outstanding Golden West Stock Options and the Golden West Stock Plans. As of the date of this Agreement, Golden West has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Golden West Stock.

(c) Wachovia Stock.  In the case of Wachovia:

The authorized capital stock of Wachovia consists of 3,000,000,000 shares of Wachovia Common Stock and 550,000,000 shares of Wachovia Preferred Stock. As of the date of this Agreement, no more than 1,625,000,000 shares of Wachovia Common Stock and 97,000,000 shares of Wachovia Dividend Equalization Preferred Stock were outstanding. As of March 31, 2006, no more than 140,000,000 shares of Wachovia Common Stock were subject to Wachovia Stock Options granted under the Wachovia Stock Plans. As of March 31, 2006, there were no more than 66,000,000 shares of Wachovia Common Stock reserved for issuance under the Wachovia Stock Plans. The outstanding shares of Wachovia Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). The shares of Wachovia Common Stock (together with the Wachovia Rights) to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable. Except as set forth above, as of the date of this Agreement, there are no shares of Wachovia Stock reserved for issuance, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement, outstanding Wachovia Stock Options, the Wachovia Stock Plans, the Wachovia Rights Agreement and the Wachovia DRIP. As of the date of this Agreement, Wachovia has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Wachovia Stock.

(d) Significant Subsidiaries.  (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable OTS or state laws in the case of banking Subsidiaries), and (F) each Significant Subsidiary that is a bank or savings association is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(e) Power.  It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f) Authority.  It has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement. Subject only to receipt of the requisite affirmative vote (1) to approve the issuance of Wachovia Common Stock required by this Agreement, by the holders of a majority of the shares of Wachovia Common Stock voted and (2) to approve the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Golden West Common Stock, as the case may be, this Agreement and the transactions contemplated hereby have been authorized by all corporate action necessary on its respective part. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Regulatory Approvals; No Defaults.  (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act, HOLA and the Federal Reserve Act, (B) filing of notices, and expiration of the related waiting period, under the HSR Act, (C) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the National Association of Securities Dealers, Inc., applicable securities exchanges and self-regulatory organizations, the Small Business Administration and state insurance authorities, (D) filing of the Registration Statement and Joint Proxy Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (E) receipt of the applicable shareholder approvals described in Section 5.03(f), (F) the filing of the Articles of Merger and Certificate of Merger, and (G) such filings with applicable securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date of this Agreement, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(h) Financial Reports and Regulatory Filings; Material Adverse Effect.  (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Since December 31, 2005, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(3) Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(i) Litigation.  Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(j) Regulatory Matters.  Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions related to expansion imposed by any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries. In the case of Wachovia, it is a “financial holding company”, as defined in Section 2(p) of the BHC Act, and is not subject to an agreement under Section 4(m) of such Act. In the case of Golden West, (i) it is a savings and loan holding company duly registered under HOLA and (ii) the activities conducted by it and its Subsidiaries are permissible for a savings and loan company under Section 10(c)(2) of HOLA.

(k) Compliance with Laws.  Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since December 31, 2002, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization; and

(4) is in compliance with all applicable listing standards, of the NYSE.

(5) has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the applicable information security program adopted pursuant to 12 C.F.R Part 40.

(l) Material Contracts; Defaults.  (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that purports to restrict the conduct of any line of business by it or any of its Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant.

(2) Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(m) Employee Benefit Plans.  (1) All of its Benefit Arrangements are Previously Disclosed, other than those Benefit Arrangements that are not material. True and complete copies of all Benefit Arrangements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party.

(2) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in the loss of qualification of any such Pension Plan under Section 401(a) of the Code. Each Benefit Arrangement which is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to its knowledge, threatened litigation (other than routine claims for benefits in the ordinary course of business) relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of any of its ERISA Affiliates has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(6) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7) There has been no amendment to, announcement by it or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, the termination of the employment of any of its employees within a specified time of the Effective Time nor shareholder approval of the transactions covered by this Agreement, will (A) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Arrangements or any related trust, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(8) No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in a nonqualified deferred compensation plan (within the meaning of Section 409(A)(d)(1) of the Code) of it or any of its Subsidiaries.

(n) Taxes.  (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested in writing with respect to any of its U.S. federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(o) Books and Records.  Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(p) Takeover Laws and Provisions.  It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Section 203 of the GCL and Articles 9 and 9A of the BCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”). In the case of Golden West, the approval of the Merger and this Agreement by the Golden West Board exempts this Agreement and the transactions contemplated hereby from Article Eighth of Golden West’s Restated Certificate of Incorporation.

(q) Financial Advisors.  None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, Wachovia has retained Merrill Lynch & Co. as its financial advisor, and Golden West has retained Lehman Brothers Inc. as its financial advisor, the arrangements with which have been disclosed to Wachovia prior to the date hereof. As of the date of this Agreement, (1) Golden West has received an opinion of Lehman Brothers Inc., issued to the Golden West Board, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of Golden West Common Stock, and (2) Wachovia has received an opinion of Merrill Lynch & Co., issued to the Wachovia Board, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to Wachovia.

(r) Sarbanes-Oxley Act.  It is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(s) Labor Matters.  Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(t) Environmental Matters.  There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(u) Aggregate Cash Consideration.  Wachovia has, or will have as of the Effective Time, available to it sufficient funds to pay the aggregate Cash Consideration.

5.04.  Merger Sub.  Wachovia represents and warrants to Golden West as follows:

(a) Organization, Standing and Authority.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Capital Stock.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are outstanding and held of record by Wachovia.

(c) Business.  Merger Sub has conducted no business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement.

(d) Authority.  Merger Sub has duly authorized, executed and delivered this Agreement, and this Agreement and the transaction contemplated hereby have been authorized by all corporate action necessary on Merger Sub’s part. This Agreement is Merger Sub’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VI

Covenants

6.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, Wachovia and Golden West will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

(b) Wachovia will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Golden West’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by Golden West) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.02.  Shareholder Approvals.  (a) The Golden West Board approved this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to Golden West’s shareholders approval and adoption of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(b) The Wachovia Board approved this Agreement and the transactions contemplated hereby and adopted resolutions recommending as of the date hereof to Wachovia’s shareholders the approval of the issuance of shares of Wachovia Common Stock necessary to effect the Merger and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(c) The Wachovia Board and Golden West Board each will submit to its shareholders all matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Wachovia and Golden West each will take, in accordance with applicable law and its respective Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Wachovia Meeting” and the “Golden West Meeting”, respectively), as promptly as practicable, to consider and vote upon such matters. The Wachovia Board and Golden West Board each will use all reasonable best efforts to obtain from their respective shareholders a vote approving the transactions contemplated by this Agreement, including a recommendation that its respective shareholders vote in favor of (i) in the case of Golden West, approval and adoption of this Agreement and the plan of merger contained herein and (2) in the case of Wachovia, approval of the issuance of the Wachovia Common Stock required for consummation of the Merger. However, if the Golden West Board, after consultation with outside counsel, determines in good faith that, because of the receipt after the date of this Agreement by Golden West of an Acquisition Proposal that the Golden West Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable law to continue to recommend the plan of merger set forth in this Agreement, then in submitting the plan of merger to the Golden West Meeting, the Golden West Board may submit the plan of merger to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof, described in Section 6.02(a), may not be rescinded or amended), in which event the Golden West Board may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Golden West Board may not take any actions under this sentence until after giving Wachovia at least 5 business days to respond to any such Acquisition Proposal (and after giving Wachovia notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Wachovia.

6.03.  SEC Filings.  (a) Wachovia and Golden West will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made. Wachovia also will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Common Stock in the Merger, and the parties will jointly prepare the joint proxy statement and prospectus and other proxy solicitation materials of Wachovia and Golden West constituting a part thereof (the “Joint Proxy Statement”) and all related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement, and, provided that both parties and their respective Subsidiaries have cooperated as required above, Wachovia and Golden West agree to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable. Each of Wachovia and Golden West will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Wachovia shall file the opinion of Wachtell, Lipton, Rosen & Katz described in Section 7.01(f) with the SEC as an exhibit to a post-effective amendment to the Registration Statement. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC. Wachovia also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each party agrees to furnish for inclusion in the Registration Statement and the Proxy Statement all information concerning it, its Subsidiaries, officers, directors and shareholders as may be required by applicable law in connection with the foregoing.

(b) Wachovia and Golden West each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Wachovia Meeting or the Golden West Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Wachovia and Golden West each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

(c) Wachovia will advise Golden West, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04.  Press Releases.  Wachovia and Golden West will consult with each other before issuing any press release, written and broadly disseminated employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. Wachovia and Golden West will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.05.  Access; Information.  (a) Each of Wachovia and Golden West agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to the other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Wachovia nor Golden West will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance, with the Confidentiality Agreement between Wachovia and Golden West (the “Confidentiality Agreement”).

(c) No investigation by one party of the business and affairs of the other, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such other party’s obligation to consummate the transactions contemplated hereby.

6.06.  Acquisition Proposals.  (a) Golden West will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Golden West receives an unsolicited bona fide Acquisition

Proposal, from a Person other than Wachovia or an Other Person (as defined below), after the execution of this Agreement, and the Golden West Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would result in a violation of the directors’ fiduciary duties under applicable law, Golden West may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Golden West will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Wachovia (“Other Persons”) with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Golden West will promptly (within one business day) advise Wachovia following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Wachovia apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.

(b) Nothing contained in this Agreement shall prevent Golden West or the Golden West Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.07.  Affiliate Agreements.  Not later than the 15th day before the mailing of the Joint Proxy Statement, Golden West will deliver to Wachovia a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Golden West Meeting, deemed to be an “affiliate” of Golden West (each, a “Golden West Affiliate”) as that term is used in Rule 145 under the Securities Act. Golden West will use its reasonable best efforts to cause each person who may be deemed to be a Golden West Affiliate to execute and deliver to Wachovia and Golden West on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Annex 2.

6.08.  Takeover Laws and Provisions.  No party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.09.  Exchange Listing.  Wachovia will use all reasonable best efforts to cause the shares of Wachovia Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.07 hereof to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.10.  Regulatory Applications.  (a) Wachovia and Golden West and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby (the “Requisite Regulatory Approvals”), and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of Wachovia and Golden West will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Wachovia and Golden West will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

6.11.  Indemnification.  (a) Following the Effective Time, Wachovia will indemnify, defend and hold harmless the present and former directors, officers and employees of Golden West and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (collectively, “Costs”) as incurred, in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (and shall advance expenses as incurred to the fullest extent permitted under applicable law provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification) (1) without limitation of clause (2), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with Golden West and its Subsidiaries, and (2) to the fullest extent permitted by law.

(b) For a period of six years following the Effective Time, Wachovia will obtain and maintain director’s and officer’s liability insurance that serves to reimburse, and covers, the present and former officers and directors of Golden West or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to Golden West or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage provided under the director’s and officer’s liability insurance that Wachovia obtained for directors and officers of other financial institutions that Wachovia acquired in recent, comparable merger transactions (taking into account the relative market capitalizations of Golden West as compared to such other financial institutions); provided that officers and directors of Golden West or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Wachovia; provided that failure so to notify will not affect the obligations of Wachovia under Section 6.12(a) unless and only to the extent that Wachovia is actually and materially prejudiced as a consequence.

(d) If Wachovia or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Wachovia will cause proper provision to be made so that the successors and assigns of Wachovia will assume the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.12.  Employee Matters.  (a) From the Effective Time through the date that Wachovia determines to generally transition Golden West’s benefit arrangements (such date being referred to herein as the “Benefits Transition Date”), Wachovia shall provide the employees of Golden West and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements provided by Golden West or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, Wachovia shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements that are substantially similar to those provided to similarly situated employees of Wachovia and its Subsidiaries. Notwithstanding anything contained herein to the contrary, a Covered Employee whose employment is terminated by Wachovia other than for Cause (as defined in Schedule 4.01(j)), disability or death or who terminates employment for Good Reason (as defined in Schedule 4.01(j)), during the period commencing at the Effective Time and ending on the second anniversary thereof, shall be entitled to receive the severance payments and benefits under the Wachovia Severance Pay Plan as in effect on the date hereof and Previously Disclosed to Golden West and as such plan may be amended from time to time (the “Wachovia Severance Plan”). The Wachovia Severance Plan will not be amended to reduce benefits to Covered Employees until after the second anniversary of the Effective Time unless an amendment is necessary to comply with Section 409A of the Code. Following the date hereof and prior to the Effective Time, Wachovia and Golden West shall cooperate in good faith to agree to the appropriate job categorization of the Covered Employees for purposes of the Wachovia Severance Plan, taking into account their compensation, authority, seniority, duties and any other factors deemed relevant.

(b) From and after the Benefits Transition Date, Wachovia shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Wachovia or any of its Subsidiaries in which Covered Employees are eligible to participate, for all actual periods of employment with Golden West or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent such actual periods of employment are credited by Golden West for purposes of a comparable plan in which the applicable Covered Employee participated immediately prior to the Effective Time and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Wachovia or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Benefits Transition Date with respect to Golden West’s medical and/or dental benefit plans for Covered Employees occurs in the middle of a plan year, then Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by Golden West will be given credit for deductibles and eligible out-of-pocket expenses incurred towards deductibles and out-of-pocket maximums during the portion of the plan year preceding the Benefits Transition Date in a comparable deductible-based medical and/or dental plan of Wachovia or any of its Subsidiaries for the Wachovia benefit plan year that begins with or includes the Benefits Transition Date.

(c) From and after the Effective Time, Wachovia will assume and honor all accrued obligations to, and contractual rights of, current and former employees of Golden West and its Subsidiaries under the Golden West Benefit Arrangements (as they may be amended in accordance with Sections 4.01(j) and 4.01(k) hereof, and including any additional arrangements permitted thereby), and take all actions necessary to effectuate the agreements set forth on Schedule 6.12(c) hereof. If Wachovia or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Wachovia will cause proper provision to be made so that the successors and assigns of Wachovia will assume the obligations set forth in this Section 6.12.

6.13.  Notification of Certain Matters.  Wachovia and Golden West will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14.  Exemption from Liability Under Section 16(b).  Assuming that Golden West delivers to Wachovia the Section 16 Information in a timely and accurate manner before the Effective Time, the Wachovia Board, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly thereafter and in any event before the Effective Time adopt a resolution providing that the receipt by the Golden West Insiders of Wachovia Common Stock in exchange for shares of Golden West Common Stock, and of options to purchase shares of Wachovia Common Stock upon conversion of options to purchase shares of Golden West Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by the Wachovia Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

6.15.  Certain Modifications; Restructuring Charges.  Golden West and Wachovia shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Golden West shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Golden West and Wachovia shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon; provided, however, that Golden West shall not be obligated to take any such charges pursuant to this Section 6.15 unless and until Wachovia irrevocably acknowledges to Golden West in writing that all conditions to Wachovia’s obligations to consummate the Merger under Article VII have been satisfied or, where legally permitted, waived. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.15.

ARTICLE VII

Conditions to the Merger

7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of Wachovia, Merger Sub and Golden West to consummate the Merger is subject to the fulfillment or written waiver by Wachovia, Merger Sub and Golden West before the Effective Time of each of the following conditions:

(a) Shareholder Approvals.  The requisite votes of the shareholders of Wachovia and Golden West shall have each been received.

(b) Regulatory Approvals.  All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole; provided, however, that no conditions that are reasonably consistent with the regulations or published guidelines as in effect as of the date of this Agreement (or recent practice prior to the date of this Agreement in connection with comparable transactions) of a Governmental Authority shall be deemed to have, or be reasonably be expected to have, such a Material Adverse Effect.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) NYSE Listing.  The shares of Wachovia Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.07 hereof shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Opinions of Tax Counsel.  Wachovia shall have received an opinion of Sullivan & Cromwell LLP, and Golden West shall have received an opinion of Wachtell, Lipton, Rosen & Katz, each dated the Closing Date and based on facts, representations and assumptions set forth or described in each such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) Wachovia, Merger Sub and Golden West will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, Sullivan & Cromwell LLP and Wachtell, Lipton, Rosen & Katz each will be entitled to receive and rely upon customary certificates and representations of officers of Wachovia, Merger Sub and Golden West.

7.02.  Conditions to Golden West’s Obligation.  Golden West’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by Golden West before the Effective Time of each of the following conditions:

(a) Wachovia’s and Merger Sub’s Representations and Warranties.  The representations and warranties of Wachovia and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Golden West shall have received a certificate, dated the Closing Date, signed on behalf of Wachovia by the Chief Executive Officer or Chief Financial Officer of Wachovia to that effect.

(b) Performance of Wachovia’s and Merger Sub’s Obligations.  Each of Wachovia and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Golden West shall have received a certificate, dated the Closing Date, signed on behalf of Wachovia by the Chief Executive Officer or Chief Financial Officer of Wachovia to that effect.

7.03.  Conditions to Wachovia’s and Merger Sub’s Obligation.  Each of Wachovia’s obligation and Merger Sub’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Wachovia, before the Effective Time of each of the following conditions:

(a) Golden West’s Representations and Warranties.  The representations and warranties of Golden West in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Wachovia shall have received a certificate, dated the Closing Date, signed on behalf of Golden West by the Chief Executive Officer or Chief Financial Officer of Golden West to that effect.

(b) Performance of Golden West’s Obligations.  Golden West shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Wachovia shall have received a certificate, dated the Closing Date, signed on behalf of Golden West by the Chief Executive Officer or Chief Financial Officer of Golden West to that effect.

ARTICLE VIII

Termination

8.01.  Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by Wachovia or (except as otherwise provided below) Golden West:

(a) Mutual Agreement.  With the mutual agreement of the other party.

(b) Breach.  Upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

(c) Adverse Action.  If (i) the other party’s board of directors submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with special and materially adverse conditions on or qualifications of such approval; (ii) such board of directors otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02 or (iii) in the case solely of Wachovia, the Golden West Board recommends to its shareholders an Acquisition Proposal other than the Merger; or (iv) solely in the case of Wachovia, if the Golden West Board negotiates or authorizes the conduct of negotiations (and twenty business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal) regarding an Acquisition Proposal other than the Merger.

(d) Delay.  If the Effective Time has not occurred by the close of business on March 31, 2007; provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(e) Denial of Regulatory Approval.  If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

8.02.  Effect of Termination and Abandonment.  If this Agreement is terminated and the Merger is abandoned, no party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any willful breach by it of this Agreement and except that Section 6.05(b), this Section 8.02, Section 8.03 and Article IX will survive termination of this Agreement.

8.03.  Termination Fee.  (a) Golden West shall pay to Wachovia, by wire transfer of immediately available funds, $995,000,000 (the “Termination Fee”) as follows:

(1) In the event that (A) either Wachovia or Golden West shall terminate this Agreement pursuant to Section 8.01(d) or if Wachovia shall terminate this Agreement pursuant to Section 8.01(c)(i) or 8.01(c)(ii), and (B) the requisite vote of the Golden West shareholders under Section 7.01(a) shall not have been obtained after a vote of the Golden West shareholders has been taken and completed at the Golden West Meeting, and (C) at any time after the date of this Agreement and prior to such vote, a bona fide Acquisition Proposal with respect to Golden West shall have been made public and not withdrawn or abandoned, and (D) within 18 months from the date of such termination, an Acquisition Proposal with respect to Golden West is consummated or a definitive agreement is entered into by Golden West with respect to an Acquisition Proposal with respect to Golden West, then Golden West shall pay to Wachovia the Termination Fee within five business days after the date of the event described in clause (D).

(2) In the event that (A) Wachovia shall terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(c)(iv) or either of Wachovia or Golden West shall terminate this Agreement pursuant to Section 8.01(d), and (B) at any time after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal with respect to Golden West shall have been made public and not withdrawn or abandoned, and (C) following the announcement of such Acquisition Proposal, Golden West shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, then Golden West shall pay to Wachovia the Termination Fee (x) if such breach was other than one described in the succeeding clause (y) of this sentence, and only if an Acquisition Proposal with respect to Golden West is consummated or a definitive agreement is entered into by Golden West with respect to an Acquisition Proposal with respect to Golden West within 18 months from the date of such termination, within five business days after such Acquisition Proposal is consummated or such agreement is entered into by Golden West, or (y) if such breach was a willful and material breach of Section 6.01(a), 6.02(c), 6.03(a), 6.06(a), 6.08 or 6.10(a), on the business day immediately following such termination.

(3) In the event that Wachovia shall terminate this Agreement pursuant to Section 8.01(c)(iii), then Golden West shall pay the Termination Fee on the business day immediately following such termination.

(b) Golden West acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Wachovia would not enter into this Agreement. In the event that Golden West fails to pay when due any amounts payable under this Section 8.03, then (i) Golden West shall reimburse Wachovia for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Golden West shall pay to Wachovia interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as announced by Citibank, N.A.) in effect on the date that such overdue amount was originally required to be paid.

(c) In no event shall Golden West be obligated to pay more than one Termination Fee.

ARTICLE IX

Miscellaneous

9.01.  Survival.  The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Section 2.07, Article III, Sections 6.05(b), 6.11 and 6.12 and this Article IX).

9.02.  Waiver; Amendment.  Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate North Carolina or Delaware law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of Wachovia or Golden West.

9.03.  Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to constitute an original.

9.04.  Governing Law.  This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within that State. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.05.  Expenses.  Except as set forth in Section 8.03, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Wachovia and Golden West will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Joint Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC, filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities.

9.06.  Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Wachovia, to:

Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288

Attention:	Mark C. Treanor, Esq.
Senior Executive Vice President,
General Counsel and Secretary
Facsimile: (704) 374-3425

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	H. Rodgin Cohen, Esq.
Mitchell S. Eitel, Esq.
Facsimile: (212) 558-3588

If to Golden West, to:

Golden West Financial Corporation
1901 Harrison Street
17th Floor
Oakland, California 94612
Attention: Michael Roster, Esq.
Facsimile: (210) 767-5808

with copies to:

Wachtell, Lipton, Rosen & Katz
55 West 52nd Street
New York, New York 10019

Attention:	Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
Facsimile: (212) 403-2000

9.07.  Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of Wachovia and Golden West regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement and will not impair the rights of a party to make a response or propose amendments or modifications as contemplated by the final proviso to Section 6.02(c)). No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Wachovia, Merger Sub and Golden West.

9.08.  Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.09.  Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, Wachovia may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of Golden West and the holders of Golden West Stock Options, (2) such revision does not adversely affect the tax consequences to the shareholders of Golden West, (3) such revised structure or method does not materially delay consummation of the transactions contemplated by this Agreement in relation to the structure contemplated herein, and (4) such revision does not, and is not reasonably likely to, otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

WACHOVIA CORPORATION

By:	/s/ G. Kennedy Thompson
Name: G. Kennedy Thompson

Title:	Chairman, President and
Chief Executive Officer

BURR FINANCIAL CORPORATION

By:	/s/ G. Kennedy Thompson
Name: G. Kennedy Thompson

Title:	President and
Chief Executive Officer

GOLDEN WEST FINANCIAL CORPORATION

By:	/s/ Herbert M. Sandler
Name: Herbert M. Sandler

Title:	Chairman and
Chief Executive Officer

By:	/s/ Marion O. Sandler
Name: Marion O. Sandler

Title:	Chairman and
Chief Executive Officer

Signature Page to Merger Agreement

ANNEX 1

FORM OF VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of May 7, 2006 (this “Agreement”), by and between Wachovia Corporation, a North Carolina corporation (“Wachovia”), and [Herbert M. Sandler][Marion O. Sandler][Bernard A. Osher], solely in [his] [her] individual capacity as beneficial owner of Shares (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H :

WHEREAS, Golden West Financial Corporation (“Golden West”) and Wachovia are, immediately after the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which Golden West will merge with and into a subsidiary of Wachovia (the “Merger”);

WHEREAS, as of the date hereof, the Shareholder is [an officer and] [Note: Bracketed language should be deleted for Bernard Osher since he is only a director of Golden West] a member of Golden West’s board of directors and is the beneficial owner of the shares of Golden West Common Stock and options to purchase shares of Golden West Common Stock listed on the signature page hereto (the “Existing Shares” and, together with any shares of Golden West Common Stock, options to purchase shares of Golden West Common Stock or other voting capital stock of Golden West acquired by the Shareholder after the date hereof, the “Shares”); and

WHEREAS, certain other significant shareholders of Golden West who are officers and members of Golden West’s board of directors (the “Other Shareholders”) are, as of the date hereof, entering into with Wachovia agreements similar to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Voting

1.1  Agreement to Vote.  The Shareholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Golden West Meeting or any other meeting of the shareholders of Golden West, however called, or in connection with any written consent of the shareholders of Golden West, relating to any proposed action by the shareholders of Golden West with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares owned by the Shareholder, and any other voting securities of Golden West (whenever acquired), that are owned beneficially or of record by the Shareholder or as to which [he][she] has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of Golden West’s shareholders requested in furtherance thereof and (ii) against any action or agreement submitted for approval of the shareholders of Golden West that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Golden West contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the shareholders of Golden West that the Shareholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement; provided, however, that the parties acknowledge that this Agreement is entered into by the Shareholder solely in his/her capacity as beneficial owner of the Shares and that nothing in this Agreement, including without limitation Section 3.1(d), shall prevent the Shareholder from discharging his/her fiduciary duties as a member of the board of directors of Golden West.

1.2  No Inconsistent Agreements.  The Shareholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

1.3  Proxy.  The Shareholder hereby grants to Wachovia a proxy to vote the Shares owned beneficially and of record by the Shareholder as indicated in Section 1.1 above (which proxy shall be limited to the matters set forth in Section 1.1). The Shareholder intends that such proxy will be irrevocable and coupled with an interest and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

ARTICLE II

Representations and Warranties

2.1  Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to Wachovia as follows:

(a) Authorization; Validity of Agreement; Necessary Action.  This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Wachovia, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership.  As of the date hereof, the number of shares of Golden West Common Stock beneficially owned by the Shareholder is listed on the signature page hereof. The Existing Shares listed on the signature page hereof are, and any additional shares of Golden West Common Stock and any additional options to purchase shares of Golden West Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Shareholder. As of the date hereof, the Existing Shares listed on the signature page hereof constitute all of the shares of Golden West Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder or any of the Shareholder’s affiliates. The Shareholder has and, except with respect to Existing Shares transferred in accordance with Section 3.1(a) hereof, will have at all times through the Effective Time, individually or together with one or more Other Shareholders, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Shares listed on the signature page hereof, free and clear of any Liens and, except with respect to Existing Shares transferred in accordance with Section 3.1(a) hereof, the Shareholder will have good title to such Existing Shares and any additional shares of Golden West Common Stock and options to purchase shares of Golden West Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation.  The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his/her obligations under this Agreement will not, (i) to his/her knowledge, conflict with or violate any law, ordinance or regulation of any Governmental or Regulatory Authority applicable to the Shareholder or by which any of his/her assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of his/her assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his/her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

Other Covenants

3.1  Further Agreements of Shareholder.  (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”), except for gifts consistent in amounts and terms with past practices, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Golden West or any other person with respect to the Shares or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Golden West Common Stock and options to purchase shares of Golden West Common Stock acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein; provided, however, that, the Shareholder may Transfer all or any portion of the Existing Shares to one or more charitable organizations described in Section 170(c) of the Code (each a “Charitable Organization”) (1) at any time after the shareholders of Golden West approve the Merger in accordance with applicable law or (2) if, prior to such Transfer, (i) the Shareholder provides to Wachovia prior written notice at least 5 days prior to the date of such Transfer of the Charitable Organization to which the Existing Shares shall be Transferred and the number of Existing Shares to be so Transferred and (iii) the Charitable Organization agrees in writing, in a manner reasonably acceptable in form and substance to Wachovia, to accept such Existing Shares subject to the terms and conditions of this Agreement (including, without limitation, the voting obligations hereunder) and such proxy and to be bound by the terms and conditions of this Agreement and such proxy. Any Charitable Organization that is a permitted transferee of Existing Shares in accordance with the foregoing sentence may further Transfer the Existing Shares to any Person who agrees in writing, in a manner reasonably acceptable in form and substance to Wachovia, to accept such Existing Shares subject to the terms and conditions of this Agreement and to be bound by the terms and conditions of this Agreement and who provides to Wachovia prior written notice at least 5 days prior to the date of such Transfer of the Charitable Organization to which the Existing Shares shall be Transferred and the number of Existing Shares to be so Transferred.

(b) In case of a stock dividend or distribution, or any change in Golden West Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Shareholder agrees, while this Agreement is in effect, to notify Wachovia promptly in writing of (i) the number of any additional shares of Golden West Common Stock, any additional options to purchase shares of Golden West Common Stock or other securities of Golden West acquired by the Shareholder, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 3.1(d), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder.

(d) The Shareholder agrees, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal to acquire the Shares or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any proposal to acquire the Shares, or otherwise facilitate any efforts or attempt to make or implement any proposal to acquire the Shares. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Shareholder shall be deemed to be a violation of this Section 3.1(d) by the Shareholder.

(e) The Shareholder agrees, while this Agreement is in effect, not to (i) take, agree or commit to take any action that would make any representation and warranty of the Shareholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) agree or commit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

ARTICLE IV

Miscellaneous

4.1  Termination.  This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date and time of termination of the Merger Agreement by either or both of Wachovia and Golden West pursuant to Section 8.01 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

4.2  Further Assurances.  From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Wachovia any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Wachovia shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Golden West or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

4.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Wachovia to:

Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288
Fax: (704) 374-3425

Attention:	Mark C. Treanor
Senior Executive Vice President,
General Counsel and Secretary

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax: (212) 558-3588
Attention: Mitchell S. Eitel

(b)  if to the Shareholder to the address listed next to his/her name on the signature page hereto.

4.5  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge of the Shareholder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.7  Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.8  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina without regard to any applicable principles of conflicts of law.

4.9  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.10  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.11  Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.12  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that any Charitable Organization that receives Existing Shares in a Transfer in accordance with Section 3.1(a), and any transferee of such Charitable Organization in a Transfer in accordance with Section 3.1(a), shall become subject to the terms and conditions of this Agreement upon delivery of the documents contemplated by Section 3.1(a). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

WACHOVIA CORPORATION

By:
Name: G. Kennedy Thompson

Title:	Chairman, President and
Chief Executive Officer

Signature Page for Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Shareholder has executed this Agreement as of the date first written above. The next subsequent page of this Agreement, which contains details of the number of Shares owned beneficially and of record by the Shareholder and the Shareholder’s address for notices, is hereby incorporated in this signature page by reference.

[Herbert M. Sandler] [Marion O. Sandler]
[Bernard A. Osher], individually

Signature Page for Voting and Support Agreement

[For Herbert M. Sandler]

Number of Shares	Directly (0)
owned beneficially and of record:	Indirectly (28,380,543), of which (a) 27,795,895 shares are held in a trust for the benefit of Herbert M. Sandler and Marion O. Sandler where Herbert M. Sandler and Marion O. Sandler are co-trustees, (b) 579,248 shares are held in a trust for the benefit of others where Herbert M. Sandler and Marion O. Sandler are co-trustees and (c) 5,400 shares are held in a trust for the benefit of others where Herbert M. Sandler is trustee.
Shares Subject to Options to Purchase Common Stock (655,000).
Address for notices:	Herbert M. Sandler c/o Golden West Financial Corporation 1901 Harrison Street Oakland, California 94612 Fax: (510) 893-9207
with a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Edward D. Herlihy, Esq. and Lawrence S. Makow, Esq. Fax: (212) 403-2000

[For Marion O. Sandler]

Number of Shares	Directly (0)
owned beneficially and of record:	Indirectly (30,494,813), of which (a) 27,795,895 shares are held in a trust for the benefit of Herbert M. Sandler and Marion O. Sandler where Herbert M. Sandler and Marion O. Sandler are co-trustees, (b) 579,248 shares are held in a trust for the benefit of others where Herbert M. Sandler and Marion O. Sandler are co-trustees and (c) 2,119,670 shares are held in a trust for the benefit of others where Marion O. Sandler is trustee
Shares Subject to Options to Purchase Common Stock (655,000).
Address for notices:	Marion O. Sandler c/o Golden West Financial Corporation 1901 Harrison Street Oakland, California 94612 Fax: (510) 893-9207
with a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Edward D. Herlihy, Esq. and Lawrence S. Makow, Esq. Fax: (212) 403-2000

[For Bernard A. Osher]

Number of Shares	Directly (11,253,618).
owned beneficially and of record:	Indirectly (60,000), which are owned by Bernard A. Osher’s spouse.
Shares Subject to Options to Purchase Common Stock (0).
Address for notices:	Bernard A. Osher One Ferry Building, Suite 255 San Francisco, CA 94111 Fax (415) 677-5868
with a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Edward D. Herlihy, Esq. and Lawrence S. Makow, Esq. Fax: (212) 403-2000

ANNEX 2

FORM OF GOLDEN WEST AFFILIATE LETTER

          , 2006

Golden West Financial Corporation
1901 Harrison Street
Oakland, California 94612

Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Golden West Financial Corporation (“Golden West”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of May 7, 2006 (as amended or modified from time to time, the “Merger Agreement”), among Wachovia Corporation (“Wachovia”), Burr Financial Corporation (“Merger Sub”) and Golden West, Golden West plans to merge with and into Merger Sub (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive common stock of Wachovia (the “Wachovia Common Stock”) in exchange for shares of common stock of Golden West (the “Golden West Common Stock”), or as a result of the exercise of Golden West Stock Options or similar Rights.

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Wachovia Common Stock and Golden West Common Stock, to the extent I felt necessary, with my counsel or counsel for Golden West.

I represent, warrant and covenant with and to Wachovia that in the event I receive any Wachovia Common Stock as a result of the Merger:

1. I will not make any sale, transfer, or other disposition of such Wachovia Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to Wachovia, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2. I understand that, except as provided in the Merger Agreement, Wachovia is under no obligation to register the sale, transfer or other disposition of shares of Wachovia Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

3. I understand that stop transfer instructions will be given to Wachovia’s transfer agent with respect to the shares of Wachovia Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Wachovia Corporation, a copy of which agreement is on file at the principal offices of Wachovia Corporation.”

4. I understand that, unless transfer by me of the Wachovia Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Wachovia reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Wachovia (a) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Wachovia, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Wachovia that Wachovia Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d) under the Securities Act or pursuant to an effective registration under the Securities Act.

By its acceptance hereof, Wachovia agrees, for a period of two years after the Effective Time, that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Wachovia Common Stock issued to me in the Merger.

By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of Golden West within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this letter agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth in paragraph 3 above shall be lifted and the legends set forth in 3 and 4 above shall be removed forthwith from the certificate or certificates representing my shares of Wachovia Common Stock (A) upon the of delivery by the undersigned to Wachovia of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Wachovia, or other evidence reasonably satisfactory to Wachovia, to the effect that a transfer of my shares of Wachovia Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder, (B) if one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (C) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me.

This letter agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Very truly yours,

Name:
Accepted this   day of
          , 2006.

GOLDEN WEST FINANCIAL CORPORATION

By:
Name:

Title:

WACHOVIA CORPORATION

By:
Name:

Title:

APPENDIX B

MERRILL LYNCH FAIRNESS OPINION

May 7, 2006

Board of Directors
Wachovia Corporation
One Wachovia Center
301 South College Street
Charlotte, NC 28288

Members of the Board of Directors:

Golden West Financial Corporation (the “Company”), Wachovia Corporation (the “Acquiror”) and Burr Financial Corporation, a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will be merged with and into the Acquisition Sub in a transaction (the “Merger”) in which each issued and outstanding share of the Company’s common stock, par value $0.10 per share (the “Company Shares”), other than Company Shares beneficially owned by the Acquiror and Company Shares held in the treasury of the Company, or that are held by any stockholder who properly demands appraisal rights for such Company Shares in accordance with Delaware law, will be converted into the right to receive (a) 1.051 shares of common stock of the Acquiror, par value $3.33 1/3 per share (the “Acquiror Shares”) (the “Stock Consideration”) and (b) $18.65 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).

You have asked us whether, in our opinion, the Merger Consideration to be paid by the Acquiror pursuant to the Merger is fair from a financial point of view to the Acquiror.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by the Company and the Acquiror;

(3)	Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Merger;

(9)	Reviewed a draft dated May 6, 2006 of the Agreement;

(10)	Reviewed a draft dated May 6, 2006 of the Voting and Support Agreement between the Acquiror and certain stockholders of the Company (as to the terms of which we express no opinion); and

B-1

(11)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement and each ancillary agreement, as listed above, will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In connection with the preparation of this opinion, we have not been authorized by the Acquiror or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Acquiror.

We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Acquiror. We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by the Acquiror pursuant to the Merger is fair from a financial point of view to the Acquiror.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

B-2

APPENDIX C

May 7, 2006

The Board of Directors
Golden West Financial Corporation
1901 Harrison Street
Oakland, CA 94612

Members of the Board:

We understand that Golden West Financial Corporation, a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Wachovia Corporation, a North Carolina corporation (“Wachovia”), and Burr Financial Corporation, a North Carolina corporation and a wholly owned subsidiary of Wachovia (“Merger Sub”), pursuant to which the Company would be merged with and into Merger Sub, with Merger Sub as the surviving corporation (the “Proposed Transaction”). We further understand that, upon the effectiveness of the Proposed Transaction, each stockholder of record of the Company will receive, in exchange for the shares of Company common stock owned by such stockholder, the following (collectively, the “Consideration”): (1) a number of shares of Wachovia common stock (together with the rights attached thereto) equal to the product of (i) 1.3650, multiplied by (ii) the number of shares of Company common stock owned by such stockholder, multiplied by (iii) 77%, and (2) an amount in cash equal to the product of (i) $81.07, multiplied by (ii) the number of shares of Company common stock owned by such stockholder, multiplied by (iii) 23%; provided that cash will be paid in lieu of any fraction of a share of Wachovia common stock that otherwise would be issued to such stockholder. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft dated May 7, 2006 of the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s earnings press release for the quarter ended March 31, 2006 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (3) publicly available information concerning Wachovia that we believe to be relevant to our analysis, including Wachovia’s earnings press release for the quarter ended March 31, 2006, Wachovia’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and Wachovia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (5) financial and operating information with respect to the business, operations and prospects of Wachovia furnished to us by Wachovia; (6) the trading histories of the Company’s and Wachovia’s common stock from May 5, 2001 to May 5, 2006 and a comparison of those trading histories with each other and with the trading histories of other companies that we deemed relevant and with the trading histories of certain market indices, including the S&P 500 index, the Lehman Brothers’ Bank Index and the Lehman Brothers’ Thrift Index; (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (8) a comparison of the historical financial results and present financial condition of Wachovia with those of other companies that we deemed relevant; (9) the potential pro forma impact of the Proposed Transaction on the future financial performance of Wachovia, including the potential effect on Wachovia’s pro forma earnings per share and the cost savings which the managements of the Company and Wachovia expect to achieve from the Proposed Transaction (the “Expected Savings”);

The Board of Directors
Golden West Financial Corporation
May 7, 2006

(10) the relative financial contributions of the Company and Wachovia to the current and future financial performance of the combined company on a pro forma basis (including the Expected Savings); (11) independent research analysts’ estimates of the future financial performance of the Company and Wachovia published by I/B/E/S; (12) the amount of annual dividends historically paid by Wachovia; and (13) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have (i) had discussions with the managements of the Company and Wachovia concerning their respective businesses, operations, assets, liabilities, financial condition and prospects, the Expected Savings and the other strategic benefits expected by the managements of the Company and Wachovia to result from a combination of the businesses of the Company and Wachovia, and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Wachovia that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at our opinion, upon advice of the Company, we have assumed that the estimates of third-party research analysts published by I/B/E/S are a reasonable basis to evaluate the future financial performance of the Company and Wachovia and that the performance of the Company and Wachovia shall not differ materially from such estimates. With respect to the Expected Savings estimated by the managements of the Company and Wachovia to result from the Proposed Transaction, we have assumed that such Expected Savings will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Wachovia and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Wachovia. In addition, upon advice of the Company, we have assumed that the respective current allowances for loan losses of the Company and Wachovia will be, in each case, in the aggregate adequate to cover all such losses. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company with respect to their receipt of Wachovia common stock in the Proposed Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which shares of Wachovia common stock will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction. This opinion should not be viewed as providing any assurance that the market value of the shares of Wachovia common stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company common stock owned by such stockholders at any time prior to announcement or consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Wachovia in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the

The Board of Directors
Golden West Financial Corporation
May 7, 2006

securities of the Company and Wachovia for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

By:	/s/ Mark H. Burton
Title: Managing Director

APPENDIX D

DELAWARE GENERAL CORPORATION LAW
SECTION 262

APPRAISAL RIGHTS.  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX E

AMENDED AND RESTATED WACHOVIA CORPORATION 2003 STOCK INCENTIVE PLAN

1.	ESTABLISHMENT AND PURPOSE

Wachovia Corporation, a North Carolina corporation (“Wachovia”), established, effective as of April 22, 2003, an incentive compensation plan, known as the “WACHOVIA CORPORATION 2003 STOCK INCENTIVE PLAN” (the “Plan”).

The purposes of the Plan are to (a) help align the long-term financial interests of Participants with those of stockholders; (b) reinforce a performance-oriented culture/strategy; (c) incent and reward employees for increasing Wachovia’s common stock price over time; (d) motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of Wachovia’s operations are dependent; (e) provide for a direct relationship between annual performance results and executive compensation; and (f) focus performance on the achievement of short-term objectives consistent with the overall long-term strategic objectives of Wachovia.

2.	EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan became effective on April 22, 2003. The Plan has been amended and restated effective August 31, 2006, subject to its approval by the stockholders of Wachovia, and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to the terms hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. In no event may an Award be granted under the Plan after April 19, 2011. After the date on which the Plan initially became effective, no additional stock awards have been, nor will be, granted under the Prior Plans.

3.	DEFINITIONS

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(b) “Adjusted Net Income” shall mean the Corporation’s consolidated net income applicable to common stockholders as it appears on an income statement of the Corporation, prepared in accordance with generally accepted accounting principles, excluding the effects of Extraordinary Items.

(c) “Award” means, individually or collectively, an Option (including an ISO or an NQSO), SAR, Stock Award, Operating Committee Incentive Award, any other award made pursuant to the terms of the Plan, or any combination thereof.

(d) “Award Agreement” means an agreement entered into by the Corporation and a Participant setting forth the terms and provisions applicable to Awards.

(e) “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(f) “Board” means the Board of Directors of Wachovia.

(g) “Change of Control” means

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 25% or more of either (A) the then outstanding Shares (the “Outstanding Wachovia Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Wachovia entitled to vote generally in the election of directors (the “Outstanding Wachovia Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust)

sponsored or maintained by the Corporation or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Wachovia’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Wachovia in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Wachovia Common Stock and Outstanding Wachovia Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Wachovia Common Stock and Outstanding Wachovia Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of Wachovia of a complete liquidation or dissolution of the Corporation.

(h) “Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto), including any rules and regulations promulgated thereunder.

(i) “Committee” means the Management Resources & Compensation Committee of the Board or such other committee as is appointed by the Board to administer the Plan.

(j) “Corporation” means (i) Wachovia and any entity that is directly or indirectly controlled by Wachovia, or (ii) any entity in which Wachovia has a significant equity interest, as determined by the Committee.

(k) “Date of Termination of Employment” means, with respect to an Employee who is terminating employment with the Corporation, (i) the last day such Employee performs actual services for the Corporation as an Employee, (ii) the 91st day of a bona fide leave of absence when such Employee’s right to continue employment with the Corporation is not guaranteed by law or contract or, if later, on the date that such legal or contractual guarantee lapses, (iii) the date that such Employee is deemed to have a Disability, or (iv) the date of such Employee’s death, as applicable.

(l) “Disability”, with respect to an Employee, means having received long-term disability benefits under the Corporation’s Long-Term Disability Plan (or successor thereto) for a period of 12 consecutive months.

(m) “Employee” means an employee of the Corporation.

(n) “Extraordinary Items” means (i) extraordinary, unusual and/or non-recurring items of gain or loss, including but not limited to, restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, all of which are identified in the Corporation’s audited financial statements or the Corporation’s annual report to stockholders.

(o) “Fair Market Value” means the closing sales price of the Shares on the New York Stock Exchange Composite Tape on the valuation date, or, if there were no sales on the valuation date, the closing sales price on the New York Stock Exchange Composite Tape on the first trading day before such valuation date.

(p) “ISO” means an Option to purchase Shares granted under Section 7(a) herein, which is designated as an ISO and which is intended to meet the requirements of Section 422 of the Code.

(q) “NQSO” means an Option to purchase Shares granted under Section 7(a) herein, and which does not or is not intended to meet the requirements of Section 422 of the Code.

(r) “Operating Committee Participant” means, for a Plan Year, a Participant who is one of the group of executive officers of the Corporation serving on its Operating Committee and designated in writing by the Committee as a participant in the Operating Committee Incentive Award program under Sections 9 and 10 herein.

(s) “Operating Committee Incentive Award” means, for a Plan Year, a cash incentive award payable to an Operating Committee Participant as determined pursuant to Sections 9 and 10 herein.

(t) “Option” means an ISO or an NQSO.

(u) “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

(v) “Participant” means an Employee of the Corporation who has been granted an Award under the Plan.

(w) “Performance-Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

(x) “Performance Goals” means one or more objective performance measures or goals established by the Committee in its sole discretion prior to March 31 of each year or otherwise in accordance with Section 162(m) of the Code and related regulations.

Such Performance Goals shall be based on one or more of the following criteria: earnings or earnings growth (including but not limited to earnings per share or net income); economic profit, stockholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total stockholder return; market share; charge-offs; and/or reductions in non-performing assets. Such Performance Goals may include objective non-financial measures as the Committee may determine, including employee satisfaction, employee retention or customer satisfaction. Such Performance Goals may be particular to a Participant or the division, department, branch, line of business, subsidiary or other unit in which the Participant works, or may be based on the performance of the Corporation generally or relative to industry or competitor performance, as determined by the Committee. Such Performance Goals may include or exclude some or all Extraordinary Items, as determined by the Committee in its sole discretion.

(y) “Performance Stock Award” means a Stock Award granted to a Participant that entitles the Participant to a payment in the form of Shares upon the attainment of Performance Goals and such other terms and conditions specified by the Committee.

(z) “Performance Unit Award” means a Stock Award granted to a Participant that entitles the Participant to a payment in the form of cash upon the attainment of Performance Goals and such other terms and conditions specified by the Committee.

(aa) “Period of Restriction” means the period during which the vesting and/or transfer of Options, SARs or Stock Awards is limited in some way, and the Shares or units subject to such Options, SARs or Stock Awards, as applicable, are subject to a substantial risk of forfeiture, as provided in Section 7 herein.

(bb) “Plan” is defined in Section 1 herein.

(cc) “Plan Year” means a twelve-month period beginning with January 1 of each year.

(dd) “Prior Plans” means all stock incentive compensation plans of the Corporation as of April 22, 2003, including but not limited to, the Corporation’s 1998 Stock Incentive Plan, the Corporation’s 2001 Stock Incentive Plan, the Corporation’s Stock Plan, the Corporation’s Employee Retention Stock Plan, and the Corporation’s 1999 Employee Stock Plan.

(ee) “Retirement” means termination of a Participant’s employment upon satisfaction of the requirements for either a normal or early retirement under the terms of Wachovia’s pension plan, or any successor plan thereto applicable to the Participant, or such other definition as the Committee may from time to time designate in the applicable Award Agreement.

(ff) “RSA” means a Stock Award granted to a Participant pursuant to Section 7(c) herein which contains restrictions on vesting and/or transfer of the Shares subject to such Stock Award.

(gg) “RSU” means a Stock Award granted to a Participant pursuant to Section 7(c) herein and which is settled (i) by the delivery of one Share for each RSU, (ii) in cash in an amount equal to the Fair Market Value of one Share for each RSU, or (iii) in a combination of cash and Shares, all as specified in the applicable Award Agreement. The Award of an RSU represents the promise of the Corporation to deliver Shares, cash or a combination thereof, as applicable, at the end of the Period of Restriction (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.

(hh) “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Section 7(b) herein.

(ii) “Shares” means the common stock of Wachovia, par value $3.33 1/3 per share.

(jj) “Stock Award” shall represent an Award granted under Section 7(c) herein made in Shares or denominated in units equivalent in value to Shares or any other Award based on or related to Shares, including, but not limited to, an RSA, an RSU, a Performance Stock Award or a Performance Unit Award.

(kk) “Wachovia” is defined in Section 1 herein.

4.	PLAN ADMINISTRATION

(a) The Committee.  The Committee shall be responsible for administering the Plan. If considered appropriate by the Board in light of applicable laws, rules, or regulations, the Committee shall be comprised of two or more non-employee members of the Board each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 under the 1934 Act and an “Outside Director” within the meaning of Section 162(m) of the Code. Any action taken with respect to Operating Committee Participants for purpose of meeting the Performance-Based Exception shall be taken by the Committee only if all of the members of the Committee are “outside directors” within the meaning of Code Section 162(m), or as may otherwise be permitted pursuant to Section 162(m) of the Code.

(b) Committee Authority.  The Committee may at any time alter, amend, suspend, terminate or discontinue the Plan or any or all Awards or agreements granted under the Plan to the extent permitted by law, rule or regulation; provided, that such amendment or termination shall not, without the consent of the recipient of an Award, adversely affect the rights of the recipient with respect to an Award previously granted. Except as limited by law, or by the Articles of Incorporation or By-laws of Wachovia, and subject to the provisions herein, the Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations, and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Corporation and in keeping with the provisions and objectives of the Plan.

These powers include, but are not limited to (i) selecting Award recipients and the extent of their participation; (ii) establishing Award terms and conditions; (iii) adopting procedures and regulations governing Awards; and (iv) making all other determinations necessary or advisable for the administration of the Plan. In addition, except as otherwise provided herein, in Wachovia’s Articles of Incorporation or By-laws, or pursuant to applicable law, the Committee shall have authority, in its sole discretion, to accelerate the date that any Award which was not otherwise exercisable or vested shall become exercisable or vested in whole or in part, extend or modify the period during which an Award may be exercised or vested in whole or in part, and/or modify the other terms and conditions of exercise or vesting of an Award, in each case without any obligation to accelerate such date with respect to any other Awards granted to any Participant. All determinations, interpretations or other actions taken or made by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive on all persons interested herein.

The Committee may delegate to one or more officers of the Corporation the authority to carry out some or all of its responsibilities, provided that the Committee may not delegate its authority and powers in any way which would be inconsistent with the requirements of applicable law, rule or regulation. The Committee may at any time rescind the authority delegated to any such officers.

Except for adjustments made pursuant to Section 6(c), in no event shall the Committee have the right, without stockholder approval, to (i) reduce or decrease the Option Price for an outstanding Option or SAR, (ii) cancel an outstanding Option or SAR for the purpose of replacing or regranting such Option or SAR with an Option Price or SAR exercise price, as applicable, that is less than the original Option Price or SAR exercise price of the Option or SAR, as applicable, or otherwise reduce the Option Price or SAR exercise price, (iii) increase the number of Shares available for issuance in accordance with Section 6 of the Plan, or (iv) make other Plan amendments or modifications without stockholder approval where such approval is required by applicable law, rule or regulation.

No member of the Committee shall be liable for any action or determination with respect to the Plan, and the members shall be entitled to indemnification and reimbursement in the manner provided in Wachovia’s Articles of Incorporation. In the performance of its functions under the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Corporation’s officers, accountants, counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

5.	PARTICIPATION

The Employees who shall be eligible to receive Awards under the Plan shall be officers or other selected employees of the Corporation as the Committee shall approve from time to time.

In the event of a change in a Participant’s duties and responsibilities, or a transfer of the Participant to a different position, the Committee may terminate any Award granted to such Participant or reduce the number of Shares subject thereto commensurate with the transfer or change in responsibility, as determined by the Committee in its discretion.

Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Corporation operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Employees (if any) employed outside the United States are eligible or required to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Employees, and (iii) establish subplans, modify Option exercise and other terms and procedures to the extent such actions may be necessary or advisable.

6.	AVAILABLE SHARES OF COMMON STOCK

(a) Shares Available for Awards.  Subject to the provisions of this Section 6 (including without limitation Section 6(c)), the aggregate number of Shares that may be issued to Participants pursuant to Awards granted under the Plan shall not exceed the sum of (i) 130,000,000 Shares, plus (ii) any Shares that were subject to an award under the Prior Plans which award is forfeited, cancelled, terminated, expires or lapses for any reason, plus (iii) effective upon stockholder approval at the 2006 Special Meeting of Stockholders, an additional 50,000,000 Shares.

(b) Shares not applied to limitations.  The following will not be applied to the Share limitations of Section 6(a) above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Awards, (ii) Awards which by their terms may be settled only in cash, (iii) Shares and any Awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted as the result of a merger, consolidation, or acquisition of the employing company pursuant to which it is merged with the Corporation or becomes a direct or indirect subsidiary of the Corporation, and (iv) any Shares subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason. However, the total number of shares subject to an Option or SAR settled in stock will be counted against the share limits described in subparagraph (a). Until August 31, 2006, if a Participant tenders previously owned Shares or has the Corporation withhold Shares in satisfaction of any tax withholding requirement or payment of such Option Price in connection with the exercise, vesting or earning of an Award, such Shares shall again be available for further Awards under the Plan. However, no such Shares tendered or withheld have been added back to the remaining available Shares under Section 6(a). From and after August 31, 2006, Shares tendered or withheld in satisfaction of any tax withholding requirement or payment of such Option Price will no longer become available again for Award under the Plan.

(c) Adjustments.  In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other change affecting Shares or Share price, such proportionate adjustments, if any, to reflect such change shall be made with respect to the limitations on the numbers of Shares that may be issued and represented by Awards under the Plan; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. Options granted pursuant to the Plan and described as ISOs shall not be adjusted in a manner that causes the Options to fail to continue to qualify as ISOs without the Participant’s consent.

The Shares subject to the provisions of the Plan shall be shares of authorized but unissued Shares.

(d) Award Limitations.   Notwithstanding any provision herein to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustment pursuant to Section 6(c):

(i) the aggregate number of Shares that may be represented by Options and SARs granted to any single Participant in any Plan Year under Section 7 of the Plan shall not exceed 1,500,000 Shares (whether such Options and SARs may be settled in Shares, cash or any combination of Shares and cash);

(ii) the aggregate number of Shares that may be represented by Awards made in the form of ISOs shall not exceed 25,000,000 Shares;

(iii) after August 31, 2006, the aggregate number of Shares that may be represented by Stock Awards on a share-for-share basis shall not exceed 65,000,000 Shares, which includes the 25,000,000 Shares initially reserved for such Awards under the Plan and the 20,000,000 Shares reserved for the exclusive use of grants of RSAs or RSUs in lieu of annual incentive cash compensation under the Plan; provided, however, that in the event the full number of Shares under this subparagraph (iii) have been used, Wachovia may grant additional Stock Awards from the remaining available Shares for grants under Section 6(a) with each such Share of Stock Award counting as five (5) Shares against such remaining available Shares under Section 6(a).

(iv) the value of Stock Awards (based on the Fair Market Value on the date the Award is granted) and Operating Committee Incentive Awards, in the aggregate, which may be awarded to any individual Operating Committee Participant in a Plan Year shall not exceed 0.5% of the Corporation’s Adjusted Net Income applicable to the prior Plan Year.

7.	AWARDS UNDER THE PLAN

The types of Awards set forth in this Article 7 may be granted under the Plan, singly, in combination or in tandem as the Committee may determine.

(a) Options.

(i) Grant.   An Option shall represent a right to purchase a specified number of Shares at a stated Option Price during a specified time, not to exceed ten years from the date of grant, as determined by the Committee. The Option Price per Share for each Option shall not be less than 100% of the Fair Market Value on the date of grant. An Option may be in the form of an ISO that is consistent with the applicable terms, conditions, and limitations established by the Code and the Committee. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options granted under this Section 7(a) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant. Upon satisfaction of the applicable conditions to exercisability specified in the terms and conditions of the Award as set forth in the Award Agreement, the Participant shall be entitled to exercise the Option in whole or in part and to receive, upon satisfaction or payment of the Option Price in the manner contemplated in this Section 7(a), the number of Shares in respect of which the Option shall have been exercised. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth anniversary date of its grant.

(ii) Limitation on Vesting.  An Option that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) shall not vest more quickly than ratably over the three-year period from the grant date beginning on the first anniversary of the Option. Notwithstanding the foregoing, such Option may vest sooner as provided in Section 7(a)(iv), Section 13 or in connection with establishing the terms and conditions of employment of a Participant necessary for the recruitment thereof or as the result of a business combination or acquisition by the Corporation.

(iii) Exercise.  Options shall be exercised by the delivery of a written notice of exercise to the Corporation, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Shares covered by an Option may be purchased by methods designated by the Committee in accordance with applicable law, in its discretion, including, but not limited to (A) a cash payment or its equivalent; (B) tendering Shares owned by the Participant, valued at the Fair Market Value at the date of exercise; or (C) any combination of the above. Unless the Committee determines otherwise or as prohibited by applicable law, Options may also be exercised by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds from the Shares covered by the Option exercised, together with any withholding taxes due to the Corporation. As soon as practicable after receipt of a written notification of exercise and full payment, the Corporation shall deliver to the Participant Share certificates in an appropriate amount based upon the number of Shares purchased under the Option.

(iv) Termination.   Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise an Option following termination of the Participant’s employment with the Corporation. Such provisions shall be determined in the sole discretion of the

Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to this Section 7(a), and may reflect distinctions based on the reasons for termination of employment.

(v) ISOs.  In the case of any outstanding Options granted to a Participant that are ISOs, the tax treatment prescribed under Section 422 of the Code shall not be available if such Options are not exercised (A) within three months after the Date of Termination of Employment unless such termination is due to death or Disability, or (B) within one year after the Date of Termination of Employment due to Disability. If a Participant’s employment is terminated due to death, the tax treatment prescribed under Section 422 of the Code shall be available if the Participant was either an Employee on the date of death or an Employee within the three-month period prior to the date of death.

(b) SARs.

(i) Grant.  An SAR shall represent a right to receive a payment in cash, Shares, or a combination thereof, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over an amount (the SAR exercise price) which shall be no less than the Fair Market Value on the date the SAR was granted (or the Option Price for SARs granted in tandem with an Option), as set forth in the applicable Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the SAR exercise price, the duration of the SAR, the number of Shares to which the SAR pertains, whether the SAR is granted in tandem with the grant of an Option or is freestanding, and such other provisions as the Committee shall determine. SARs granted under this Section 7(b) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the tenth anniversary date of its grant.

(ii) Limitation on Vesting.  An SAR that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) shall not vest more quickly than ratably over the three-year period from the grant date beginning on the first anniversary of the SAR. Notwithstanding the foregoing, such SAR may vest sooner as provided in Section 7(b)(iv), Section 13 or in connection with establishing the terms and conditions of employment of a Participant necessary for the recruitment thereof or as the result of a business combination or acquisition by the Corporation.

(iii) Exercise.  SARs shall be exercised by the delivery of a written notice of exercise to the Corporation, setting forth the number of Shares with respect to which the SAR is to be exercised. The date of exercise of the SAR shall be the date on which the Corporation shall have received notice from the Participant of the exercise of such SAR. SARs granted in tandem with the grant of an Option may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. SARs granted in tandem with the grant of an Option may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to SARs granted in tandem with an ISO, (A) such SAR will expire no later than the expiration of the underlying ISO, (B) the value of the payout with respect to such SAR may be for no more than 100% of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time such SAR is exercised, and (C) such SAR may be exercised only when the Fair Market Value of the Shares subject to the underlying ISO exceeds the Option Price of the ISO. SARs granted independently from the grant of an Option may be exercised upon the terms and conditions contained in the applicable Award Agreement. In the event the SAR shall be payable in Shares, a certificate for the Shares acquired upon exercise of an SAR shall be issued in the name of the Participant as soon as practicable following receipt of notice of exercise. No fractional Shares will be issuable upon exercise of the SAR and, unless provided in the applicable Award Agreement, the Participant will receive cash in lieu of fractional Shares.

(iv) Termination.   Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise an SAR following termination of the Participant’s employment with the Corporation. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Section 7(b), and may reflect distinctions based on the reasons for termination of employment.

(c) Stock Awards.

(i) Grant.  All or any part of any Stock Award may be subject to such conditions and restrictions as may be established by the Committee, and set forth in the applicable Award Agreement, which may include, but are not limited to, continuous service with the Corporation, a requirement that a Participant pay a stipulated purchase price for each Stock Award, the achievement of specific Performance Goals, and/or applicable securities laws restrictions. During the applicable Period of Restriction, (A) Participants holding RSAs may exercise full voting rights with respect to such Shares, (B) Participants holding RSUs shall have no voting rights with respect to such RSUs, (C) Participants holding RSAs shall be entitled to receive all dividends and other distributions paid with respect to such Shares while they are so restricted, and (D) Participants holding RSUs shall have no dividend rights with respect to Shares subject to such RSUs other than as the Committee provides pursuant to Section 8 herein. With respect to (C) above, if any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability as the RSAs with respect to which they are paid.

(ii) Limitation on Vesting.   A Stock Award of RSAs or RSUs that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) shall not vest more quickly than ratably over the three-year period from the grant date beginning on the first anniversary of the Stock Award. Notwithstanding the foregoing, such Stock Award may vest sooner as provided in Section 7(c)(iii), Section 13 or in connection with establishing the terms and conditions of employment of a Participant necessary for the recruitment thereof or as the result of a business combination or acquisition by the Corporation. Notwithstanding the satisfaction of any Performance Goals, the number of Shares issued under a Performance Stock Award or the amount of cash to be paid under a Performance Unit Award may be adjusted by the Committee in its sole discretion; provided, however, the Committee may not increase the number of Shares issued or cash paid, as applicable, under a Performance Stock Award or Performance Unit Award, as applicable, to a Participant who is an Operating Committee Participant.

(iii) Termination.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Stock Awards following termination of the Participant’s employment with the Corporation. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Stock Awards issued pursuant to this Section 7(c), and may reflect distinctions based on the reasons for termination of employment.

8.	DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may, in its sole discretion, provide that the Stock Awards (other than RSAs) granted under Section 7(c) of the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents. Options and SARs are not eligible for dividend equivalents.

9.	OPERATING COMMITTEE INCENTIVE AWARDS

(a) Setting of Individual Award Opportunities.   At the time Performance Goals are established for a Plan Year pursuant to Section 10 herein, the Committee also may establish an Operating Committee Incentive Award for such Plan Year for each Participant who is an Operating Committee Participant and/or the group of Participants who are Operating Committee Participants. This Operating Committee Incentive Award shall be based on the achievement of one or more of the stated Performance Goals, and may be expressed in dollars, as a multiple of salary or on a formula basis.

(b) Operating Committee Incentive Awards.  Operating Committee Incentive Awards determined under the Plan for a Plan Year shall be paid to Operating Committee Participants at the time specified by the Committee when the Performance Goals are established, provided that:

(i) no such payment shall be made unless and until the Committee, based on the Corporation’s reported financial results for such Plan Year (as prepared and reviewed by the Corporation’s independent public accountants), has certified in writing the extent to which the applicable Performance Goals for such Plan Year have been satisfied, and the Committee has made its decisions regarding whether it will exercise its discretion to reduce any incentive award as referred in Section 10;

(ii) the Committee may specify that a portion of the Operating Committee Incentive Award for any given Plan Year shall be paid on a deferred basis, based on such award payment rules as the Committee may establish for such Plan Year;

(iii) the Committee may require that Operating Committee Participants must still be employed as of the end of such Plan Year or such later date that is identified in order to be eligible to receive any Award; and

(iv) the Committee may, subject to Section 9(b)(i) of the Plan, adopt such forfeiture, pro-ration or other rules as it deems appropriate regarding the effect of certain events on the actual incentive awarded including, but not limited to, an Operating Committee Participant’s death, Disability, Retirement, voluntary or other termination or a Change of Control.

10.	PERFORMANCE GOALS

For each Plan Year, the Committee shall establish Performance Goals for each Participant who is an Operating Committee Participant and/or the group of Participants who are Operating Committee Participants. For Participants who are Operating Committee Participants, RSAs, RSUs, Performance Stock Awards, Performance Unit Awards, and Operating Committee Incentive Awards, and any other Awards as determined by the Committee to be subject to Performance Goals, may be awarded or may vest, as applicable, only upon attainment of the Performance Goals pertaining to the applicable Operating Committee Participant, as determined by the Committee. The Committee may not in any event increase the amount of actual incentive awards payable under the Plan to an Operating Committee Participant upon the attainment of a Performance Goal. The Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to eliminate, or reduce the size of, the actual incentive award otherwise payable to any Operating Committee Participant. No Awards to Operating Committee Participants which are subject to Performance Goals may be made or may vest, as applicable, until the Committee, based on the Corporation’s reported financial results for such Plan Year (as prepared and reviewed by the Corporation’s independent public accountants) has certified in writing the extent to which the applicable Performance Goals for such Plan Year have been satisfied.

It is intended that amounts payable to Participants under the Plan who are Operating Committee Participants shall constitute “qualified performance-based compensation” within the meaning of U.S. Treasury Regulation 1.162-27(e), and, to the maximum extent possible, the Plan and the terms of any Awards hereunder shall be so interpreted and construed.

11.	PAYMENTS AND PAYMENT DEFERRALS

Payment of Awards may be in the form of cash, Shares, other Awards, or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee may defer a Participant’s vesting of RSAs, Performance Stock Awards or Options and may also require or permit a Participant to defer such Participant’s receipt or issuance of Shares from Options or RSUs or Performance Unit Awards or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may, in its discretion, provide that deferred settlements of Awards include the payment or crediting of earnings on deferred amounts. In addition, the Committee may stipulate in an Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code affecting tax deductibility) would disallow a tax deduction by the Corporation for all or a portion of such payment. The period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine.

12.	TRANSFERABILITY

(a) ISOs.  No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. No ISO may be transferred for consideration. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. The foregoing shall also apply to all SARs granted in tandem with an ISO.

(b) NQSOs and SARs.  Except as otherwise provided in a Participant’s Award Agreement, no NQSO or SAR (other than SARs granted in tandem with an ISO, which shall be subject to Section 12(a)) granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. No NQSO or SAR may be transferred for consideration. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs and SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(c) Stock Awards.  Stock Awards granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the applicable Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the applicable Award Agreement. All rights with respect to a Stock Award granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

13.	CHANGE OF CONTROL

Unless the Committee determines otherwise, in the event of any Change of Control, all outstanding Options and SARs shall become vested and exercisable; all restrictions on RSAs and RSUs shall lapse; all Performance Goals shall be deemed achieved at target levels and all other terms and conditions related thereto shall be deemed to be met; all Performance Stock Awards shall be delivered; all Performance Unit Awards and RSUs shall be paid out as promptly as practicable; all Operating Committee Incentive Awards shall be paid out based on the Corporation’s Adjusted Net Income of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter; and all other Awards shall be delivered or paid.

14.	AWARD AGREEMENTS

Each Award under the Plan shall be evidenced by an Award Agreement setting forth the terms, conditions, and limitations for each Award, the provisions applicable in the event the Participant’s employment terminates, and the Corporation’s authority unilaterally or bilaterally to amend, modify, suspend, cancel or rescind any Award. The Committee need not require the execution of any such agreement by the recipient, in which case acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms and conditions of the Awards.

15.	TAX WITHHOLDING

The Corporation shall have the right to deduct from any settlement of an Award made under the Plan, including the delivery of Shares, or require the payment of, a sufficient amount to cover withholding of any federal, state or local or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and as permitted or required by applicable rules and regulations, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires Shares to be used to satisfy required tax withholding, such Shares shall be valued at the Fair Market Value as of the tax recognition date for such Award or such other date as may be required by applicable law, rule or regulation. The Corporation shall have the right to effect income, social security and medicare tax withholding and reporting as may be required under applicable law upon the disposition by an Employee of Shares acquired upon the exercise of an Option qualifying as an ISO at the time of exercise. The Corporation shall collect any required withholding from “other earnings” of the employee. In the absence of “other earnings” sufficient to satisfy such withholding, the employee shall remit such amounts required to satisfy such withholding obligations to the Corporation within 10 business days of any such notice and request for payment.

16.	OTHER BENEFIT AND COMPENSATION PROGRAMS

Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from the Corporation’s benefit plans or severance program. Further, the Corporation may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

17.	UNFUNDED PLAN

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Corporation and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Corporation and shall not confer upon any Participant any right, title, or interest in any assets of the Corporation.

18.	REGULATORY APPROVALS

The implementation of the Plan, the granting of any Award under the Plan, and the issuance of Shares or the payment of cash or any other benefit upon the exercise or settlement of any Award shall be subject to the Corporation’s compliance with all applicable laws, rules and regulations, including but not limited to procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, or the Shares issued or cash or other benefit paid pursuant to it.

19.	RIGHTS AS A STOCKHOLDER

Except as provided in the Plan, a Participant shall have no rights as a stockholder with respect to Shares covered by an Award until the date the Participant or his nominee is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 6(c).

20.	NO RIGHT OR OBLIGATION OF FUTURE EMPLOYMENT OR AWARDS

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Corporation or to participate in any other compensation or benefit plan, program or arrangement of the Corporation. Except as otherwise provided in the Plan, an Award Agreement or as determined by the Committee, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment. In addition, the Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

21.	GOVERNING LAW

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of North Carolina, without regard to the principles of conflicts of laws. Unless otherwise provided for by an Award Agreement, in the event of any conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.	SUCCESSORS AND ASSIGNS

The Plan and any applicable Award Agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23.	INDEMNIFICATION

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Corporation’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under Wachovia’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

24.	APPLICATION OF FUNDS

The proceeds received by the Corporation from the issuance of Shares pursuant to the exercise of Options will be used for general corporate purposes.

25.	BENEFICIARY DESIGNATION

The Committee may, in its sole discretion, as set forth in the applicable Award Agreement, permit a Participant to designate in writing a person or persons as beneficiary, who shall be entitled to receive settlement of Awards to which the Participant is otherwise entitled in the event of the Participant’s death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Committee otherwise determines.

GOLDEN
WEST
FINANCIAL
CORPORATION
1901 HARRISON STREET
OAKLAND, CA 94612

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Golden West Financial Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by phone or via the Internet, you do not need to mail in your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

GOLDW1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
  GOLDEN WEST FINANCIAL CORPORATION

The Board of Directors unanimously recommends a vote “FOR” approval of the Agreement and Plan of Merger.
		For	Against	Abstain

1.	APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2006, pursuant to which Golden West Financial Corporation will merge with and into a wholly-owned subsidiary of Wachovia Corporation.	☐	☐	☐

2.
   To vote on any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting according to the best judgment and discretion of the person voting the proxy.

Please date and sign below exactly as your name or names appear(s) on this proxy. If more than one name appears, all should sign. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full names in such capacity.

	Yes	No

Please indicate if you plan to attend the Special Meeting in person.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owner)	Date

GOLDEN WEST FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 31, 2006
To the Shareholders of Golden West Financial Corporation:
     A special meeting of shareholders of Golden West Financial Corporation, a Delaware corporation, is being held on August 31, 2006, at 10:00 a. m., Pacific time, on the fourth floor of Golden West’s headquarters at 1901 Harrison Street, Oakland, California, for the following purposes:
•
To consider and vote on the proposal to approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of May 7, 2006, pursuant to which Golden West will merge with and into a wholly-owned subsidiary of Wachovia Corporation, as more fully described in the attached joint proxy statement-prospectus.

•	To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
     The close of business on July 11, 2006 is the record date for determining those shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Only Golden West common shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. In order to approve and adopt the plan of merger, the holders of a majority of the outstanding shares of Golden West common stock entitled to vote must vote in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against approval and adoption of the plan of merger. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Board of Directors,

MICHAEL ROSTER
Executive Vice President,
General Counsel and Secretary
July 24, 2006
Whether or not you plan to attend the special meeting in person, please vote your proxy by telephone or through the Internet, as described on the enclosed proxy card, or complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or through the Internet.
Golden West’s board of directors unanimously recommends that you vote “FOR” approval and adoption of the plan of merger.

GOLDEN WEST
FINANCIAL
CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Russell W. Kettell, Michael Roster and Herbert M. Sandler, or any of them, each with power of substitution, as proxies of the undersigned to attend the Special Meeting of Stockholders of Golden West Financial Corporation (the “Company”), to be held on August 31, 2006, and any adjournments or postponements thereof, and to vote the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present on the matters stated on the reverse side.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

Stockholders are Urged to Complete, Sign and Return This Proxy Promptly in the Enclosed Envelope.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)